As filed with the Securities and Exchange Commission on December 1, 2005.
Registration Statement No. 333-127635

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2/A
AMENDMENT NO. 5
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gryphon Gold Corporation
(Name of Small Business Issuer in its charter)

Nevada	1041	92-0185596
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

390 Union Blvd., Suite 360 Lakewood, CO, 80228	303-988-5777
(Address of principal executive offices)	(Registrant’s telephone number, including area code)
Paracorp Incorporated
318 N Carson Street #208
Carson City, Nevada 89701
Phone: (775) 883-0104
(Name, address and telephone number of agent for service)

Copies to:

Kenneth Sam, Esq.	Philippe Tardif, Esq.	Andrew Foley, Esq.	Paul Goldman, Esq.
Dorsey & Whitney LLP	Lang Michener LLP	Paul, Weiss, Rifkind,	Goodmans
Republic Plaza Building, Suite 4700	Suite 2500, 181 Bay Street	Wharton & Garrison LLP	355 Burrard Street, Suite 1900
370 Seventeenth Street	Toronto, Ontario	1285 Avenue of the Americas	Vancouver, British Columbia
Denver, CO 80202	Canada M5J 2T7	New York, NY 10019-6064	Canada V6C 2G8
(303) 629-3445	(416) 307-4085	(212) 373-3078	(604) 608-4550

     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION) DATED NOVEMBER 30, 2005
PRELIMINARY PROSPECTUS
GRYPHON GOLD CORPORATION
Cdn$5,100,000
($4,370,000)
6,000,000 Units
        This is the initial public offering of our securities. We are offering 6,000,000 units at a price of Cdn$0.85 ($0.7285) per unit. Each unit will consist of one (1) share of our common stock and one (1) Class A Warrant. Each Class A Warrant is exercisable to acquire one share of common stock at a price of Cdn$1.15 ($0.9857) until 5:00 p.m. (New York time) on                    (one year from the Closing Date). Our units are being offered for sale concurrently by Canadian underwriters in the provinces of British Columbia, Alberta, Manitoba and Ontario, Canada under the terms of a prospectus filed with Canadian securities regulatory authorities and in Europe through selling agents in accordance with applicable law. The units will not be sold in the United States.
      We have granted the underwriters a 15% over-allotment option, which if fully exercised, would allow them to acquire an additional 900,000 units at Cdn$0.85 ($0.7285) to cover over-allotments. The initial public offering price of the units and the terms of the Class A Warrants was determined by negotiation between Gryphon Gold and the underwriters in the context of the market. These prices may not reflect the market price of our common stock after our offering.
      No public trading market currently exists for our units, common stock or warrants. We have received conditional listing approval to list our common stock on the Toronto Stock Exchange under the symbol “GGN”, subject to us fulfilling all of the listing requirements of the Toronto Stock Exchange.
      Investing in our common stock involves risks. See “Risk Factors and Uncertainties” beginning on page 5.

Underwriting Discounts
	Price to Public	and Commissions(1)	Net Proceeds to Company(2)

Per Unit	Cdn$0.85 ($0.7285)	Cdn$0.068 ($0.058)	Cdn$0.782 ($0.067)
Total Offering(2)	Cdn$5,100,000 ($4,370,000)	Cdn$408,000 ($350,000)	Cdn$4,692,000 ($4,020,000)

(1)	We have agreed to underwriting discounts and commissions equal to 8% of the initial public offering price. Underwriters may pay selling agents selling agent commissions from underwriting discounts and commissions. In addition, we agreed to issue the underwriters compensation options exercisable to acquire a number of shares of common stock equal to 10% of the number of units sold. The compensation options are exercisable to acquire shares of common stock at the initial public offering price until (one year from the Closing Date).

(2)	After deducting the underwriting discounts and commission but before deducting the expenses of the offering which are estimated at Cdn$1,400,000 ($1,200,000). We have agreed to pay to Desjardins Securities Inc., one of the underwriters, a consulting fee of Cdn$175,000 as compensation for corporate finance advice provided to us. The expenses of the offering, including the underwriters’ expenses, will be paid by us.

     We have granted the underwriters an over-allotment option, exercisable until the date which is 30 days following the closing of this offering, to purchase on the same terms a number of additional units equal to up to 15% of the number of units sold in the offering. If the underwriters exercises the over-allotment option in full, the total offering will be Cdn$5,865,000 ($5,030,000) and proceeds to us (before expenses of the offering) will be approximately Cdn$5,396,000 ($4,625,000). This prospectus covers the shares of common stock issuable upon exercise of the Class A Warrants and the underwriters’ compensation options.
      The underwriters expect to deliver the shares of common stock and Class A Warrants comprising the units on or before                   , 2005.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES
      In this prospectus all references to “$” or “dollars” mean the U.S. dollar, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars. All references to “Cdn$” refer to the Canadian dollar. All financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.
EXCHANGE RATE INFORMATION
      The following table sets forth, for each of the years indicated, the year end exchange rate, the average closing rate and the high and low closing exchange rates of one Canadian dollar in exchange for U.S. currency as quoted by the Bank of Canada. On September 30, 2005, the closing rate was Cdn$1.00 equals United States $0.8601. For the purposes of this prospectus, U.S. dollars were converted into Canadian dollars at the rate of Cdn$1.00 = US$0.8571, rounded to the nearest thousand dollars, as applicable.

	Calendar Year Ended		Fiscal Year Ended
	December 31		March 31

	2004	2003	2005	2004

High	0.8504	0.7726	0.8504	0.7866
Low	0.7165	0.6381	0.7164	0.6763
Average	0.7685	0.7138	0.7822	0.7392
Year End	0.8319	0.7713	0.8267	0.7626
METRIC CONVERSION TABLE
      For ease of reference, the following conversion factors are provided:

Metric Unit	U.S. Measure	U.S. Measure	Metric Unit

1 hectare	2.471 acres	1 acre	0.4047 hectares
1 metre	3.2881 feet	1 foot	0.3048 metres
1 kilometre	0.621 miles	1 mile	1.609 kilometres
1 gram	0.032 troy oz.	1 troy ounce	31.1 grams
1 kilogram	2.205 pounds	1 pound	0.4541 kilograms
1 tonne	1.102 short tons	1 short ton	0.907 tonnes
1 gram/tonne	0.029 troy ozs./ton	1 troy ounce/ton	34.28 grams/tonne

ii

SUMMARY
      This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors and Uncertainties” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock.
Summary of Our Business
      We are a gold company focused on acquiring, exploring and developing gold properties in the United States. Our objective is to establish a producing gold company through the development and extraction of gold deposits, beginning with our Borealis Property.
      Our principal asset is the Borealis Property located in the Walker Lane Gold Belt in the Borealis District of Western Nevada. In the 1980’s, previous operators of the Borealis Property operated a gold mine on the property. Operations at the mine were shut down in 1991 and a full site reclamation was completed in 1994.
      In May 2005, Ore Reserves Engineering delivered to us a technical report on the Borealis Property prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators.
      We acquired our interest in the Borealis Property from Golden Phoenix Minerals, Inc. in a series of transactions, which began in July 2003. During 2004, we completed drilling, technical and engineering work necessary to prepare a Plan of Operation to allow the construction and operation of an open pit heap leach mine on the Borealis Property. We submitted the Plan of Operation to the United States Forest Service in August 2004, and we are continuing our work to satisfy the requirements of the various agencies, including the approval of the Nevada Division of Environmental Protection. We anticipate that the principal mine operating permits will be granted in early 2006.
      We are preparing a feasibility study on the previously mined area of the Borealis Property to further delineate the gold mineralization available for the operation of a mine, to upgrade some or all of the mineralized material to proven and probable reserves, design the open pit mine, heap leach pads and gold recovery plant and to estimate the capital and operating costs of the proposed mining scenario. Metallurgical test work completed to date indicates the material is amenable to conventional heap-leach recovery methods. Once we have completed a feasibility study and, if warranted have made a decision to begin development, we intend to develop our Borealis Property and place it into production, assuming adequate additional capital is available.

Corporate Strengths
      We believe that we have the following business strengths that will enable us to achieve our objectives:

•	Our management team has significant mining industry experience ranging from exploration to mine development and operation.

•	As the Borealis Property was the site of surface mining operations from 1981 to 1990, we believe the process to receive permits and start operations on previously mined operations is less difficult than getting permits for a previously undisturbed area. We have begun the environmental related regulatory review and approval process, which we believe will allow us to resume surface mining and on site gold recovery, assuming adequate funding is available. We have received approvals for surface exploration and water wells and have successfully progressed through the required agency and public review process for those permits.

•	Our land position is extensive, covering approximately 14,900 acres. We believe many surface showings of gold mineralization on the property may provide opportunities for discovery of gold deposits. Our property has multiple types of gold deposits, including oxidized material, partial oxidized material, and predominantly sulfide material; which we believe may allow us flexibility in our future plans for mine development and expansion, assuming adequate funding is available.

      We cannot be certain that any mineral deposits will be discovered in sufficient quantities and grade to justify commercial operations. We have no proven or probable reserves. Whether a mineral deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit; metal prices, which are highly cyclical; the cost to extract and process the mineralized material; and government regulations and permitting requirements. We may be unable to upgrade our mineralized material to proven and probable reserves in sufficient quantities to justify commercial operations and we may not be able to raise sufficient capital to develop the Borealis Property.

Borealis Property — Mineralization
      Mineralized material is contained in several deposits within the limits of a specific study area defined as the central core group of mining claims for historical mining operations that took place in the 1980’s, and was estimated using guidelines established in, and is compliant with, Canadian NI 43-101 standards. These gold deposits within the specific study area include: the West Alluvial Deposit, Borealis, Crocodile Ridge, Deep Ore Flats (also known as Polaris), East Ridge, Freedom Flats, Gold View, Graben, Middle Ridge and Northeast Ridge.
      Known gold deposits outside the boundaries of the study area with historical estimates include Cerro Duro, Jaimes Ridge, Purdy Peak and Boundary Ridge Zone. These four deposits are all located on mining claims that we control. The historical estimates have not been verified by our Technical Report and should not be relied upon.
Summary Financial Data
      The following table summarizes our financial data. You should read the following selected financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis” section and other financial data included in this prospectus.

		Period From
		April 24, 2003	Six Months Ended		From April 24, 2003
	Fiscal Year Ended	(Inception) to	September 30,		(Inception) to
	March 31,	March 31,			September 30,
	2005	2004	2005	2004	2005

	(Restated)*	(Restated)*	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue	$0	$0	$0	$0	$0
Net loss	(2,525,420)	(1,115,925)	(1,631,188)	(1,164,480)	(5,272,533)
Basic and diluted loss per common share	(0.17)	(0.14)	(0.06)	(0.08)
Weighted average shares outstanding(1)	15,287,736	7,879,432	26,940,586	14,388,691

	At March 31,		At September 30,

	2005	2004	2005

			(Unaudited)
Balance Sheet Data:
Cash	$3,065,436	$975,551	$4,423,362
Working capital	1,702,953	1,065,082	3,795,068
Total assets	4,985,808	1,588,107	7,170,301
Non-current liabilities	0	0	0
Stockholders’ equity	3,532,615	1,379,275	5,760,904

(1)	As of September 30, 2005, we had 27,722,370 Common shares issued and outstanding.

*	Restated for certain transactions, including shares issued to an employee, shares issued to directors and options issued to a consultant, to increase previously reported management salaries and consulting fees, losses and loss per share. See Note 11 to our audited consolidated financial statements for the year ended March 31, 2005.

The Offering
      This prospectus covers 6,000,000 Units with the aggregate value of Cdn$5,100,000 ($4,370,000), each Unit consisting of one share of common stock and one Class A Warrant, offered in our initial public offering, plus an over-allotment option equal to 15% of the total number of Units sold in the offering.

Securities Offered	Units consisting of:

• one share of common stock, and

• one Class A Warrant.

Each Class A Warrant is exercisable to acquire one share of common stock at Cdn$1.15 per share and will expire on .

This prospectus also covers 6,000,000 shares of common stock issuable upon exercise of the Class A Warrants and 600,000 shares of common stock issuable upon exercise of the underwriters’ compensation options.

Offering Price	Cdn$0.85 per Unit

Common Stock Outstanding as of September 30, 2005	27,722,370 shares

Offering(1)(2)

Number of Units Offered	6,000,000

Number of Shares of Common Stock Outstanding After Offering	33,722,370

Number of Class A Warrants Outstanding After Offering	6,000,000

Number of Shares of Common Stock Outstanding Assuming Exercise of all of the Class A Warrants	39,722,370

(1)	Assumes no exercise by the underwriters of their option to purchase up to 15% of the number of units sold in the offering to cover over-allotments, if any.

(2)	Based on an initial public offering price of Cdn$0.85 ($0.7285) per unit.

Use of Proceeds	We expect to use the net proceeds from this offering to finance exploration and general corporate purposes, including working capital needs. Proceeds from the exercise of the underwriters’ over-allotment option, if any, will be used for general corporate purposes. We expect to incur approximately Cdn$1,400,000 ($1,200,000) in expenses in connection with this offering, including the reimbursement of expenses of the underwriters, of which $746,000 was paid or accrued during the quarter ended September 30, 2005. See “Use of Proceeds.”

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Offering Restrictions	The Units are being offered to the public in Canada under a Canadian prospectus. The units will not be sold in the United States.

      The number of shares of our common stock that will be outstanding immediately after this offering includes 27,722,370 shares of common stock outstanding as of November 30, 2005. This calculation excludes:

•	2,515,000 shares of common stock issuable upon vested exercise of options outstanding as of September 30, 2005 at an exercise price of $0.75 per share for 2,300,000 options and at the initial public offering price for 215,000 options;

•	6,694,193 shares of common stock issuable upon exercise of warrants outstanding as of November 30, 2005 at a weighted average exercise price of $0.89 per share;

•	485,000 shares of common stock available for future grant under our Stock Option Plan as of November 30, 2005;

•	an exercise by the underwriters of the over-allotment option to purchase up to 900,000 additional units from us to cover over-allotments, if any, at the initial public offering price of Cdn$0.85 ($0.7285) per unit; and

•	shares of common stock issuable to the underwriters pursuant to the compensation option granted to the underwriters hereunder at a price of Cdn$0.85 per share.

      Unless otherwise indicated, all information in this prospectus assumes no exercise of the Class A Warrants, the over-allotment option or the underwriters compensation options.

Listing	The Toronto Stock Exchange has conditionally approved the listing of our common stock, subject to our fulfilling all of the listing requirements of the exchange by December 28, 2005.

Proposed Toronto Stock Exchange Symbol	GGN
      Investing in our securities involves risks more specifically described under “Risk Factors and Uncertainties” beginning on page 5.
      Our principal business offices are located at 390 Union Blvd., Suite 360, Lakewood, Colorado 80228, and our telephone number is 303-988-5777. We also have an administrative and financing office in Canada at Suite 810, 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4, and our phone number is 604-261-2229.

RISK FACTORS AND UNCERTAINTIES
      Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.
      Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.
      Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Our operations will require further capital beyond what we raise in this offering.
      We are an early stage company and currently do not have sufficient capital to fully fund the Plan of Operation at the Borealis Property. Currently, we have sufficient cash on hand to fund the completion of a feasibility study, our current drilling program, permitting and general and administrative expenses into the third calendar quarter of 2006. Although the proceeds of this offering are expected to provide us with sufficient capital to fund our planned preparation of a mine plan for the Borealis Property based on management’s current assumptions, we will require substantial additional financing for future development activities, if any, or if we encounter unexpected costs or delays.
      This offering was initially expected to raise Cdn$17.5 million ($15 million) at an estimated price range of Cdn$1.00 ($0.86) to Cdn$1.60 ($1.37) per unit. However, due to lower than anticipated interest in the offering and market conditions, the underwriters and we agreed to lower the amount of the offering and the offering price and revise the terms of the offering and the planned use of proceeds. In connection with these changes, we were required to recirculate this prospectus.
      The change in our offering may create a negative perception of our securities in the market, which may adversely affect the price of our common stock and our ability to secure future financing.
      Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration, and, if warranted, development or production on any or all of the Borealis Property and any properties we may acquire in the future or even a loss of our property interest. This includes the Borealis Property, as our lease over claims covering the principal deposits will expire in 2009 unless we are engaged in active mining operations at that time. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Future financings may cause dilution to our shareholders.

The feasibility of mining on the Borealis Property, our only property, has not been established, which means we have not completed exploration work to determine if it is commercially feasible to develop the property.
      We have no probable or proven reserves on our property. The mineralized material identified to date on the Borealis Property does not have demonstrated economic viability, and we cannot provide any assurance that mineral reserves will be identified on the property. The feasibility of mining has not been, and may never, be established. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. If we are unable to upgrade some or all of our mineralized material to proven and probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to, if warranted, develop a mine at the Borealis Property. The market value of exploration stage companies is determined, in part, by the existence of proven or probable reserves on the company’s property. If we are unable to establish such reserves, the market value of our securities is expected to decline significantly and you may lose some or all of your investment. In addition, if we are unable to develop the Borealis Property, we may never be able to generate revenues from operations.

Historical production on the Borealis Property may not be indicative of the potential for future development.
      The Borealis Mine actively produced gold in the 1980’s, but we currently have no commercial production at the Borealis Property and have never recorded any revenues. You should not rely on the fact that there were historical mining operations at the Borealis Property as an indication that we will ever place the property into commercial production. We expect to continue to incur losses unless and until such time, if ever, as our property enters into commercial production and generates sufficient revenues to fund our continuing operations. The development of new mining operations at the Borealis Property will require the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as needed consultants, personnel and equipment associated with advancing exploration, development and commercial production of our properties are added. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control. We may not be able to place the Borealis Property into production or generate any revenues or achieve profitability.

Our exploration activities on the Borealis Property may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.
      Our long-term success depends on our ability to identify additional mineral deposits on the Borealis Property and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently nonproductive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold exploration is determined in part by the following factors:

•	the identification of potential gold mineralization based on superficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration.
      Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing. We cannot assure you that we will discover or acquire any mineralized material in sufficient quantities on any of our properties to justify commercial operations.

Planned exploration, and, if warranted, development and mining activities on our Borealis Property involve a high degree of risk.
      Our planned operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other base or precious metals, including, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, pit-wall failures, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability. Milling operations, if any, are subject to various hazards, including, without limitation, equipment failure and failure of retaining dams around tailings disposal areas, which may result in environmental pollution and legal liability.
      The parameters used in estimating mining and processing efficiency are based on testing and experience with previous operations. While the parameters used have a reasonable basis, various unforeseen conditions can occur that may materially affect the estimates. In particular, past operations indicate that care must be taken to ensure that proper ore grade control is employed and that proper steps are taken to ensure that the leaching operations are executed as planned.
      If we make a decision to develop the Borealis Property, we plan to process the sulfide gold mineralization using technology that has been demonstrated to be commercially effective at other gold deposits in Nevada. These techniques may not be as efficient or economical as we project, and we may never achieve profitability.

A decline in gold prices may make it commercially unfeasible for us to develop our property and may cause our stock price to decline.
      The value and price of our units, common shares and warrants, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of gold and other precious metals. Gold prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of gold producing countries throughout the world. The price for gold fluctuates in response to many factors beyond anyone’s ability to predict. The prices used in making the estimates in our plans differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. For example, a 10 percent change in price may have little impact on the estimated mineralized material quantities and affect only the resultant positive cash flow, or it may result in a significant change in the amount of mineralized material. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons including a belief that the low price is temporary and/or the greater expense incurred in closing a property permanently.
      Mineralized material calculations and life-of-mine plans using significantly lower gold and precious metal prices could result in material write-downs of our investments in mining properties and increased amortization, reclamation and closure charges.
      In addition to adversely affecting our mineralized material estimates and its financial condition, declining metal prices can impact operations by requiring a reassessment of the commercial feasibility of a particular project. Such a reassessment may be the result of a management decision related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.
      Declines in gold prices may cause our stock price to decline, which could cause you to lose money and make it difficult for us to raise capital on terms acceptable to us.

Title to the Borealis Property may be subject to other claims, which could affect our property rights and claims.
      Although we believe we have exercised commercially reasonable due diligence with respect to determining title to properties we own or control and the claims that are subject to the Borealis mining lease, there is no guarantee that title to such properties will not be challenged or impugned. The Borealis Property may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Borealis Property which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of the Borealis Property in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).
      All of the mineral rights to the Borealis Property consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the U.S. General Mining Law, including the requirement of a proper physical discovery of valuable minerals within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or millsite claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.

Estimates of mineralized materials at the Borealis Property are subject to geologic uncertainty and inherent sample variability, and actual mineralization encountered in further exploration and development could differ from these estimates.
      Although the mineralization estimates at the Borealis Property have been delineated with appropriately spaced drilling, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There also may be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations. Acceptance of these uncertainties is part of any mining operation.

Reported mineralization contained in the prospectus are only estimates and samples which may be unreliable.
      Although the mineralized material figures, including average gold grades and drill results, reported in this prospectus have been carefully prepared, these amounts are estimates and sample results only, and we cannot be certain that any specified level of recovery of gold or other mineral from mineralized material will in fact be realized or that the Borealis Property or any other identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body that can be economically exploited. Mineralized material, which is not mineral reserves, does not have demonstrated economic viability. Any material change in the quantity of mineralization, grade or stripping ratio, or the gold price may affect the economic viability of our properties. In addition, we cannot be certain that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.
      Even though gold has been mined and successfully recovered for several years at the Borealis Property, until an unmined deposit is actually mined and processed the quantity of mineral reserves, if any, and grades must be considered as estimates only. In addition, the quantity of mineral reserves, if any, may vary depending on, among other things, metal prices. Any material change in quantity of mineral reserves, mineral resources, grade or stripping ratio may affect the economic viability of the Borealis Property. In addition, we cannot be certain that gold recoveries or other metal recoveries in small scale laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.

We currently depend on a single property — the Borealis Property.
      Our only mineral property is the Borealis Property. Even though the Borealis Property encompasses several areas with known gold mineralization, unless we acquire additional properties or projects or discover additional deposits at the Borealis Property, we will be solely dependent upon the success of the Borealis Property as a source of future revenue and profits, if any. We cannot provide any assurance that we will establish any reserves or successfully commence mining operations on the Borealis Property or that we will ever obtain an interest in any other property with mineral potential in order to diversify our business.

Government regulation may increase costs or cause delay in our business and planned operations.
      We believe that we currently comply with existing state and federal environmental and mining laws and regulations at the Borealis Property and that our proposed development of the property will also meet those standards. Our mining, processing, development and mineral exploration activities, if any, are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. We cannot assure you that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail our exploration, production or development. At present, there is no royalty payable to the United States on production from unpatented mining claims, although legislative attempts to impose a royalty have occurred in recent years. Amendments to current laws and regulations governing operations and activities of exploration, development mining and milling or more stringent implementation thereof could have a material adverse impact on our business and financial condition and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production assuming we achieve production or require abandonment or delays in development of new mining properties.
      We will require permits and approvals from the Bureau of Land Management, U.S. Forest Service, the State of Nevada, Nevada Bureau of Mining Regulation and Reclamation and other regulatory agencies in order to implement our planned operations at the Borealis Property. See “United States Mining Laws” and “Permitting” for additional information. We have not obtained all of the required permits and governmental approvals for our planned operations at the Borealis Property, and we may require additional permits for future operations.
      Government approvals and permits are currently, and may in the future be, required in connection with our operations, if any. We still require environmental operating permits, approval of our plan of operations and a water pollution control permit to commence development of our Borealis Property. To the extent other approvals are required and not obtained; we may be curtailed or prohibited from commencing or continuing mining operations or from proceeding with planned exploration or development of mineral properties.

Our operations are subject to environmental risks which could expose us to significant liability and delay, suspend or terminate our operations at the Borealis Property.
      All phases of our operations, if any, will be subject to federal, state and local environmental regulation. See “United States Mining Laws” and “Permitting” for additional information. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. We cannot be certain that future changes in environmental regulation, if any, will not adversely affect our operations, if any. Environmental hazards may exist on the Borealis Property and on properties which we hold and may hold interests in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.
      Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
      Production, if any, at our mines will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems then we may become subject to liability for hazards that we may not be insured against or for clean up work that may not be insured.

We will be required to locate mineral reserves for our long-term success.
      Because mines have limited lives based on proven and probable mineral reserves, we will have to continually replace and expand our mineral reserves, if any, if and when the Borealis Property produces gold and other base or precious metals. Our ability to maintain or increase its annual production of gold and other base or precious metals once the Borealis Property is restarted, if at all, will be dependent almost entirely on its ability to bring new mines into production.
      The Borealis Property has an estimated nominal mine life of approximately ten years, which is based solely on preliminary engineering studies and commodity price assumptions which may not be correct. An increasing gold price or discovery of additional mineralized material could have the effect of extending mine life; while a decreasing gold price could shorten mine life.

We do not insure against all risks which we may be subject to in our planned operations.
      We currently maintain insurance to insure against general commercial liability claims and losses of equipment. Our insurance will not cover all the potential risks associated with a mining company’s operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could negatively affect our financial condition and ability to fund our activities on the Borealis Property. A significant loss could force us to terminate our operations.

We compete with larger, better capitalized competitors in the mining industry.
      The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over us. We face strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms we consider acceptable or at all.

Our growth will require new personnel, which we will be required to recruit, hire, train and retain.
      We are expecting significant growth in our number of employees if we determine that a mine at the Borealis Property is commercially feasible, we are able to raise sufficient funding and we elect to develop the property. This growth will place substantial demands on us and our management. Our ability to assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees. We will also have to adopt and implement new systems in all aspects of our operations. This will be particularly critical in the event we decide not to use a contract miner at the Borealis Property. We have no assurance that we will be able to recruit the personnel required to execute our programs or to manage these changes successfully.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.
      Certain of the directors and officers of Gryphon Gold have served as officers and directors for other companies engaged in natural resource exploration and development and may also serve as directors and/or officers of other companies involved in natural resource exploration and development. For example, Christopher Herald is the President and CEO of Crown Resources and Richard Hughes is President of Klondike Gold Corp. and a director of Alamos Gold Inc. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We are concurrently offering units to the public in Canada under a Canadian prospectus which uses standards for reporting mineralized material that are not permitted under United States reporting standards.
      We use the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” in our Canadian prospectus to comply with reporting standards in Canada. We advise investors that while those terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission, or the SEC, does not recognize them and we have not reported them in this prospectus. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources, or inferred mineral resources referred to in our Canadian prospectus will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources, or inferred mineral resources in our Canadian prospectus is economically or legally mineable.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.
      We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies. Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the Securities and Exchange Commission that increase responsibilities and liabilities of directors and executive officers. We are a small company with a very limited operating history and no revenues or profits, which may influence the decisions of potential candidates we may recruit as directors or officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

While we believe we have adequate internal control over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.
      Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-KSB for the fiscal year ended March 31, 2008, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Company Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.
      While we believe our internal control over financial reporting is effective, we are still compiling the system and processing documentation and performing the evaluation needed to comply with Section 404, which is both costly and challenging. We cannot be certain that we will be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of March 31, 2008 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.
      Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.
Risks Related to this Offering

We were required to reduce the size of this offering and lower the price of each unit because of lower than expected interest in the offering.
      This offering was initially expected to raise Cdn$17.5 million ($15 million) at an estimated price range of Cdn$1.00 ($0.86) to Cdn$1.60 ($1.37) per unit, each unit consisting of one share of common stock and one-half of one Class A Warrant. Due to lower than expected interest in the offering and market conditions for securities of exploration stage companies, we and the underwriters agreed to lower the amount of the offering to Cdn$5.1 million ($4.37 million) and reduce the offering price to Cdn$0.85 ($0.7285) per unit. In addition, we revised the terms of the offering so that each unit consists of one share of common stock and one whole Class A Warrant. We were required to recirculate our preliminary prospectus to reflect the changes in our offering. The changes in our offering could create a negative perception of our securities in the market, which may adversely affect the price of common stock and our ability to raise future financing.

You may lose your entire investment in our securities.
      An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in us.

We currently have no active market for our securities.
      There is currently no market for Gryphon Gold’s common shares and we cannot be certain that an active market will develop or be sustained after the offering. We anticipate that the primary market for our common stock will be on the Toronto Stock Exchange in Canada. We have received conditional listing approval for our common stock on the Toronto Stock Exchange, subject to our meeting the listing requirements of the Exchange. In order to meet the listing requirements of the Toronto Stock Exchange we must complete the offering by December 28, 2005. In addition, at least 1,000,000 of the shares of common stock comprising the units offered under the prospectus must be purchased by at least 300 purchasers. The Toronto Stock Exchange also requires that we amend our by-laws to include provisions in respect of certain specified rights of shareholders and certain specified limitations on the discretion of the directors as it relates to our share capital.

The Toronto Stock Exchange requires that we undertake to seek the ratification of our shareholders to such amendment at our next shareholders meeting. Moreover, we will require the prior approval of the Toronto Stock Exchange to any future amendment to our by-laws. If shareholders do not ratify the amendment to our by-law, we will be in breach of our listing agreement with the Toronto Stock Exchange and the Toronto Stock Exchange will have the right to suspend or cease the listing of our common stock.
      Although we have not applied for a listing of our common stock in the United States, we anticipate that our common stock will be quoted on the NASD over-the-counter bulletin board or the pink sheets in the United States, but we expect that the primary market for our common stock will be in Canada on the Toronto Stock Exchange. The lack of an active public market in the United States could have a material adverse effect on the price and liquidity of our common stock. The price of the common stock to the public and the commission to the underwriters was established by negotiation between Gryphon Gold and the underwriters, and may not be indicative of fair market value or future market prices.

If we do not maintain an effective registration statement covering the warrants offered in our units, or comply with applicable state securities laws, you may not be able to exercise the warrants or you may be restricted from selling the underlying common stock.
      In order for you to exercise the Class A Warrants, the shares of common stock underlying them must be covered by an effective registration statement filed with the United States Securities and Exchange Commission unless an exemption from such requirements is otherwise available. If the issuance of shares is not exempt under state securities laws, the shares must be properly registered with state securities regulators. At present, we plan to maintain an effective registration statement when the Class A Warrants are exercised. However, we cannot provide any assurance that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at all relevant times. These factors may limit your ability to exercise the Class A Warrants unless an applicable registration exemption is available. Even if such an exemption is available, the underlying shares of common stock may be subject to regulatory resale restrictions that would effectively limit your ability to sell the shares.

Our officers and directors own approximately 30% of our issued and outstanding common stock and shareholders holding more than 5% of our common stock own approximately 37% of our issued and outstanding stock, which may limit your ability to influence corporate matters.
      As of September 30, 2005, Allen Gordon, our President and Chief Executive Officer and a director, owned 2,250,000 shares of common stock and options exercisable to acquire an additional 350,000 shares of our common stock; Albert Matter, our Executive Chairman and Chairman of our Board, owned 2,250,000 shares of common stock and options exercisable to acquire an additional 350,000 shares of our common stock; and our other officers and directors, collectively, as a group, owned 3,830,000 shares of our common stock and options to acquire 1,600,000 shares of our common stock. Together, as of September 30, 2005, our officers and directors own 8,330,000 shares of our common stock (approximately 30.0% of our issued and outstanding shares of common stock) and options exercisable to acquire an additional 2,300,000 shares of common stock (approximately 7.4% of our issued and outstanding shares of common stock, if fully exercised). In addition, Standard Bank plc holds 3,846,154 shares of our common stock and warrants exercisable to acquire 1,923,077 shares of common stock (approximately 13.9% of our issued and outstanding shares of common stock, or 19.5% assuming the exercise of the warrants) and Bolder Opportunities I Limited Partnership holds 2,000,000 shares of common stock and warrants exercisable to acquire 250,000 shares of common stock (approximately 7.2% of our issued and outstanding common stock, or 8.0% assuming the exercise of the warrants). Together, Allen Gordon, Albert Matter, Standard Bank and Bolder Opportunities I hold 10,346,154 shares of common stock or approximately 37% of our issued and outstanding common stock, excluding options or warrants. These shareholders could control the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. The interests of these shareholders may conflict with the interests of our other shareholders.

      Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.
      After the completion of this offering, as a result of the sale of the units by us, our officers and directors, as a group, together with Standard Bank and Bolder Opportunities I will have their aggregate holdings of our outstanding shares of common stock reduced to 30.7%, excluding their options and warrants and exercise by the underwriters of their over-allotment option to purchase up to 900,000 additional units from us to cover over-allotments, if any, and their compensation options.

Purchasers of shares of common stock offered in this offering will suffer an immediate dilution due to this offering.
      Purchasers of the shares of common stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the shares of common stock from the initial public offering price. “Dilution” per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as-adjusted, net tangible book value per common share immediately following our offering. Set forth under the heading “Dilution” in this prospectus, we have provided information to new investors, excluding the exercise by the underwriters of their over-allotment option to purchase up to 900,000 additional units from us to cover over-allotments, if any, and compensation options exercisable to acquire common shares equal to 10% of the number of units sold in the offering. In these calculations, we have counted one share per unit but have not included any of the warrants included in the units. After giving effect to the sale of 6,000,000 units at an offering price of Cdn$0.85 ($0.7285) per unit, the as-adjusted, net tangible book value of our common stock would have been $8,580,904 or $0.25 per share at September 30, 2005. Although these calculations show an immediate increase in the pro forma net tangible book value per common share of $0.04, they also disclose the immediate dilution per common share purchased by new investors of $0.48. See “Dilution” below.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.
      The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be an aggregate of 33,722,370 shares of common stock outstanding immediately after this offering, excluding the exercise of over-allotment option to purchase up to 900,000 additional units to cover over-allotments and the exercise of the underwriters’ compensation options to acquire common shares equal to 10% of the total number of units sold in the offering. All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining shares of our common stock outstanding will be “restricted securities” as defined in Rule 144. After the scheduled lock up periods imposed on our existing shareholders, which permit the immediate sale of up to the greater of 5,000 shares or 20% of a shareholder’s common stock during each quarter (except for officers and directors who, during each quarter, may not sell any shares for the first 6 months and may thereafter sell up to the greater of 5,000 shares or 20% of their common stock) these shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exceptions under the Securities Act. The lockup agreements expire after 18 months, but our executive officers and directors are also subject to applicable escrow requirements under Canadian securities regulatory policies. See “Escrowed Shares” below.

If our common stock is not regularly traded on an established securities market, you may be subject to U.S. federal income tax on the disposition of your securities.
      We believe that we currently are a “United States real property holding corporation” under Section 897(c) of the Internal Revenue Code, referred to as a USRPHC, and that there is a substantial likelihood that we will continue to be USRPHC. Generally, gain recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock will be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). There can be no assurances that the common stock will be “regularly traded on an established securities market.” See “United States Federal Income Tax Consequences To Non-United States Holders” below.

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules.
      Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our common stock is expected to trade below $5.00 per share immediately upon closing of the offering. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.
      A broker-dealer selling penny stock to anyone other than an established customer or “accredited investor,” generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the United States Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.
      We have never paid a dividend to our shareholders, and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.
FORWARD-LOOKING STATEMENTS
      We use words like “expects,” “believes,” “intends,” “anticipates,” “plans,” “targets,” “projects” or “estimates” in this prospectus. When used, these words and other, similar words and phrases or statements that an event, action or result “will,” “may,” “could,” or “should” occur, be taken or be achieved identify “forward-looking” statements. This prospectus contains “forward-looking information” which may include, but is not limited to, statements with respect to the following:

•	the timing and possible outcome of pending regulatory and permitting matters;

•	the timing and outcome of our feasibility study;

•	the parameters and design of our planned initial mining facilities on the Borealis Property;

•	future financial or operating performances of Gryphon Gold, its subsidiaries and its projects;

•	the estimation of mineral resources and the realization of mineral reserves, if any, based on mineral resource estimates;

•	the timing of exploration, development and production activities and estimated future production, if any;

•	estimates related to costs of production, capital, operating and exploration expenditures;

•	requirements for additional capital and our ability to raise additional capital;

•	government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

•	title disputes or claims;

•	limitations of insurance coverage; and

•	the future price of gold, silver or other metals.
      Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the sections titled “Risk Factors and Uncertainties” beginning at page 5 of this prospectus, “Gryphon Gold Corporation” beginning at page 16 of this prospectus and “Management’s Discussion and Analysis” beginning at page 71 of this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.
      Our management has included projections and estimates in this prospectus, which are based primarily on management’s experience in the industry, assessments of our results of operations, discussions and negotiations with third parties and a review of information filed by our competitors with the Securities and Exchange Commission or otherwise publicly available. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
      We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.
GRYPHON GOLD CORPORATION
Name and Incorporation
      Gryphon Gold Corporation was formed under the laws of the State of Nevada on April 24, 2003.
      Our principal business offices are located at 390 Union Blvd., Suite 360, Lakewood, Colorado 80228, and our telephone number is 303-988-5777. We also have an administrative and financing office in Canada at Suite 810, 1130 West Pender Street, Vancouver, British Columbia, Canada, V6E 4A4, and our telephone number there is 604-621-2229.
      We own 100% of the issued and outstanding shares of our operating subsidiary, Borealis Mining Company. We have no other subsidiary. Borealis Mining Company was formed under the laws of the State of Nevada on June 5, 2003.

DESCRIPTION AND DEVELOPMENT OF THE BUSINESS
History and Background of the Company
      We were established as a private company in April 2003 by our two co-founders, Albert Matter and Allen Gordon, to acquire and develop gold properties in the United States.
      During the period from our inception on April 24, 2003 through March 31, 2004, we funded our capital needs by raising $2,419,200 in private placements, issuing 14,376,000 shares of common stock at prices ranging from $0.10 per share to $0.225 per share.
      In July 2003, through our wholly-owned subsidiary Borealis Mining, we acquired from Golden Phoenix an option to earn up to a 70% joint venture interest in the mining lease for the Borealis Property (July 2003 Option and Joint Venture Agreement) by making qualified development expenditures on that property.
      In October 2003, we engaged Behre Dolbear & Company, Inc., mining consultants, to prepare a preliminary scoping study for the redevelopment of the Borealis Property. Behre Dolbear prepared a report entitled Preliminary Scoping Study dated June 7, 2004, which we refer to as the “Behre Dolbear Report.”
      During 2004, we completed drilling, technical and engineering work necessary to prepare a Plan of Operation in respect of the development of an open pit, a heap leach mine on the Borealis Property. We submitted the Plan of Operation to the U.S. Forest Service on August 27, 2004, and we continue to work on satisfying all the requirements of the various approval agencies and completing all necessary reviews, including the approval of the Nevada Division of Environmental Protection. We anticipate that the principal mine operating permits will be granted in early 2006.
      Following the course established by the recommendations in the Behre Dolbear Report, and based on additional geologic field work that was completed in 2004, we retained Ore Reserves Engineering, consulting resource modeling engineers, to complete an updated resource estimate model in accordance with NI 43-101. In May 2005, Ore Reserves Engineering delivered the report titled “Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada” which we refer to as the “Technical Report” throughout this prospectus.
      During our fiscal year ended March 31, 2005, we raised $175,000 by issuing 500,000 shares of common stock to an executive officer at $0.35 per share under the terms of his employment agreement. We raised an additional $4,430,375 by issuing 6,815,962 units in a series of private placements. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the issue date and nine months following the date on which common stock is listed on a public stock exchange.
      On January 10, 2005, Borealis Mining entered into a purchase agreement with Golden Phoenix which gave Borealis Mining the right to purchase the interest of Golden Phoenix in the Borealis Property for $1,400,000. Golden Phoenix transferred its interest in the Borealis Property to Borealis Mining on January 28, 2005. Borealis Mining paid $400,000 of the purchase price to Golden Phoenix upon closing of the purchase, with four additional payments of $250,000 due to Golden Phoenix on a quarterly basis thereafter.
      As of August 17, 2005, Borealis had completed the first two payments and the final two payments of $250,000 are due on October 28, 2005 and January 27, 2006, respectively. Gryphon Gold guaranteed Borealis Mining’s payment obligations to Golden Phoenix in the Borealis Property by depositing as security 150,000 shares or fifteen percent (15%) of the issued shares of Borealis Mining into escrow. As Borealis Mining makes each quarterly payment of $250,000, one quarter of the escrowed shares shall be returned to us. As of September 30, 2005, 75,000 shares have been released from the escrow.
      As sole shareholder of Borealis Mining, we control all of the lease rights to a portion of the Borealis Property, subject to advance royalty, production royalty, and other payment obligations imposed by the lease. Our acquisition of the interest of Golden Phoenix in the Borealis Property terminated the July 2003 Option and Joint Venture Agreement. In addition to our leasehold interest to a portion of the Borealis Property, we also own through Borealis Mining numerous unpatented mining claims that make up the balance of the

Borealis Property, and all of the documentation and samples from years of exploration and development programs carried out by the previous operators of the Borealis Property, totaling thousands of pages of data including, but not limited to, geophysical surveys, mineralogical studies and metallurgical testing reports.
      During our fiscal quarter ended June 30, 2005, we raised $3,919,765 by issuing 6,030,408 units in a series of private placements. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the issue date and nine months following the date on which common stock is listed on a public stock exchange.
      On July 11, 2005, we accepted a joint proposal for a feasibility study from the firms of Samuel Engineering, Inc. and Knight Piesold and Company. Samuel Engineering provides services including metallurgical process development and design, and Knight Piesold provides mining, metallurgical and environmental engineering services. Both companies have worked together recently on completing similar studies.
      Effective August 11, 2005, we increased our authorized capital to consist of 150,000,000 shares of common stock, par $0.001, and 15,000,000 shares of preferred stock, par $0.001.
Business Objectives
      We are in the business of acquiring and developing gold properties in the United States. Our objective is to establish a producing gold company through the exploration, development and extraction of gold deposits, beginning with our Borealis Property. We aim to achieve our objective by upgrading our mineralized material to proven and probable reserves at our Borealis Property through completion of a feasibility study. Once we have completed a feasibility study and, if warranted, have made a decision to begin development, we intend to develop our Borealis Property and place it into production, assuming we can raise additional financing. The Plan of Operations does not present an economic analysis, and we have not placed any information in the Plan of Operations regarding capital expenditures, operating costs, ore grade, anticipated revenues, or projected cash flows. The Plan of Operation, as submitted to the US Forest Service, was based on the general economic concepts as presented in the Behre Dolbear Report.
Corporate Strengths
      We believe that we have the following business strengths that will enable us to achieve our objectives.

•	Our management team has significant mining industry experience ranging from exploration to mine development and operation.

•	As the Borealis Property was the site of surface mining operations from 1981 to 1990, we believe the process to receive permits and start operations on previously mined operations is less difficult than getting permits for a previously undisturbed area. We have begun the environmental related regulatory review and approval process, which we believe will allow us to resume surface mining and on site gold recovery, assuming adequate financing is available. We have received approvals for surface exploration and water wells and have successfully progressed through the required agency and public review process for those permits.

•	Our land position is extensive, covering approximately 14,900 acres. We believe many surface showings of gold mineralization on the property may provide opportunities for discovery of gold deposits. Our property has multiple types of gold deposits including oxidized material, partial oxidized material, and predominantly sulfide material; which we believe may allow us flexibility in our future plans for mine development and expansion, assuming adequate financing is available.

      We cannot be certain that any mineral deposits will be discovered in sufficient quantities and grade to justify commercial operations. We have no proven or probable reserves. Whether a mineral deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit; metal prices, which are highly cyclical; the cost to extract and process the mineralized material; and government regulations and permitting requirements. We may be unable to upgrade our mineralized material to proven and probable reserves in sufficient quantities to justify commercial operations and we may not be able to raise sufficient capital to develop the Borealis Property.
      We have specifically focused our activities on Nevada, which was rated the highest jurisdiction in the world for mining investment attractiveness by an independent survey(1). Mining is an integral part of Nevada’s economy. In 2004, the mining industry increased Nevada’s output by $5.89 billion including both direct and indirect impacts, up from $5.35 billion in 2002. Nevada ranks third in the world in gold production, after South Africa and Australia. Located in the State of Nevada are well known geological trends such as the Carlin Trend, Battle Mountain, Getchell Trend and the Walker Lane Trend. The Borealis Property is also located along the Aurora-Bodie trend which crosses the principal Walker Lane Trend as shown in the illustration below. Borealis, Bodie, Aurora, and other historical producing districts, are aligned along this northeast-southwest belt of significant gold deposits.

(Source: A. Noble, Ore Reserves Engineering, Technical Report, 2005; Gryphon Gold, 2005)

(1)	Survey conducted by the Fraser Institute Annual Survey of Mining Companies 2004/2005 Publication Date: March 2005 Publication Format: Survey (an independent public policy organization based in Vancouver). The survey ranked 64 jurisdictions including, selected U.S. states, Australian states, Canadian provinces. The regions were rated based on mineral potential and effects of government policies on mineral exploration investment.

GOLD INDUSTRY AND THE GOLD MARKET
Gold Industry
      Gold is used as a monetary standard for many nations and is also used in jewelry, dentistry, and in electronics. Gold is unusual in that it is both a commodity and a monetary asset. Gold is virtually indestructible and the majority of gold previously mined still exists above ground in some form or another. Because gold is relatively easy to transport, upward spikes in price are often met by the resale of existing stock.
Gold Prices and Market Statistics
      In 2004, gold prices, as expressed in U.S. dollars per ounce, continued to strengthen, ending the year 12.9% higher over 2003 at an average of $410 per ounce, as quoted on the London Bullion Market (the primary trading and pricing market in the world), marking the fourth year of consecutive gains in price. In December of 2004, gold prices peaked as high as $454. The average spot price in 2004 as quoted on the London Bullion Market was $409.53 per ounce, compared to $363.83 in 2003. The London P.M fix on August 2, 2005 was $431 per oz of gold.
      The chart below shows the historical price of gold for the period from January 1996 to July 2005 and the net long non-commercial positions (measured in tons of gold) throughout the period.

(Source: Bloomberg)
Supply and Demand Fundamentals
      It is estimated that at the end of 2004, above-ground stocks represented a total quantity of approximately 153,000 tonnes, of which 63% had been mined since 1950. The supply of gold that satisfies demand each year comes both from mine production and from the recycling of metal that has been mined in previous years. The gold from recycling forms a small proportion of total annual supply flows. Investment holdings, or private investor stocks, account for 16% of the total stocks of gold. Over the last five years, annual world investment demand has accounted for 13% of total demand, worth around $5.4 billion. This calculation of world investment demand includes identified bar hoarding and official coins. Other elements of gold demand can also be attributed to investment, including medals/imitation coins and changes in stocks held in gold exchange traded funds. It is estimated that investment demand increased from a low of 4.8% of total end-use demand in 2000 to 14% in 2004. Jewelry fabrication has historically been the largest component of demand. The industrial component includes electronics, dentistry, other industrial and decorative applications and medals and imitation coins. The following charts show the last ten years of world supply of gold and world demand for gold:

(Source: Gold Field Mineral Services Gold Survey 2005)
BOREALIS PROPERTY
      Unless stated otherwise, information of a technical or scientific nature related to the Borealis Property is summarized or extracted from the “Technical Report on the Mineral Resources of the Borealis Gold Project” dated May 25, 2005, prepared by Mr. Alan C. Noble, P.E. of Ore Reserves Engineering in Lakewood, CO, a “Qualified Person”, as defined in NI 43-101. Mr. Noble is independent from us. The Technical Report was prepared in accordance with the requirements of NI 43-101. Management’s plans, expectations and forecasts related to our Borealis Property are based on assumptions, qualifications and procedures which are set out only in the full Technical Report.
      The Borealis Property in Nevada is our principal asset, which we hold through our subsidiary, Borealis Mining. In the 1980’s previous operators of the Borealis Property mined approximately 600,000 ounces of gold from near-surface oxide deposits. In this prospectus, the previously mined area is referred to as the “Borealis site”, the “previously disturbed area” or the “previously mined area”, while our references to the Borealis Property refer to the entire property we own or lease through Borealis Mining. Echo Bay Mines Limited ceased active mining operations in 1991. Full site reclamation was completed in 1994. Reclamation bonds were released and Echo Bay relinquished its lease in 1996.
      At Borealis, there is one large hydrothermal system, containing at least 14 known gold deposits, some of which are contiguous. There has been historical production from 8 of these deposits. As there are several other showings of gold mineralization across the property, there is an opportunity to identify additional gold deposits.

BOREALIS PROPERTY DESCRIPTION AND LOCATION
      The Borealis Property is located in Mineral County in southwest Nevada, 12 miles northeast of the California border. The Borealis Property covers approximately 14,900 acres. The approximate center of the property is at longitude 118° 45’ 34” North and latitude 38° 22’ 55” West. The figure below shows the location and access to the Borealis Property.
Location map of the Borealis Property

(Source: A. Noble, Ore Reserves Engineering, Technical Report, 2005)
     The Borealis Property is comprised of 747 unpatented mining claims of approximately 20 acres each, totaling about 14,900 acres, and one unpatented millsite claim of approximately 5 acres. Of the 747 unpatented mining claims, 122 claims are owned by others but leased to Borealis Mining, and 625 of the claims were staked by Golden Phoenix or Gryphon Gold and transferred to Borealis Mining.
      Our rights, through Borealis Mining as the owner or lessee of the claims, allow us to explore, develop and mine the Borealis Property, subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances. We believe that all of our claims are in good standing.
      The 122 leased claims are owned by John W. Whitney, Hardrock Mining Company and Richard J. Cavell, whom we refer to as the Borealis Owners. Borealis Mining leases the claims from the Borealis Owners under a Mining Lease dated January 24, 1997 and amended as of February 24, 1997. The mining lease was assigned to Borealis Mining by the prior lessee, Golden Phoenix. The mining lease contains an “area of interest” provision, such that any new mining claims located or acquired by Borealis Mining within the area of interest after the date of the mining lease shall automatically become subject to the provisions of the mining lease.
      The term of the mining lease extends to January 24, 2009 and continues indefinitely thereafter for so long as any mining, development or processing is being conducted on the leased property on a continuous basis.
      The remainder of the Borealis Property consists of 625 unpatented mining claims and one unpatented millsite claim staked by Golden Phoenix or Gryphon Gold. Claims staked by Golden Phoenix were transferred to Borealis Mining in conjunction with our January 28, 2005 purchase of all of Golden Phoenix’s interest in the

Borealis Property. A total of 151 claims of the total 625 claims held by Gryphon Gold are contiguous with the claim holdings, are located outside of the area of interest, and are not subject to any of the provisions of the lease.
      All of the mining claims (including the owned and leased claims) are unpatented, such that paramount ownership of the land is in the United States of America. Claim maintenance payments and related documents must be filed annually with the Bureau of Land Management (BLM) and with Mineral County, Nevada to keep the claims from terminating by operation of law. Borealis Mining is responsible for those actions. At present, the annual BLM maintenance fees are $125 per claim, or $93,500 per year for all of the Borealis Property claims (747 unpatented mining claims plus one millsite claim). Required documents were submitted and the fee was paid to the BLM on August 6, 2005 fulfilling the 2006 maintenance requirements. In addition, a county filing fee of $8.50 per claim plus document fees totaling $6,366 was paid to Mineral County on August 6, 2005, in fulfillment of the annual filing requirements.

Royalty Obligations
      The leased portion of the Borealis Property is currently subject to advance royalty payments of approximately $8,614 per month, payable to the Borealis Owners. These advance royalty payments are subject to annual adjustments based on change in the United States Consumer Price Index.
      The terms of the mining lease require the payment of a net smelter returns production royalty by Borealis Mining to the Borealis Owners in respect of the sale of gold (and other minerals) extracted from those claims within the area of interest specified in the mining lease. The royalty rate for gold is determined by dividing the monthly average market gold price by 100, with the result expressed as a percentage. The royalty amount is determined by multiplying that percentage by the amount of monthly gold production from the claims in the “area of interest” and by the monthly average market gold price, after deducting all smelting and refining charges, various taxes and certain other expenses. For example, using an assumed monthly average market gold price of $400, the royalty rate would be 4%. Using an assumed monthly production of 5,000 ounces of gold from the leased claims, the monthly royalty amount would be 5,000 ounces times $400 per ounce, less allowable deductions, multiplied by 4%.
      At present, there is no royalty payable to the United States or the State of Nevada on production from unpatented mining claims, although legislative attempts to impose a royalty have occurred in recent years.
ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
      Primary access to the Borealis Property is gained from an all weather county gravel road located about two miles south of Hawthorne from State Highway 359. Hawthorne is about 133 highway miles southeast of Reno. The Borealis Property is about 16 road miles from Hawthorne.
      The elevation on the property ranges from 7,200 ft to 8,200 ft above sea level. This relatively high elevation produces moderate summers with high temperatures in the 90°F (32°C) range. Winters can be cold and windy with temperatures dropping to 0°F (-18°C). Average annual precipitation is approximately 10 inches, part of which occurs as up to 60 inches of snowfall. Historically, the Borealis Property was operated throughout the year with only limited weather related interruptions.
      Topography ranges from moderate and hilly terrain with rocky knolls and peaks, to steep and mountainous terrain in the higher elevations.
      The vegetation throughout the project area is categorized into several main community types: pinyon/ juniper woodland, sagebrush, ephemeral drainages and areas disturbed by mining and reclaimed. Predominate species include pinyon pine, Utah juniper, greasewood, a variety of sagebrush species, crested wheat grass and fourwing saltbush.
      During the initial phase of operations, if any, we anticipate that power could be generated on site. There is a power line crossing the Borealis Property within 2 miles of the center of the planned operations, which we will evaluate as an alternative power source during our planned engineering feasibility work. Water is available from two water basins located approximately 5 miles and 7 miles south of the planned mine site, respectively. Water for historical mining operations was supplied from the basin 5 miles away from the site. We have obtained permits from the Nevada Division of Water Resources to access water from each of these basins. We believe that each of these basins, individually, would provide a sufficient water supply for our planned operations.
      The Borealis site has been reclaimed by the prior operator to early 1990’s standards. The pits and the project boundary are fenced for public safety. Currently, access to the pits and leach heap areas is gained through a locked gate. No buildings or power lines or other mining related facilities located on the surface remain. All currently existing roads in the project area are two — track roads with most located within the limits of the old haul roads that have been reclaimed.
      The nearest available services for both mine development work and mine operations are in the small town of Hawthorne, via a wide well-maintained gravel road. Hawthorne has substantial housing available, adequate fuel supplies and sufficient infrastructure to meet basic supply requirements. Material required for property development and mine operations are generally available from suppliers located in Reno, Nevada.
History of the District and Borealis Property
      The original Ramona mining district, now known as the Borealis mining district, produced less than 1,000 ounces of gold prior to 1981. In 1978 the Borealis gold deposit was discovered by S. W. Ivosevic (1979), a geologist working for Houston International Minerals Company (a subsidiary of Houston Oil and Minerals Corporation). The property was acquired from the Whitney Partnership, which later became the Borealis Owners, following Houston’s examination of the submitted property. Initial discovery of ore-grade gold mineralization in the Borealis district and subsequent rapid development resulted in production beginning in October 1981 as an open pit mining and heap leaching operation. Tenneco Minerals acquired the assets of Houston International Minerals in late 1981, and continued production from the Borealis mine. Subsequently, several other gold deposits were discovered and mined by open pit methods along the generally northeast-striking Borealis trend, and also several small deposits were discovered further to the northwest in the Cerro Duro area. Tenneco’s exploration in early 1986 discovered the Freedom Flats deposit beneath thin alluvial cover on the pediment southwest of the Borealis mine. In October 1986, Echo Bay Mines acquired the assets of Tenneco Minerals.
      With the completion of mining of the readily available oxide ore in the Freedom Flats deposit and other deposits in the district, active mining was terminated in January 1990, and leaching operations ended in late 1990. Echo Bay left behind a number of oxidized and sulfide-bearing gold mineral resources. All eight open pit operations are reported to have produced 10.7 million tons of ore averaging 0.059 ounces of gold per ton (opt Au). Gold recovered from the material placed on heaps was approximately 500,000 ounces, plus an estimated 1.5 million ounces of silver. Reclamation of the closed mine began immediately and continued for several years. Echo Bay decided not to continue with its own exploration, and the property was farmed out as a joint venture in 1990-91 to Billiton Minerals, which drilled 28 reverse circulation (RC) exploration holes on outlying targets for a total of 8,120 ft. Billiton stopped its farm-in on the property with no retained interest.
      Subsequently Santa Fe Pacific Mining, Inc. entered into a joint venture with Echo Bay in 1992-93, compiled data, constructed a digital drill-hole database and drilled 32 deep RC and deep core holes, including a number of holes into the Graben deposit. Echo Bay completed all reclamation requirements in 1994 and then terminated its lease agreement with the Borealis Owners in 1996.
      In 1996 J.D. Welsh & Associates, Inc. negotiated an option-to-lease agreement for a portion of the Borealis Property from the Borealis Owners. Prior to 1996, J.D. Welsh had performed contract reclamation work for Echo Bay and was responsible for monitoring the drain-down of the leach heaps. Upon signing the lease, J.D. Welsh immediately joint ventured the project with Cambior Exploration U.S.A., Inc. Cambior performed a major data compilation program and several gradient IP surveys. In 1998 Cambior drilled 10 holes which succeeded in extending one existing deposit and in identifying new zones of gold mineralization.
      During the Cambior joint venture period, in late 1997, Golden Phoenix entered an agreement to purchase a portion of J.D. Welsh’s interest in the mining lease. J.D. Welsh subsequently sold its remaining interest in the mining lease to a third party, which in turn sold it to Golden Phoenix, resulting in Golden Phoenix controlling a 100% interest in the mining lease beginning in 2000. Golden Phoenix personnel reviewed project data, compiled and updated a digital drill-hole database (previous computer-based resource modeling databases), compiled exploration information and developed concepts, maintained the property during the years of low gold prices, and developed new mineral resource estimates for the entire property.
      In July 2003 Borealis Mining acquired an option to earn an interest in a joint venture in a portion of the Borealis Property and in January 2005 Borealis Mining acquired full interest in the mining lease and mining claims comprising the Borealis Property. See, “Description and Development of the Business: History and Background of the Company,” above.
      We have expended considerable effort consolidating the available historical data and flat files since acquiring our interest in the Borealis Property. This data has been scanned, and converted into a searchable electronic form. The electronic database has formed the basis of re-interpretation of the district geologic setting, and helped to form the foundation for a new understanding of the district’s potential. We acquired this data from Golden Phoenix in May 2003.

Historical Gold Production
      The Borealis Property is not currently a producing mine. Historical data is presented for general information and is not indicative of existing grades or expected production. We have no probable or proven reserves on any of our properties. We cannot be assured that minerals will be discovered in sufficient quantities to justify commercial operations.
Photograph of Borealis district.
View to the east, with Freedom Flats pit in the foreground.
The photograph shows the site as it was circa 1991.

(Source: A. Noble, Ore Reserves Engineering, Technical Report, 2005)

     Several gold deposits have been previously defined through drilling on the Borealis Property by prior owners. Some gold deposits have been partially mined. Reports on past production vary. The past gold production from pits on the Borealis Property, as reported by prior owners is tabulated below. The total of past gold production was approximately 10.6 million tons of ore averaging 0.057 ounces per ton (opt) gold. Mine production resulting from limited operations in 1990 is not included. Although no complete historical silver production records still exist at this time, the average silver content of ore mined from all eight pits appears in the range of five ounces of silver for each ounce of gold. We have not included silver in our mine planning to date, but intend to monitor the potential viability of silver recovery, if warranted, as our feasibility study and more detailed mine planning progress.
Reported past Borealis production, 1981-1990(1)

Crushed and Agglomerated Ore(2)	Tons	Grade	Contained Gold

		(opt Au)	(oz)
Borealis	1,488,900	0.103	153,360
Freedom Flats	1,280,000	0.153	195,800
Jaime’s/ Cerro Duro/ Purdy	517,900	0.108	55,900
East Ridge	795,000	0.059	46,900
Gold View	264,000	0.047	12,400

Total	4,345,800	0.107	464,360

Run of Mine Ore(3)
East Ridge	2,605,000	0.021	54,700
Polaris (Deep Ore Flats)	250,000	0.038	9,500
Gold View	396,000	0.009	3,500
Northeast Ridge	3,000,000	0.025	75,000

Total	6,251,000	0.023	142,700

Grand Total	10,596,800	0.057	607,060

(1)	The numbers presented in this table are based on limited production records. A later report in 1991 published by the Geologic Society of Nevada reports that production totaled 10.7 million tons with an average grade of 0.059 opt.

(2)	Crushed and agglomerated ore is that material which has been reduced in size by crushing, and as a result may contain a significant portion of very fine particles which is then, with the aid of a binding agent such as cement, reconstituted into larger particles and subsequently leached in a heap. The agglomerated ore typically has greater strength allowing for higher stacked heaps and may allow better percolation of leach solutions if the ore has high clay content.

(3)	Run of mine ore is that material which was fragmented by blasting only, and then stacked on the heaps without being further reduced in size by crushing or other beneficiation processes.

Borealis Property Background
      In October 2003, we engaged Behre Dolbear & Company, Inc., mining consultants, to develop a preliminary scoping study for the redevelopment of the Borealis Property. Behre Dolbear prepared a report titled “Preliminary Scoping Study” dated June 7, 2004, which we refer to as the “Behre Dolbear Report.” Qingping Deng, a “Qualified Person” as defined in NI 43-101, who is independent from us, authored the Behre Dolbear Report. The following information is based on the Behre Dolbear Report. Portions of the following information are based on assumptions, qualifications and procedures which are set out only in the Behre Dolbear Report.
      In its report, Behre Dolbear performed a resource estimate in which it identified mineralized material on the Borealis Property and concluded that the Borealis Property had excellent exploration potential. Behre

Dolbear also analyzed the historical data on the property and produced a series of recommendations to evaluate and potentially develop the Borealis Property.
      Following our consideration of the Behre Dolbear Report, and based on additional geologic field work, we retained Ore Reserves Engineering, consulting resource modeling engineers, to complete an updated resource estimate model in accordance with NI 43-101. In May 2005, Ore Reserves Engineering delivered a report titled the “Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada.” The Behre Dolbear Report, which preceded the Technical Report, was reviewed by Alan C. Noble, the author of the Technical Report.
      The Technical Report states that the preferred course of action for Gryphon Gold is to continue with the three phased business plan contained in the Behre Dolbear Report, resulting in mine development if such development is technically warranted and commercially feasible.
      The three phase business plan referred to in the Technical Report and the Behre Dolbear Report is to evaluate:

(a)	the existing leach pads and mine dump materials for the possibility of releaching and gold production,

(b)	the remaining oxide ores that could be mined and transported to the new leach pad, and

(c)	the deeper high grade sulfide mineralization.
      It is our intention to continue with the recommendations established in the Technical Report with the objective of developing the Borealis Property, subject to obtaining additional adequate capital and subject to further optimizing of the mining scenario contemplated as more detailed information becomes available.
      The principal steps to the current exploration plans related to the Borealis Property include:

•	completing the permitting process;

•	continuing our drilling program, database enhancement and geophysical surveys on the previously disturbed area of the Borealis Property, also referred to as the “Borealis site”;

•	implementing a systematic metallurgical testing program for gold bearing samples collected;

•	completion of the feasibility study; and

•	developing an exploration program for the areas of the Borealis Property outside the Borealis site.
      We aim to complete the above steps in the first half of 2006. In addition and in accordance with the recommendations contained in the Technical Report, we propose to undertake an exploration program on areas of the Borealis Property outside the Borealis Site, subject to receiving required permits. The cost of the principal steps referred to above, was estimated in the Technical Report at $3.5 million (Cdn$4.1 million). Upon completion of the feasibility study, we will evaluate whether the construction of mine facilities on the Borealis site is warranted by project economics. If we determine to proceed with mine construction, we will be required to obtain additional capital. See “Management’s Discussion and Analysis — Liquidity and Capital Resources” and “Risk Factors and Uncertainties”.
GEOLOGICAL SETTING
— Regional Geology
      The Borealis mining district lies within the northwest-trending Walker Lane mineral belt of the western Basin and Range province, which hosts numerous gold and silver deposits. Mesozoic metamorphic rocks in the region are intruded by Cretaceous granitic plutons. In the Wassuk range the Mesozoic basement is principally granodiorite with metamorphic rock inclusions. Overlying these rocks are minor occurrences of Tertiary rhyolitic tuffs and more extensive andesite flows. Near some fault zones, the granitic basement rocks exposed in the eastern part of the district are locally weakly altered and limonite stained.

      The oldest exposed Tertiary rocks are rhyolitic tuffs in small isolated outcrops which may be erosional remnants of a more extensive unit. The rhyolitic tuffs may be correlative with regionally extensive Oligocene rhyolitic ignimbrites found in the Yerington area to the north and within the northern Wassuk Range. On the west side of the Wassuk Range, a thick sequence of older Miocene andesitic volcanic rocks unconformably overlies and is in fault contact with the granitic and metamorphic rocks, which generally occur east of the Borealis district. The age of the andesites is poorly constrained due to limited regional dating, but an age of 19 to 15 Ma is suggested (“Ma” refers to million years before present). In the Aurora district, 10 miles southwest of the Borealis district, andesitic agglomerates and flows dated at 15.4 to 13.5 Ma overlie Mesozoic basement rocks and host gold-silver mineralization. Based on these data, the andesites in the Borealis region can be considered as 19 to 13.5 Ma.
      The Borealis district lies within the northeast-trending Bodie-Aurora-Borealis mineral belt; the Aurora district, with 1.9 million ounces of past gold production, lies 10 miles southwest of Borealis and the Bodie district, with 1.5 million ounces of gold production, lies 19 miles southwest in California. All three mining districts are hosted by Miocene volcanics. The intersection of northwesterly and west-northwesterly trending Walker Lane structures with the northeasterly trending structures of the Aurora-Borealis zone probably provided the structural preparation conducive to extensive hydrothermal alteration and mineralization at Borealis.
— Local Geology
      The Borealis district mineralization is hosted by Miocene andesite flows, laharic breccias, and volcaniclastic tuffs, which exceed 1000 to 1200 ft in thickness, strike northeasterly, and dip shallowly to the northwest. The andesite is internally subdivided into upper and lower volcanic packages which are laterally extensive and constitute the predominant bedrock in the district. These packages host most of the gold ore deposits. The most favorable host horizon is the upper andesite and the contact zone between the two andesite packages. An overlying upper tuff is limited in aerial extent due to erosion. All of these units are cut by steeply dipping northeast-trending faults that probably provided conduits for mineralizing hydrothermal fluids in the principal mineralized trends. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the range front and overlie many of the best exploration targets. Wide-spaced drilling indicates that the majority of the altered-mineralized area is covered by pediment gravels over a seven-mile long zone in the southern and southwestern parts of the district. Much of this area has received only minor testing.
      Structures in the district are dominantly northeast-striking normal faults with steep northwest dips, and generally west-northwest-striking range-front faults with steep southerly dips. Both of these fault systems lie in regional trends which are defined large structural zones in the earth’s crust and by the locations of several known district scale mineral deposits and other smaller mineralized systems. Borealis appears to be at a major intersection of two of these mineralized trends, the Walker Lane and the Bodie-Aurora-Borealis cross trend.
      A number of the pre-mineral faults of both orientations in the Borealis district appear to control the occurrence and concentration of gold mineralization, and may have been conduits for migration of higher-grade gold bearing hydrothermal solutions. The hydrothermal solutions often followed the planes of the faults to zones where the proper geologic conditions allowed for concentration of the solutions and formation of gold deposits.
      Movement along most of the faults in the Borealis district appears to be normal, although some faults also display a strike-slip component of movement. In the mined part of the district, rocks are mostly down dropped on the northwest side of northeast-trending faults, which is part of a graben. The Graben gold deposit appears to be controlled by a north-northeast trending structure dipping steeply to the east, and no other structures of this orientation have been identified.
— Mineral Deposits
      The gold deposits contained within the larger, district scale, Borealis hydrothermal system are recognized as high-sulfidation type systems with high-grade gold mineralization occurring along steeply dipping structures and lower grade gold mineralization both surrounding the high-grade and commonly controlled by more permeable volcanic rocks in relatively flat-lying zones. The gold deposits, some with minor amounts of silver mineralization are hosted by Miocene andesitic flows, laharic breccias, and volcaniclastic tuffs, which all strike northeasterly and dip shallowly to the northwest. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the mountain front and there is potential for discovery of more blind deposits, similar to the Graben deposit.
      The surface “footprints” of the high-grade pods or pipe-like bodies, found to date are rather small and they can be easily missed with patterns of too widely spaced geophysical surveys and drill holes. Most of the drilling on the property by prior owners, including the Graben deposit, is vertical, and therefore did not adequately sample the steep higher-grade zones. Drill-hole orientation has compounded the underestimation of grades within the district. The coarse gold component can best be captured with very careful sampling of drill cuttings and core and collecting large samples.
      Several drill holes to the west of Freedom Flats and Borealis encountered gold within the alluvium stratigraphically above known deposits. These holes trace a gold-bearing zone that in plan appears to outline a paleochannel of a stream or gently sloping hillside that may have had its origin in the eroding Borealis deposit. The zone is at least 2,500 feet long, up to 500 feet wide, and several tens up to 100 feet thick. At this point it is unknown if this is a true placer deposit, an alluvial deposit of broken ore, or some combination of both. Additional drilling and beneficiation tests are needed to determine if an economic gold deposit exists.
EXPLORATION
      Since the late 1970’s, considerable exploration has been completed at the Borealis Property with the primary objective of finding near surface deposits with oxide type gold mineralization. Exploration work has consisted of field mapping, surface sampling, geochemical surveys, geophysical surveys, and shallow exploration drilling. Only limited drilling and geological field work has been completed in areas covered by pediment gravels, even though Freedom Flats was an unknown, blind deposit, without surface expression when discovered.
      Many geophysical surveys have been conducted by others in the Borealis district since 1978. In addition, regional magnetics and gravity maps and information are available through governmental sources. The most useful geophysical data from the exploration programs has been induced polarization (IP) (chargeability), aeromagnetics, and, to a lesser degree, resistivity.
      Areas with known occurrences of gold mineralization, which have been defined by historical exploration drilling, and have had historical mine production include: East Ridge and Gold View, Northeast Ridge, Freedom Flats, Borealis, and Deep Ore Flats (also known as Polaris). All of these deposits still have gold mineralization remaining in place, contiguous with the portions of each individual deposit which has been mined
      Discovery potential on the Borealis Property includes oxidized gold mineralization adjacent to existing pits, new oxide gold deposits at shallow depth within the large land position, gold associated with sulfide minerals below and adjacent to the existing pits, in possible feeder zones below surface mined ore and deeper gold-bearing sulfide mineralization elsewhere on the property. Both oxidized and sulfide-bearing gold deposits exhibit lithologic and structural controls for the locations and morphologies of the gold deposits.
      The following areas have not been subject to historic mine production, but have been subject to historical exploration that has identified gold mineralization.

Borealis Extension
      The Borealis Extension deposit occurs at shallow to intermediate depth beneath the northern and western parts of the former Borealis pit. Most of the mineralization begins at 110 to 375 ft below the surface. Generally the top of this target occurs at or slightly below the 7,000-ft elevation. The primary target is defined by 16 contiguous drill holes completed by previous operators that have potential ore-grade intercepts and that penetrate beneath the 7,000-ft elevation. Thickness of low-grade mineralized intercepts ranges from 15 to 560 ft with nine holes having from 155 to 560 ft of +0.01 opt of gold; average thickness of the zone is 236 ft.

Grades have been divided into sub-zones of 0.01-0.03 opt, which averages 0.018 opt of gold, and of +0.03 opt, which averages 0.084 opt of gold.

Graben Deposit
      The Graben deposit is currently defined with approximately 36 RC holes and 19 core holes. Drilling has defined a zone of gold mineralization, using an 0.01 opt Au boundary, that extends at least more than 2,000 ft in a north-south direction and between 200 and 750 ft east-west, and up to 300 ft thick. The top of the deposit is from 500 to 650 ft below the surface. Near its southern margin the axis of the deposit is within 800 ft of the Freedom Flats deposit and along one portion of the southeastern margin low-grade mineralization may connect with the Freedom Flats mineralization through an east-west trending splay. Drilling data appears to confirm mineralization at the southern margin of the deposit is closed off. Along the western margin a suspected post-mineralization fault may have down-dropped the deposit and apparently serves as an effect western boundary to mineralization and brings tertiary gravels in contact with the Graben zone. Much of the eastern margin has not been defined by drilling. To the north mineralization remains open. An airborne magnetic survey and a gradient IP survey reveal anomalies along the northern extension of the Graben zone, suggesting that the deposit continues in that direction.

North Graben Prospect
      The North Graben prospect is defined by the projection of known mineralization, verified by drilling sampling and coincident with a large intense aeromagnetic low and a broad chargeability (IP) high. Only one hole has been drilled, but not completed, into the southern margin of the North Graben prospect, about 1,400 ft north of the most northerly significant Graben mineralization. While this hole failed to reach its target depth, alteration typical of the margin of the Graben deposit was encountered. This blind untested target lies on trend of the north-northeast-elongate Graben mineralized zone. In 1989, Echo Bay had completed a district-wide helicopter magnetic/electromagnetic survey, which identified a large, intense type aeromagnetic low in the North Graben area. This coincident magnetic low/chargeability high is now interpreted as being caused by an intensive and extensive hydrothermal alteration-mineralization system.
      Cambior conducted a gradient IP survey in 1997, which identifies a deep-source broad chargeability anomaly that extends northerly from the northern margin of the Freedom Flats deposit, covers only part of the Graben zone and most of the North Graben area, and extends to the limit of the surveyed area. This anomaly is interpreted to be caused by high-sulfide mineralization. The North Graben prospect thus represents the possible extension of known mineralization of the Graben zone.
      One angle hole was drilled by Cambior in 1998 to test the southern most portion of the North Graben target chargeability anomaly, and it was well south of a large aeromagnetic low. The upper 725 ft of this hole contained post-mineral gravel and sediments and relatively unaltered andesitic volcanics, before intersecting altered and mineralized andesite near the bottom of the hole. The pre-mineral andesite flows contain alteration ranging from propylitic to chalcedonic silica down the hole. Hole 98005 was lost at a depth of 780 ft due to hole caving. Although no significant gold mineralization was encountered in the hole, alteration was most intense at the bottom. Hydrothermal alteration noted in samples from the hole fits better with patterns found at the margin of a Graben-type deposit.

Sunset Wash Prospect
      The Sunset Wash prospect consists of a gravel-covered pediment underlain by extensive hydrothermal alteration in the western portion of the Borealis district. Sixteen holes drilled by Echo Bay Mines indicate that intense alteration occurs within a loosely defined west-southwest belt that extends westerly from the Jaime’s Ridge/ Cerro Duro deposits. At the western limit of the west-southwest belt, Cambior’s IP survey and drilling results can be interpreted to indicate that the alteration system projects toward the southeast into the pediment along a mineralized northwest-oriented fault. Cambior conducted a gradient array induced polarization (IP) survey over the Sunset Wash area effectively outlining a 1,000 by 5,000 ft chargeability anomaly. The anomaly corresponds exceptionally well to alteration and sulfide mineralization identified by

Echo Bay’s drill-hole results. Two structures appear to be mapped by the chargeability anomaly; one is a 5,000-ft long west-southwest-trending structure and the other is a smaller, northwest-trending structure that cuts off the W-SW structure at its western limit. Alteration types and intensity identified by the drilling, combined with the strong IP chargeability high and the aeromagnetic low, strongly suggest that the robust hydrothermal system at Sunset Wash is analogous to the mineralized systems at Graben and Freedom Flats.
      Geologic observations based on mapping and drill hole logging indicate that both the Freedom Flats and the Graben deposits are localized along a favorable horizon near the contact between the upper and lower volcanic units. This same contact zone appears to underlie the Sunset Wash pediment at a shallow depth. The target concept suggests that mineralization should favor zones where mineralizing structures crosscut the upper and lower volcanic contact. Cambior drilled three holes to test portions of the Sunset Wash geophysical anomaly and to offset other preexisting drill holes with significant alteration. Each of the three holes was drilled vertically to maximize the depths tested. The three holes were collared in the upper volcanic unit, but only one crossed the contact.
      The westernmost of Cambior’s three holes encountered the most encouraging alteration and best gold mineralization suggesting that this drillhole is near the most prospective area. This drill-hole intercepted altered rock from bedrock surface to total depth, including an extremely thick zone of chalcedonic replacement in the lower two-thirds of the hole.

Bullion Ridge/ Boundary Ridge
      The northeast-trending alteration zone extending along Boundary Ridge into Bullion Ridge contains intense silicification that is surrounded by argillization, with abundant anomalous gold. Widely spaced shallow holes completed by previous operators have tested several of the alteration/anomalous gold zones defining discrete zones of mineralized material.

Lucky Boy Prospect
      Another prospect area similar to North Graben and Sunset Wash is the Lucky Boy area, which may be in a shallower pediment environment in the central portion of the district near the range front. Drill holes in the periphery have thick zones of silification and traces of gold mineralization. Echo Bay’s aeromagnetic map shows another magnetic low and Cambior’s IP map shows a coincident chargeability high in the area of the silicification.
MINERALIZATION
— Overview
      Finely disseminated gold mineralization found in the Borealis epithermal system was associated with pyrite and other gold bearing sulfide minerals such as marcasite when initially deposited by the gold rich hydrothermal fluids. In some portions of the deposits, over time through natural oxidation, the pyrite was transformed to limonite releasing the gold particles. Through this geologic process, the mineral character of the deposit was altered, and gold was exposed so that conventional hydrometallurgical processes (e.g. gold heap leaching) could be effectively applied to recover the gold. Gold still bound in pyrite or pyrite-silica which was not as readily oxidized in the geologic process, is not as easily recovered by a simple heap leach operations and may require some type of more advanced milling operation. Limited evidence suggests that in certain deposits such as the Borealis and Freedom Flats deposits, that some coarse gold exists, probably in the higher-grade zones.
— Oxide Gold Mineralization
      Oxide gold mineralization is generally more amenable to direct cyanidation processes such as heap leaching as compared to sulfide gold mineralization.
      Oxide deposits in the district have goethite, hematite, and jarosite as the supergene oxidation products after iron sulfides, and the limonite type depends primarily on original sulfide mineralogy and abundance. Iron oxide minerals occur as thin fracture coatings, fillings, earthy masses, as well as disseminations throughout the rock. The degree of supergene oxidation, mineral constituents, and form and occurrence of the oxide minerals in the host rock are significant factors in determining metallurgical performance and ultimate gold recovery. As demonstrated in previous operations, this type of gold bearing material is amenable to conventional heap leaching methodology.
      Depth of oxidation is variable throughout the district and is dependent on alteration type, structure, and rock type. Oxidation ranges from approximately 250 ft in argillic and propylitic altered rocks to over 600 ft in fractured silicified rocks. A transition zone from oxides to sulfides with depth is common with a mixing of oxide and sulfide minerals.
      Except for the Graben deposit, all of the known gold deposits are at least partially oxidized. Typically the upper portion of a deposit is totally oxidized and the lower portions unoxidized. In places, such as the Ridge deposits, there is an extensive transition zone of partially oxidized sulfide bearing gold mineralization. Oxidation has been observed to at least 1,000 ft below the surface. Therefore, we believe that if additional gold deposits are found under gravel cover, some portion of them may be oxidized.
— Sulfide Gold Mineralization
      Sulfide gold mineralization is generally less amenable to conventional direct cyanidation metallurgical processes, and may require more advanced processes such as milling, flotation and oxidation prior to cyanidation.
      Sulfide deposits in the district are mostly contained within quartz-pyrite alteration with the sulfides consisting mostly of pyrite with minor marcasite, and lesser arsenopyrite and cinnabar. Many trace minerals of copper, antimony, arsenic, mercury and silver have also been identified. Pyrite content ranges from 5 to 20 volume percent with local areas of nearly massive sulfides in the quartz-pyrite zone and it occurs with grain sizes up to 1mm. At Borealis, euhedral pyrite grains are commonly rimmed and partially replaced with a later stage of anhedral pyrite overgrowths. Study of this phenomenon in other epithermal districts in Nevada has shown that gold occurs only in the late overgrowths. Mineralogical studies of Borealis samples suggest that this may also be true at Borealis, but are not fully conclusive.
      The Graben deposit is the best example found to date of the size and quality of sulfide deposits within the district. In addition sulfide mineral resources occur in the bottoms of most of the pits, but the most significant mineral resource in a pit environment is found beneath the Freedom Flats pit. Potential targets below most pits would include the feeder structures, many of which would be expected to have high-grade sulfide gold mineralization.
      The following illustration is a representation which graphically demonstrates our generalized interpretation of the three predominate types of gold bearing material that have been defined in the Graben, Freedom Flats, and Borealis deposits by drilling and sampling. Drilling at the Graben indicates that this deposit contains predominantly sulfide gold mineralization. Limited drilling in the Borealis Extension deposit shows that the deposit is comprised of a mix of partially oxidized and oxidized gold mineralization. Near-surface deposits at Freedom Flats, Borealis and other deposits that were partially mined, and shown to be amenable to gold heap leaching, still contain potentially heap leachable gold mineralization in zones immediately adjacent to historical pits.
      Drilling completed by us and previous operators shows that gold mineralization often extends beyond the limits of previously mined pits. In addition, past mining operations have left dumps and heaps which were previously processed. We have evaluated portions of this stockpiled material with drilling, sampling, assaying and metallurgical testing and have determined that certain of these stockpiles still contain mineralized material with significant gold values.

(Source: Gryphon Gold)
DRILLING
      We have conducted a drilling program of existing heaps and dumps of the Borealis site. Set out below is a summary of the drilling work conducted on the Borealis Property by prior owners and by us.
— Historical Drill Hole Database
      The drill-hole database used for the main Borealis project study area contains 1,747 drill holes with a total drilled length of 510,712 ft, including 1,626 which intersected gold mineralization. These holes were drilled by various prior operators. Drill-hole types include diamond core holes, reverse circulation (RC) holes and rotary holes. Only a few core holes have down-hole survey information. Mineralized zones covered by these drill holes include the Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge. Except for Graben, all have been partially mined by previous operators of the project; the Borealis and Deep Ore Flats (also known as Polaris) pits have been back-filled with waste from the Freedom Flats pit. There are an additional 487 drill holes with a total drilled length of 103,562 ft scattered throughout the district, and mostly in the Cerro Duro, Jamie’s Ridge, and Purdy Peak area, at approximately three miles distant northwest of the main Borealis mine area. The total existing drilling for the entire Borealis Property, therefore, is 2,234 holes with a total drilled length of 614,274 ft. None of these historical holes were drilled by us.
      Drill hole sampling length is generally 5 ft for the RC holes, but varies for the core holes based on geological intervals. Sampling length is up to 25 ft for some of the early rotary holes. Gold assays in parts per billion (ppb) and troy ounces per short ton (opt) are provided for most of the sampling intervals. Silver assays in parts per million (ppm) and opt are also provided for some of the sampling intervals. Silver grade was not modeled in this study.

Summary of Drill Hole Sample Statistics for
Drill Holes intersecting the Mineralized Zones(1)(2)

						Average
		Total	Intervals		Total	Assay	Average
	Number	Sample	Not	Intervals	Assayed	Length	Gold Grade
	Holes(3)	Intervals(4)	Assayed	Assayed	Footage	(Feet)	opt of Gold

Graben	61	2,620	131	2,489	12,362	4.97	0.054
Freedom Flats	143	6,223	217	6,006	30,029	5.00	0.064
Borealis	321	5,611	127	5,484	27,835	5.08	0.042
Deep Ore Flats (Polaris)	163	6,223	217	6,006	30,029	5.00	0.064
Crocodile Ridge	37	2,593	25	2,568	12,879	5.02	0.012
Alluvium	253	1,673	175	1,498	7,490	5.00	0.007
East Ridge	188	4,466	104	4,362	21,892	5.02	0.020
Mid Ridge	60	1,307	24	1,283	6,415	5.00	0.008
Northeast Ridge	210	6,008	115	5,893	29,495	5.01	0.016
Outside Zones	1,342	56,188	3,564	52,624	267,047	5.07	0.001
Southwest Model Total	1,080	69,221	4,144	65,077	328,339	5.05	0.012
Northeast Model Total	546	18,020	341	17,679	89,850	5.08	0.011

(1)	Reference should be made to the Technical Report for further explanation of the above tabular information

(2)	This table summarizes drilling within known gold deposits of 1,747 holes and does not reflect the remaining 487 drill holes. Total drilling amounts to 2,234 holes with a total footage of 614,274 feet.

(3)	Drill holes may intersect more than one zone, therefore the number of holes by zone is not additive.

(4)	All distances are presented in feet.
     The database subset used for the computer generated resource model referred to in the Technical Report consists of 1,604 of the drill holes with a total footage of 447,860 ft and 82,756 assayed intervals. Many of the high-grade intervals were assayed more than once to check and confirm the actual grades, so the total number of assays exceeds 82,756. The average depth of holes is 275 ft but the bulk of the holes are less than 200 ft with a limited number of holes in selective locations extending 1,000-2,000 ft to test deeper mineralization. The average assayed interval was slightly larger than 5 ft, with the bulk of the samples representing 5-ft intervals. The drill holes discussed above were completed by other operators at Borealis, and were not drilled by Gryphon.
— Drilling of Existing Heaps and Dumps
      In May 2004 we completed a drilling program on the five Borealis site heaps and parts of the Freedom Flats and Borealis site dumps. This program consisted of 32 holes totaling 2,478.5 ft. Dump holes were drilled deep enough to penetrate the soil horizon below the dump, while holes on the heaps were drilled to an estimated 10-15 ft above the heap’s liner. We are currently conducting an ongoing drill program targeted at expanding the limits of known gold deposits. See “Development and Exploration — Resource Expansion and Exploration Program.”
SAMPLING AND ANALYSIS
— General
      The Borealis Mine operated from 1981 through 1990 producing approximately 10.7 million tons of ore averaging 0.059 ounces of gold per ton from seven open pits. The mined ore contained approximately 635,000 ounces of gold of which approximately 500,000 ounces of gold were recovered through a heap leach operation (please refer to footnote to table “Reported Past Borealis Production 1981-1990”). This historic production can be considered a bulk sample of the deposits validating the database that was used for feasibility studies and construction decisions through the 1980s. With over 2,200 drill holes in the database that was compiled over a 20-year period by major companies, the amount of information on the project is extensive. It is primarily these data that have been used as the foundation of the current mineral resource estimate. The bulk of the data was collected beginning in 1978, the year of discovery of the initial ore-grade mineralization, and was continuously collected through the final year of full production. Subsequent owners who conducted exploration programs through the 1990s added to the database.
— Previous Mining Operations — Sampling, Analysis, Quality Control and Security
      Specific detailed information on sampling methods and approaches by the various mine operators is not available to us. However, a report written in 1981 (referred to in the Technical Report) noted that the drilling, sampling and analytical procedures as well as assay checks were reported as acceptable by industry practice.
      Echo Bay Mines performed quality checks on their drill cuttings, sampling and assaying methods as part of their evaluation of the property prior to and following its purchase from Tenneco Minerals, indicating that the original assays were reliable and representative. During their exploration and development programs they also drilled a number of core hole twins of reverse circulation rotary drill holes to compare assay results in the same areas.
      Houston Oil and Minerals, Tenneco, and Echo Bay Mines are reported to have used standard sample preparation and analytical techniques in their exploration and evaluation efforts, but detailed descriptions of the procedures have not been found. Most of the drill-hole assaying was accomplished by major laboratories that were in existence at the time of the drilling programs. Various labs including Monitor Geochemical, Union Assaying, Barringer, Chemex, Bondar-Clegg, Metallurgical Laboratories, Cone Geochemical, the Borealis Mine lab and others were involved in the assaying at different phases of the exploration and mining activity.
      We believe that early work on the property relied on assay standards that were supplied by the laboratories doing the assaying. However, Echo Bay Mines (1986) reported using seven internal quality control standards for their Borealis Mine drill-hole assaying program. The seven standards ranged in gold concentrations from 170 ppb to 0.37 opt. Assay labs involved in the standards analyses were Cone Geochemical, Chemex, and the Borealis Mine lab, and the precision of the three labs was reported as excellent (+/- 1 to 8%) for the higher gold grades (0.154-0.373 opt); acceptable (+/- 3 to 14%) for the lower grades (0.029-0.037 opt); and fair (+/- 4 to 20%) for the geochemical anomaly grades (0.009 opt to 170 ppb). These data provide an initial estimation of the precision and accuracy of gold analyses of Borealis mineralization.
      During 1986, Echo Bay instructed Chemex to analyze duplicate samples for five selected drill holes. A comparison was made of (a) 1/2 assay-ton fire assay with a gravimetric finish, versus (b) 1/2 assay-ton fire assay with an atomic absorption finish, versus (c) hot cyanide leach of a 10-gram sample. The 1/2 assay-ton fire assay — gravimetric and the 1/2 assay-ton fire assay — atomic absorption gave essentially the same results. However the hot cyanide leach gave results that were 5-11 percent higher in one comparison and significantly lower in another, prompting Chemex to conclude that cyanide leach assaying was not appropriate for Borealis samples. The great majority of the assays in the database are based on fire assays.
      We have no information relating to the sample security arrangements made by the previous operators.
— Gryphon Gold Operations — Sampling, Analysis, Quality Control and Security
      We engaged an independent contractor in 2004 to drill 32 holes on the five previously leached heaps and two waste dumps. The drilling was completed with a sonic rig to retrieve a core-like sample. All drill holes were drilled vertical, and samples represent “true thickness” of the dump or heap material.
      Sampling intervals were originally designed to be every 10 ft, but were contingent upon drilling conditions. During drilling, sample intervals were subject to when the sample tube was extracted from the hole. Individual runs varied from 1 to 3 ft, which were then combined to produce a sample with an interval length as close to 10 ft as practicable (the combination was completed at American Assay Labs). Combined intervals varied from 9 ft to 11 ft, except at the bottom of a hole where the interval was as short as 4 ft.

      When the sample tube was extracted from the hole, the sample was immediately slid into a plastic sleeve that was sealed and marked with the drill hole number and footage interval. These plastic sample sleeves were not reopened until they reached the analytical lab. All of the drill procedures and handover to the analytical lab was monitored by an independent geologist hired through Geotemps Inc. The contract field geologist also maintained lithology logs for each drill hole. A non-blind standard was added as the last sample of each hole, which was obvious to the lab since the standard was in a pulp bag, although the lab did not know the gold value of the standard.
      All samples were submitted to American Assays Labs of Sparks, Nevada. At the lab each of the individual samples were combined into an analytical sample at approximated 10 ft intervals. Each analytical sample was split in a rotary splitter with a one-fifth of the sample removed for assay and the remaining four-fifths retained for metallurgical testing. Each analytical split was weighed, dried and weighed again. The difference between the two weights represents the amount of water in the original sample. Each dried sample was crushed to one-quarter inch passing and a 300 to 500 gram sample was riffled off for assay. The remaining sample was retained at the lab. Each assay sample was pulverized and assayed for gold and silver by one assay ton fire assay, and a two hour 200 gram cyanide shake assay for dissolvable gold.
      Two additional samplings were undertaken on one of the heaps. Twelve samples were collected along the new road cut and one “bulk” sample was collected from a backhoe cut made during reclamation. The road cut samples were collected as rock chips over 10 ft intervals. Each sample was about 5 pounds of material that was collected to represent the size distribution of the material in the cut. Six of the samples were from the south side mid-point along the heap and six from near the east base. Each sample was assayed by American Assay Labs using one assay ton fire assay for gold and silver. The average grade of the 12 samples is 0.009 opt Au, which compares favorably with the average grade of the three holes drilled into the heap, which is 0.008 opt Au. About 20 pounds of representative material was collected from the backhoe trench. At American Assay Labs one-quarter of the sample was split out and assayed by one assay ton fire assay for gold and silver. This sample contains 0.008 opt Au, which corresponds with the average value for the heap as determined by drilling. The remaining three-quarters of the sample was sieved into four size fractions and assayed in the same manner as noted above.
      As part of the quality control program standards were submitted to American Assay Labs (AAL) with each drill hole, several assayed pulps and two standards were submitted to ALS Chemex, and three of the duplicates and two standards were submitted to ActLabs-Skyline.
— Historical Mining and Metallurgical Operations
      The historical mining operations processed both a run-of-mine ore and an ore that was crushed to a nominal 1 1/2-inch product as the primary feed material that was placed on the heap for leaching. The fines fraction was agglomerated with cement, mixed with the coarse fraction, and leached with sodium cyanide solution. Gold mineralization is finely disseminated and/or partially bonded with pyrite, and although there are very little ore mineralogy data available, historical operating reports suggest that some coarse gold may exist. Gold that is bound in pyrite or pyrite-silica is not easily recovered by simple heap leach cyanidation, however gold recovery in oxide ores is reported to average about 80% for the ore treated. There are no reports of carbonaceous refractory components within the old heap or dump materials. The previous mine operators employed a Merrill Crowe circuit to enhance ease of silver recovery, followed by a retort to remove mercury.
      Laboratory testing subsequent to mine shut down in 1990 indicates that gold recoveries of 55 to 80 percent can be expected from remaining oxide material on the Borealis Property by heap leaching.
      Based on limited testwork, gold bearing sulfide material appears to respond to conventional flotation concentration and cyanidation of oxidized concentrates. In the laboratory testing, chemical oxidation and bioxidation treatment of the sulfide material yield a high level of oxidation and correspondingly high gold recoveries after cyanidation of the oxidized material. Aeration of concentrate slurries may be a suitable oxidation method for the sulfide material.

DEVELOPMENT AND EXPLORATION
      Our development and exploration plans are based on the recommendations contained in the Technical Report and are subject to our ability to obtain additional capital to fund such plans. These plans are outlined below:
Permitting Process
      We will continue the process of obtaining the permits necessary for mine start up. Obtaining the permits necessary for mine start up does not require us to complete a feasibility study. The principal permits are expected to be issued in early 2006, while ordinary course permits will be sought prior to mine start up.
      The permitting process is described below under the heading “Permitting” and consists principally of:

•	Filing a Plan of Operation with the U.S. Forest Service to obtain a mine operation permit. We filed our Plan of Operation in August 2004. The Plan of Operation is subject to review by the U.S. Forest Service.

•	Preparation of an Environmental Assessment. We have retained a third party contractor to prepare the assessment for us, and we expect this process will be completed in early 2006.

•	Obtaining water rights from the Nevada Division of Water Rights. We have obtained the rights to one basin and applied for rights to a second basin.

•	Obtaining a Water Pollution Control Permit from the Nevada Division of Environmental Protection, Bureau of Mining Regulation and Reclamation (the “BMRR”) in respect of the heap leach and process solution ponds. We filed our application in February 2005.

•	Obtaining a reclamation permit from the BMRR. Our application for a reclamation permit was filed in August 2004. We will need to post a reclamation bond with the U.S. Forest Service prior to commencement of site disturbance.
Drilling and Feasibility
      We plan to continue our drilling program and develop a feasibility study designed to delineate gold reserves to support construction of mining operations. On July 11, 2005, we accepted a joint proposal for a feasibility study by Samuel Engineering, Inc. and Knight Piesold and Company. Samuel Engineering provides services including metallurgical process development and design, and Knight Piesold provides mining, metallurgical, and environmental engineering services. Both companies have worked together recently on completing similar studies. Work has begun on the feasibility study.
Possible Future Mine Development
      If warranted by project economics and if we are successful in obtaining adequate additional capital we propose to build a mine operation on the Borealis site. Our plan will be based on the Plan of Operation filed with the U.S. Forest Service and could change based on additional information as it is acquired and analyzed in our ongoing engineering studies and feasibility study.
      The Plan of Operation consists of the reopening of a previously reclaimed open pit mining operation. The Plan of Operation does not present an economic analysis, and we have not placed any information in the Plan of Operation regarding capital expenditures, operating costs, ore grade, anticipated revenues, or projected cash flows.
Mineralized Materials and Exploration Program
      The Borealis property embraces numerous areas with potential for discovery of mineable gold deposits. The defined target areas can be grouped into categories based on our expectation for deposit expansion or potential for discovery. Our current emphasis is focused on targets which are the extensions of previously mined deposits, specifically the East Ridge-Gold View-Northeast Ridge mineralized trend, and around the margins of the Borealis, Freedom Flats, and Deep Ore Flats/ Polaris deposits. Each has the potential to add to the material that can be developed as part of the initial mine plan. Results from drilling will be incorporated into the preparation of the feasibility study.
      In addition to the drilling program required for the preparation of the feasibility study, we propose to undertake a systematic district scale exploration program designed to discover and delineate large gold deposits within the greater Borealis Property, outside of the known mineral deposits, which will focus along known mineralized trends that project into untested gravel-covered areas with coincident geophysical anomalies. The greatest potential in the district lies beneath a large gravel-covered area at the mountain front with several potential blind deposits (with no surface expression). The Graben zone is an example of this type of deposit, and other high-potential targets include North Graben, Sunset Wash, Lucky Boy, and others yet to be named.
      Planned activities and expenditures include both field and compilation geology, geophysics, geochemistry, permitting and claim maintenance, road construction and drill-site preparation, reverse circulation (RC) and core drilling, drill-hole assaying, sampling protocol studies and assay quality control, preliminary metallurgical testing, and database management. We estimate that nearly 50% of the budget would be spent directly on drilling (mostly on RC drilling) with approximately 13% on geologists, 10% on assaying, and the remainder divided among the other items. The budget is expected to be sufficient to discover and delineate one or more deposits, but additional funding will be required for detailed development drilling and other development activities.
      Our most significant mineral resource exploration and expansion prospects are described below. All except for Sunset Wash and Lucky Boy are included (or partially included, as is the case for North Graben) within the boundaries of the previously disturbed area. In addition, several other identified resource areas on the Borealis Property are open for further discovery. These prospect (or target) areas have known or projected mineralization and coincident geophysical signatures, and extend under alluvial cover in pediment areas in the southern and southwestern portion of the property. In some areas of the Borealis Property, alluvial gravel covers the altered-mineralized volcanic rocks at lower elevations along the mountain front and overlies some of the best exploration targets. The names of deposits and exploration targets on the Borealis Property are shown on the map below. The map also shows the boundary of the claim holdings that comprise the Borealis Property.
Borealis gold district
23 square miles

(Source: A. Noble, Ore Reserves Engineering, Technical Report, 2005)

     The following describes some of the target areas that have gold-bearing rock reported in drill holes or areas that have been mined historically, or are on trend or at depth that have not been tested adequately. Several deposits have been targeted for sampling in the current drill program as noted below.

Targets with Potential for Expansion of Known Gold Deposits
      Freedom Flats. The silicified zone under the current resource has been inadequately drill tested. Several deeper holes have intercepted gold below and adjacent to the current pit bottom. Limited drill evidence, an aeromagnetic survey anomaly, and structural reconstruction of geology in the pit suggest that a second zone may exist a short distance to the south of the pit. Additional drilling is planned to define the limits of the northern and southwestern edges of the deposit and the edges of the mineralized zone found in the bottom of the pit. These holes may range from 200 to about 800 ft deep.
      Borealis Extension. Beneath the Borealis deposit ranging from 250 to 500 ft below the surface, several holes intercepted a flat lying to shallowly dipping mineralized zone that has yet to be fully delineated. Furthermore, the Borealis deposit appears to be cut on the northwest side by the extension of the Freedom Flat fault and a portion of the Borealis deposit may be in this down-dropped block. The primary target is defined by 16 contiguous drill holes that have potential ore-grade intercepts and that penetrate beneath the 7,000 ft. elevation, as shown below. Additional drilling is planned to better define the limits of the mineralization along edges of the old Borealis pit for mining purposes as well as testing the deeper mineralized area to the north and northwest of the previously mined Borealis pit area. These planned holes may range from 100 to 500 ft deep, and if warranted up to 800 ft in special circumstances.
Schematic cross section of Borealis extension deposit area

(Source: A. Noble, Ore Reserves Engineering, Technical Report, 2005)
The grades shown above are the average of the intercepts for a particular drill hole (calculated over the lengths of the drill hole indicated).
     Deep Ore Flats (also referred to as Polaris). Additional drilling is planned to better define the limits of the mineralization along edges of the existing pit for mining purposes. These planned holes may be 100- to 200-ft deep.
      Crocodile Ridge. This silicified zone is an extension of the Borealis deposit to the northeast. Several holes have intercepted low-grade gold mineralization. Additional and deeper drilling is required to fully test this target;

      East Ridge. The feeder zone to the East Ridge deposit has never been drill tested. This zone lies either underneath the current pit or lies to the south and originates from a major fault zone bringing up basement granite. Additional drilling is planned to better define the limits of the mineralization along the south flank and bottom of the existing pit for mining purposes. These planned holes may be 50- to 500-ft deep.
      Northeast Ridge. As with East Ridge, the feeder zone to the Northeast Ridge deposit has never been drill tested. This untested zone lies either underneath the current pit or lies to the south and originating from a major fault zone. Additional drilling is planned to better define the limits of the mineralization around the pit for mining purposes. These planned holes may be 50- to 500-ft deep.
      Other targets have been defined based on historical exploration activities. The most important of these targets include the areas noted below. In general, in these target areas, additional field work will be required preceding further drilling.
      Cerro Duro. The Cerro Duro deposit is localized along the major Cerro Duro fault zone. Additional deeper drilling into the root zone of this pipe is required and new drilling should be done to identify other blind deposits that may also be localized along this fault. Specific drilling plans will be finalized as more field work is completed.
      Jaime’s Ridge. Several drill holes drilled to the west of the Jaime’s Ridge deposit identified some low grade mineralization along splays of the major Cerro Duro fault system. Additional drilling should be conducted to determine if mineable reserves could be found in the area. Specific drilling plans will be finalized as more field work is completed.
      Purdy’s Peak. The Purdy’s Peak mineralization needs to be further drilled with deeper holes and offset holes. The area lies at the juncture of two faults along trend with the Cerro Duro fault system. Specific drilling plans will be finalized as more field work is completed.
      Bullion Ridge/ Boundary Ridge. The northeast-trending alteration zone extending along Boundary Ridge into Bullion Ridge contains intense silicification that is surrounded by argillization, with abundant anomalous gold. Widely spaced shallow holes have tested several of the alteration/anomalous gold zones defining mineral resources, but more exploration is needed to determine the total potential of the area.
      Graben Deposit. The Graben deposit is a north-trending, mineralized zone that appears to have at least three mineralized bodies which may be similar to the Freedom Flats deposit. These have yet to be fully delineated by drilling, but existing drill holes demonstrate a higher grade zone which may continue for more than 1,400 feet in strike length. The trend remains open to the north and has been traced by geophysical surveys, which suggest that this is a superior exploration target.

Schematic cross section of the Graben deposit area

(Source: A. Noble, Ore Reserves Engineering, Technical Report, 2005)
The grades shown above are the average of the intercepts for a particular drill hole (calculated over the lengths of the drill hole indicated).

Identified Targets with Potential for New Discoveries
      North Graben Extension. Prior surface exploration has defined an extension of the mineralized structural trend identified in the Graben deposit. This new target is defined by an aeromagnetic anomaly with a coincident IP anomaly. Several test holes are warranted, and will be located as determined through further geologic evaluation and analysis.
      West Pediment. This defined target area incorporates the prospects referred to as Sunset Wash, Flatlands, and Gnat Flats. The target has thin to modest thickness of alluvial cover, as revealed by several widely scattered drill holes. A large intense aeromagnetic low over the area suggests strong alteration in the underlying andesite and a coincident subtle chargeability high anomaly indicates a mineralized system. This aeromagnetic low/chargeability high anomaly along the projection of a known mineralized trend has not been drilled. In an adjacent area, very widely spaced and relatively shallow drill holes in the area of a strong chargeability anomaly intersected substantial pyrite, argillization, and silicification, and locally anomalous gold in bedrock beneath the alluvium. It appears from an initial review of the data that several untested targets exist which will require further analysis and future drill sampling and testing.
      Lucky Boy Prospect. Another prospect area similar to North Graben and Sunset Wash is the Lucky Boy area, which may be in a shallower pediment environment in the central portion of the district near the range front. Drill holes in the periphery have thick zones of silification and traces of gold mineralization. Echo Bay’s aeromagnetic map shows another bulls-eye magnetic low and Cambior’s IP map shows a coincident chargeability high in the area of the silicification. Additional required data compilation work is in progress.
UNITED STATES MINING LAWS
      Mining in the State of Nevada is subject to federal, state and local law. Three types of laws are of particular importance to the Borealis Property: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment.

      The Borealis Property is situated on lands owned by the United States (Federal Lands). Borealis Mining, as the owner or lessee of the unpatented mining claims, has the right to conduct mining operations on the lands subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances. On Federal Lands, mining rights are governed by the General Mining Law of 1872 as amended, 30 U.S.C. §§ 21-161 (various sections), which allows the location of mining claims on certain Federal Lands upon the discovery of a valuable mineral deposit and proper compliance with claim location requirements. A valid mining claim provides the holder with the right to conduct mining operations for the removal of locatable minerals, subject to compliance with the General Mining Law and Nevada state law governing the staking and registration of mining claims, as well as compliance with various federal, state and local operating and environmental laws, regulations and ordinances. Historically, the owner of an unpatented mining claim could, upon strict compliance with legal requirements, file a patent application to obtain full fee title to the surface and mineral rights within the claim; however, continuing Congressional moratoriums have precluded new mining claim patent applications since 1993.
      The operation of mines is governed by both federal and state laws. Part of the Borealis Property is situated within the Toiyabe National Forest, and that part is administered by the U.S. Forest Service. The rest of the Borealis Property is administered by the Bureau of Land Management (BLM). In general, the federal laws that govern mining claim location and maintenance and mining operations on Federal Lands, including the Borealis Property, are administered by the BLM. The Forest Service is concerned with surface land use, disturbances and rights-of-way on Federal Lands that it manages. Additional federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply. Various permits or approvals from the BLM and other federal agencies will be needed before any mining operations on the Borealis Property can begin.
      The State of Nevada likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The bond amount for a large mining operation is significant. Local jurisdictions (such as Mineral County) may also impose permitting requirements (such as conditional use permits or zoning approvals).
      Mining activities on the Borealis Property are subject also to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Nevada state laws governing the discharge of pollutants and the use and discharge of water. Various permits from federal and state agencies are required under many of these laws. See, “Permitting Requirements,” below. Local laws and ordinances may also apply to such activities as waste disposal, road use and noise levels.
PERMITTING

—	Permit Acquisition and Fundamental Environmental Permitting Considerations
      We have initiated a plan to obtain the required principal environmental operating permits in anticipation of a possible mine start-up in 2006. Current engineering, results from permit negotiations, and updated mineral resource estimates will serve as the basis for a feasibility study that is scheduled for completion by the end of 2005.
      A staged permit acquisition program is in progress. The first permitting stage, started in the fall of 2003, has been completed. Permits obtained at that time authorized exploration activities needed to prove the mineral resource, condemn the heap sites and support infrastructure, and obtain environmental baseline data to support the permitting packages. A second stage of application for exploration drilling permits was submitted in December 2004 and approval was obtained in May 2005. A Plan of Operations for a new mine was submitted in August 2004 to the U.S. Forest Service and Nevada State agencies. A Water Pollution

Control Permit application for the reopening and expansion of the mine was submitted to the Nevada Bureau of Mining Regulation and Reclamation in January 2005. Future exploration activities and mine expansion initiatives will be included in applications for subsequent approvals on a case-by-case and as-needed basis.
      The permit we applied for focuses on the approximately 460 acre area previously disturbed by mining operations. Deposits within this boundary, subject to permit applications generally, include the oxidized and partially oxidized portions of Borealis, Deep Ore Flats (also known as Polaris), East Ridge, Freedom Flats, and Northeast Ridge which are amenable to a conventional hydrometallurgical gold recovery process such as heap leaching. Also included in the Plan of Operations is the option for development of underground access to the Graben deposit to be used for exploration and future development activities, although no production plan has been submitted for consideration in this mineralized zone at this date. Crocodile Ridge, Middle Ridge, and other deposits within the study area boundaries of the Borealis Property will be added to the permit applications if warranted based on ongoing engineering and in-fill drilling results.

—	Permitting Process Overview
      The development, operation, closure and reclamation of mining projects in the United States require numerous notifications, permits, authorizations and public agency decisions. This section does not attempt to exhaustively identify all of the permits and authorizations that need to be gained, but instead focuses on those that are considered to be the main efforts that are on the critical path for project start-up.

—	Environmental Inventories
      There are certain environmental evaluations that routinely must be completed in order to provide the information against which project impacts are measured. Both the U.S. Forest Service and the Nevada Bureau of Mining Regulation and Reclamation (BMRR) have requirements to profile existing conditions and to evaluate what effects will result from implementing the project plans on those mineral resources.
      Background information on geology, air quality, soils, biology, water resources, social and economic conditions, and cultural resources are currently being assembled for us and will be submitted to the appropriate regulatory agency.

—	Permitting Requirements

U.S. Forest Service Requirements
      The Bridgeport Ranger District of the U.S. Forest Service will be the lead agency regulating mining and reclamation activities at the Borealis Property. The permitting process with the U.S. Forest Service consists of filing a Plan of Operations pursuant to the requirements of 36 CFR Part 228, Subpart A. Our Plan of Operations was filed in August 2004 describing the project plans in a step-by-step process. The Plan of Operations describes the development of the deposits identified in the Technical Report and recognizes and anticipates the effects of market impacts such as reductions or increases in gold price, and describes the measures that will be taken to adjust for these changing conditions. The emphasis of the Plan of Operations is on defining the spatial and temporal aspects, as they will affect the land that is managed by the agency. The Plan of Operations also describes the plans to reclaim the site, and includes an estimate of the cost to accomplish that reclamation. This cost estimate is the first step toward establishing the reclamation surety for the site.
      In order to satisfy the reclamation surety requirements of the U.S. Forest Service, we propose to obtain an insurance policy for its benefit. This policy, if obtained on terms acceptable to us, would require us to pay into a “commutation” account of the insurer the agreed cost of the initial future reclamation work. The initial amount covered under the policy will be funded by a deposit of $2.8 million into the “commutation” account. The amount covered by the policy is expected to increase as reclamation costs increase due to expanded mining related disturbances. This additional policy coverage is expected to be funded from mining revenue once the mine is in operation. Once funded, the account will be available to pay for concurrent and final reclamation expenses as they are incurred. The policy is expected to provide us a mechanism to manage the overall cost of reclamation for a known cost for the entire life of mine and provide financial assurance required by the U.S. Forest Service. We would propose to acquire the policy once the plan of operations and associated reclamation plan are approved by the U.S. Forest Service.
      The National Environmental Policy Act (NEPA) requires that any decision made by a Federal agency must consider the environmental effects of that decision. The USFS will decide whether or not there is a decision to be made, and whether that decision is significant or not. If there is no decision to be made, as in the instance of Categorical Exclusions (CE), the project can proceed with notification only. CE’s are allowed when surface disturbances are limited to less than one mile of new road building. If a decision must be made, an environmental impact evaluation is completed and from that analysis, a determination of whether the environmental impact is significant or not. If the determination is a “finding of no significant impact” (FONSI), then the agency is authorized to approve the plan based on the Environmental Assessment (EA) findings. If the decision is that the impacts are in fact significant, then an Environmental Impact Statement (EIS) is required to arrive at the final decision. There is a significantly increased time period for review and public comment for an EIS versus an EA. Approvals of Gryphon Gold’s site exploration activities to date were authorized under a CE.
      The USFS Bridgeport Ranger District (District) has determined that preparation of an Environmental Assessment (EA) is necessary to comply with the requirements of the National Environmental Policy Act (NEPA). The USFS and we have mutually agreed to have Knight Piesold and Co. (KPCO), a third-party NEPA contractor, prepare the EA.
      At the completion of the NEPA process and decision, the reclamation surety must be posted with the USFS prior to any surface disturbance on site. The reclamation cost estimate provided in the Plan of Operations will be reviewed and refined by the agency and an acceptable amount agreed upon among the U.S. Forest Service, BMRR and us.

Nevada Division of Water Resources Requirements
      Development of the Borealis Property will involve significant water demand in an arid region where the water basin has been over-appropriated and for which project water rights have been withdrawn. Successful mining and processing will require careful control of project water and efficient reclamation of project solutions back into the leaching process.
      The Nevada Division of Water Resources (NDWR) is the responsible agency for granting water rights permits. There are two basins from which water rights could be appropriated. The first basin was the water supply for the mining reclamation activities at Borealis during the 1980’s and early 1990’s. Although this basin appears to be over allocated to various users, many of these rights go unused, so it may be possible to transfer existing appropriations to the project if necessary. The second basin, located south of the Borealis Property boundary, is undeveloped.
      We believe that water rights granted to us by the NDWR are sufficient to conduct planned operations. A wellfield to perfect this water supply has not yet been tested or developed. We are negotiating with the NDWR for a second set of water rights to the second basin. Granting of the second water right will allow for sufficient capacity to allow for a backup source and capacity for expansion if required.

NDEP Bureau of Mining Regulation and Reclamation Requirements
      The Nevada Division of Environmental Protection, Bureau of Mining Regulation and Reclamation (BMRR) regulates mining activities within the state including water pollution control and reclamation.
      The heap leach and process solution ponds are presented in the water pollution control permit application that was filed in January 2004. The permit application package includes the engineering design report for the heap and ponds, certified by a Nevada registered professional engineer. In addition to the engineering report, operating plans describing the mineral processing circuit, fluid management plan, monitoring plans, emergency response plan, temporary closure plan and tentative permanent closure plan were presented. The Water

Pollution Control Permit is expected to be issued before the end of 2005 and such permits are issued on five year, renewable terms.
      BMRR also administers and enforces the requirements relating to the reclamation of land subject to mining or exploration projects.
      A Reclamation Plan that contains the identical information as was contained in the Plan of Operations was submitted to the BMRR in August 2004. The Reclamation Plan is currently under review and a decision may be received by the end of 2005.
      We may be required to post a reclamation bond from a financial institution or otherwise set aside a corresponding amount for the benefit of BMRR. We anticipate that BMRR will accept the reclamation bond we post for the benefit of the U.S. Forest Service.

Nevada Division of Environmental Protection — Bureau of Air Quality Requirements
      Prior to the commencement of construction activities, an air quality permit will be necessary. The Nevada Bureau of Air Quality (BAQ) regulations state that a process flow diagram must be generated to communicate the technical aspects of the process/activity and determine which class of permit will be required. We plan to prepare the required process flow diagram and submit our permit application in the third quarter of 2005.
      The time period prescribed by Nevada rules for an air quality permit of the type we expect to require is 10 business days for technical completeness plus 60 calendar days to issue or deny the permit.

United States Regulatory Matters

General
      All of our exploration activities in the United States are subject to regulation by governmental agencies under various mining and environmental laws. The nature and scope of regulation depends on a variety of factors, including the type of activities being conducted, the ownership status of land on which the operations are located, the nature of the resources affected, the states in which the operations are located, the delegation of federal air and water-pollution control and other programs to state agencies, and the structure and organization of state and local permitting agencies. We believe that we are in substantial compliance with all such applicable laws and regulations. While these laws and regulations govern how we conduct many aspects of our business, we do not believe that they will have a material adverse effect on our operations or financial condition. We evaluate our projects in light of the cost and impact of regulations on the proposed activity, and evaluate new laws and regulations as they develop to determine the impact on, and changes necessary to, our operations.
      Generally, compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations. Some permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered.

U.S. Federal and State Environmental Law
      Our past and future activities in the United States may cause us to be subject to liability under various federal and state laws. Proposed mining activities on federal land trigger regulations promulgated by the U.S. Forest Service (USFS), the Bureau of Land Management (BLM), and potentially other federal agencies, depending on the nature and scope of the impacts. For operations on federal public lands administered by the BLM that disturb more than five acres, an operator must submit a Plan of Operations to BLM. On USFS-administered lands, the USFS requires the submission of a notice for all mining operations, regardless of size, and a Plan of Operations if the USFS determines that there will be any “significant” disturbance of the surface.

      The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. We are unaware of any reason why our undeveloped properties would currently give rise to any potential CERCLA liability. We cannot predict the likelihood of future CERCLA liability with respect to our properties or surrounding areas that have been affected by historic mining operations.
      Under the Resource Conservation and Recovery Act (RCRA) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.
      Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.
      Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the State” are regulated by the National Pollution Discharge Elimination System (NPDES) program. Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into “Waters of the United States,” including wetlands. Stormwater discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations.
      The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards. It merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An “Environmental Assessment” (EA) may be adequate for smaller projects. An Environmental Impact Statement (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.
      The Endangered Species Act (ESA) is administered by the U.S. Department of Interior’s U.S. Fish and Wildlife Service. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. “Threatened” means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. We conduct wildlife and plant inventories as required as part of the environmental assessment process prior to initiating exploration projects. We currently are unaware of any endangered species issues at any of our projects that would have a material adverse effect on our operations. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.
      We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

U.S. Federal and State Reclamation Requirements
      We are subject to land reclamation requirements under state and federal law, which generally are implemented through reclamation permits that apply to exploration activities. These requirements often mandate concurrent reclamation and require the posting of reclamation bonds or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds and letters of credit to fund expenditures for reclamation requirements.
      Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. We believe that we currently are in substantial compliance with and are committed to maintaining all of our financial assurance and reclamation obligations pursuant to our permits and applicable laws.
USE OF PROCEEDS
      We estimate that the net proceeds from the sale of units in this offering, prior to expenses, will amount to Cdn$4,692,000 ($4,020,000), or Cdn$5,396,000 ($4,625,000) if the underwriters exercise their over-allotment option in full, and after deducting the underwriting discounts and commissions. We estimate that our expenses from this offering will be approximately Cdn$1,400,000 ($1,200,000) resulting in net proceeds of approximately Cdn$3,292,000 ($2,820,000), or Cdn$3,996,000 ($3,425,000) if the underwriters exercise their over-allotment option in full, after expenses of the offering and deducting underwriting discounts and commissions.
      The following table illustrates how we estimate we will use those net proceeds from our offering:

Description	Amount of Net Proceeds

Exploration, sampling and testing of the Borealis Property(1)	Cdn$1,750,000 ($1,500,000)
General corporate purposes, including working capital needs	Cdn$1,542,000 ($1,320,000)

Total	Cdn$3,292,000 ($2,820,000)

(1)	Exploration, sampling and testing consists of an exploration program outside the Borealis site (previously disturbed area) to target new potential new deposits. This work includes geophysical and geochemical surveys, drilling, assays, metallurgical testing and related permitting.
     Net proceeds received from the exercise of the over-allotment option, Class A Warrants or underwriters’ compensation options, if any, will be allocated to general corporate purposes.
      We had cash of $4.4 million as at September 30, 2005, which we propose to apply to fund the completion of our definition drilling program and feasibility study (Cdn$1.17 million or $1.0 million), site permitting (Cdn$700,000 or $600,000), costs related to lease and claim maintenance fees (Cdn$233,000 or $200,000), payments to Golden Phoenix in respect of the balance of the purchase price for the Borealis Property (Cdn$583,000 or $500,000, of which $250,000 was paid on October 26, 2005) and general corporate purposes (Cdn$2.4 or $2.1 million).
      The Technical Report recommends that a number of activities be undertaken at the Borealis Property. The cost of these activities was estimated in the Technical Report at Cdn$4.1 million or $3.5 million. To date a number of these activities were funded from working capital and the completion of the activities will be funded from the net proceeds of the offering (in respect of exploration, surveys sampling and testing — Cdn$1.7 million or $1.4 million) and from working capital. The Technical Report also contemplates mine development, if such development is technically warranted and commercially feasible. The capital cost of the mine, if mine construction is warranted, will be funded from future debt or equity financings.
      We intend to spend the net proceeds available as stated above. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary.
      Pending the uses described above, we intend to invest the net proceeds in short- to medium-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY
      We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.
CONSOLIDATED CAPITALIZATION
      The following table sets forth our consolidated capitalization as at the dates indicated after giving effect to this offering. The table should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis” contained elsewhere in this prospectus.
      The as-adjusted capitalization at September 30, 2005 reflects our sale of 6,000,000 units in this offering at an offering price of Cdn$0.85 ($0.7285) per unit and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Actual		Actual		As Adjusted(1)(2)
	As at		As at		As at
	March 31, 2005		September 30, 2005		September 30, 2005

			(Unaudited)		(Unaudited)
Cash	$ 3,065,436		$ 4,423,362		$7,243,362

Stockholders’ Equity
Common Stock, $0.001 par value, 150,000,000 shares authorized(3)	$ 21,692		$ 27,722		$ 33,722
	(21,691,962 shares	)	(27,722,370 shares	)	(33,722,370 shares	)
Preferred Stock, $.001 par value, 15,000,000 shares authorized, none issued and outstanding actual	—		—
Additional paid in capital	7,152,268		11,005,715		13,819,715
Accumulated deficit	(3,641,345)		(5,272,533)		(5,272,533)

Total stockholders’ equity	$ 3,532,615		$ 5,760,904		$8,580,904

(1)	Assumes no exercise by the underwriters of their option to purchase up to 15% of the number of units sold in the offering to cover over-allotments, if any.

(2)	We estimate offering expenses to be approximately Cdn$1,400,000 ($1,200,000).

(3)	Effective August 11, 2005, we amended our articles of incorporation to increase our authorized capital to consist of 165,000,000 shares, including 150,000,000 shares of common stock, $0.001 par value, and 15,000,000 shares of preferred stock, $0.001 par value.
DILUTION
      Our net tangible book value was $5,760,904 or $0.21 per share of common stock as of September 30, 2005. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by 27,722,370 shares of common stock outstanding as of September 30, 2005.
      “Dilution” per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as adjusted, net tangible book value per common share immediately following our offering. Set forth below, we have provided information to new investors, assuming the successful sale of the maximum number of units. In these calculations, we have counted one share per unit but have not included any of the warrants included in the units or the exercise by the underwriters of their option to purchase up to 15% of the number of units sold in the offering to cover over-

allotments, if any, or their compensation options. Accordingly, after giving effect to the sale of 6,000,000 units in our offering at an offering price of Cdn$0.85 ($0.7285) per unit and the use of the net proceeds derived from their sale, the as adjusted, net tangible book value of our common stock would have been $8,580,904 or $0.25 per share at September 30, 2005. Although these calculations show an immediate increase in the pro forma net tangible book value per common share of $0.04, they also disclose the immediate dilution per common share purchased by new investors of $0.48.
      The following table illustrates the per share effect of this dilution on the common shares purchased by new investors in this offering of Cdn$5,100,000 ($4,370,000) at an offering price of Cdn$0.85 ($0.7285) per unit based on a September 30, 2005 pro forma:

Units(1)(2)(3)

Initial public offering price	$0.73
Net tangible book value per share at September 30, 2005	$0.21
Increase in net tangible book value per share attributable to new investors	$0.04
As adjusted net tangible book value	$0.25
Dilution per share to new investors	$0.48
Dilution percentage per share to new investors	65.8%

(1)	Assumes the sale of 6,000,000 units in our offering at an offering price of Cdn$0.85 ($0.7285) per unit.

(2)	Assumes no exercise by the underwriters of their option to purchase up to 15% of the number of units sold in the offering to cover over-allotments, if any, or their compensation options. Assumes no exercise of the warrants included in the units, which are exercisable at Cdn$1.15 per share.

(3)	Expressed in United States dollars. The offering price and proceeds of the offering have been converted from Cdn$ at the exchange rate of Cdn$1.00 = $0.8571, and rounded as applicable.
PRIOR SALES OF SECURITIES
      During the 12 month period prior to date of this prospectus, we sold securities in the following transactions:

On September 7, 2004, we reserved for issuance and later sold 500,000 shares of common stock to Thomas Sitar, our chief financial officer at $0.35 per share under the terms of his employment agreement.

On September 28, 2004, we sold 778,500 shares of common stock at $0.65 per share for gross proceeds of $506,025. On January 26, 2005, we issued to each of those purchasers one-half of one warrant for each common share purchased for no consideration in conjunction with a private placement of units consisting of one share and one-half of one warrant. Each whole warrant is exercisable to acquire one share of common stock at $0.90 per share until the earlier of September 28, 2006 and twelve months following the date on which common stock is listed on a public stock exchange. The proceeds of this offer and sale were used for general corporate purposes.

On January 26, 2005, we sold 1,410,077 units at $0.65 per unit for gross proceeds of $916,550. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock $0.90 per share until the earlier of January 26, 2007 and twelve months following the date on which common stock is listed on a public stock exchange. The proceeds of this offer and sale were used for general corporate purposes.

On March 28, 2005, we sold 4,627,385 units at $0.65 per unit for gross proceeds of $3,007,800. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock $0.90 per share until the earlier of March 28, 2007 and twelve months following the date on which common stock is listed on a public stock exchange. The proceeds of this offer and sale were used for general corporate purposes.

On April 1, 2005, we sold 1,300,000 units at $0.65 per unit for gross proceeds of $845,000. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock $0.90 per share until the earlier of April 1, 2007 and twelve months following the date on which common stock is listed on a public stock exchange. The proceeds of this offer and sale were used for general corporate purposes.

On April 25, 2005, we sold 4,221,154 units at $0.65 per unit for gross proceeds of $2,743,750. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock $0.90 per share until the earlier of April 25, 2007 and twelve months following the date on which common stock is listed on a public stock exchange. The proceeds of this offer and sale were used for general corporate purposes.

On June 22, 2005, we sold 509,254 units at $0.65 per unit for gross proceeds of $331,015. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock $0.90 per share until the earlier of June 22, 2007 and twelve months following the date on which common stock is listed on a public stock exchange. The proceeds of this offer and sale were used for general corporate purposes.

LEGAL PROCEEDINGS
      Except as provided below, neither we nor any of our property, including the Borealis Property, are currently subject to any material legal proceedings or other regulatory proceedings, and to our knowledge no such proceedings are contemplated.
      On September 16, 2005, our subsidiary, Borealis Mining Company, was named as a co-defendant in an ongoing civil action pending in the United States District Court for the District of Nevada, entitled United States v. Walker River Irrigation District (Court Doc. No. In Equity C-125, Subfile C-125-B). The action seeks to determine the existence and extent of water rights held by the federal government in the Walker River drainage area for use on federally reserved lands such as Indian reservations, National Forests, military reservations, and the like. The suit does not dispute nor seek to invalidate any existing water rights (including ours); rather, it seeks to determine the extent and priority of the federal government’s water rights. On May 27, 2003, the Court stayed all proceedings to allow the United States, the State of Nevada, the State of California, the Walker River Paiute Tribe, the Walker River Irrigation District, Mono County, California, Lyon County, Nevada, Mineral County, Nevada and the Walker Lake Working Group to attempt to mediate a settlement. Borealis Mining Company was named as one of several hundred co-defendants in this action because it owns water rights within a portion of the Walker River drainage area in Nevada, which were granted under a permit on September 16, 2005. We, like most private water right owners, do not intend to participate in the merits of the lawsuit. We do not believe that this civil action, which will determine the extent and priority of federally reserved water rights in the area, will have any effect on our planned business operations as we currently have permits to access water from two sites for our Borealis Property, one of which is not subject to this action and either of which, individually, would provide a sufficient water supply for our planned operations.

DIRECTORS AND OFFICERS
Directors and Executive Officers
      Our directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors.
      The following table and information that follows sets forth as of September 30, 2005, the names and positions of our directors and executive officers:

Name and Municipality of	Current Office with	Principal Occupation
Residence	Gryphon Gold	Last Five Years	Director Since

Allen S. Gordon	Director,	Chief Executive Officer,	April 30, 2003
Lakewood, Colorado	Chief Executive Officer and President	Gryphon Gold Corporation since August 2005; President, 2003 to present, and Chief Operating Officer, 2003 to August 2005, Gryphon Gold Corporation; Senior Vice President of Mining Operations, National Gold Corporation in 2002; Chief Operating Officer of NRX Global (USA) Corp., 2000 to 2002.

Albert J. Matter	Director and	Executive Chairman,	April 30, 2003
Vancouver, British Columbia	Executive Chairman and Chairman of the Board	since August 2005; Chairman of the Board and Vice President of Corporate Development, Gryphon Gold Corporation, 2003 to present. President National Gold Corporation, 1999 to 2002.

Donald E. Ranta	Director,	Vice President, Gryphon	June 14, 2003
Lakewood, Colorado	Vice President of Exploration	Gold Corporation 2003 to present. Consulting geologist 2001-2003. President, NRX Global (USA) Corp., 2000-2002.

Christopher E. Herald	Director	President and CEO,	December 30, 2003
Wheat Ridge, Colorado		Crown Resources Corporation, 1988 to present.

Richard W. Hughes	Director	President of Klondike	June 14, 2003
Vancouver, British Columbia		Gold Corp. 1985 to present.

Name and Municipality of	Current Office with	Principal Occupation
Residence	Gryphon Gold	Last Five Years	Director Since

Rohan Hazelton	Director	Corporate Controller,	July 6, 2005
North Vancouver, British Columbia		2004 to present and Mgr. Treasury and Finance, 2002 to 2004, Goldcorp Inc. (and Predecessor Wheaton River Minerals Ltd.) Auditor, Deloitte & Touche LLP, 1999 to 2002.

Donald W. Gentry	Director	President, Chief Executive	July 18, 2005
Bella Vista, Arkansas		Officer, Chairman and Director of PolyMet Mining Corporation, 1998 to 2003.

Anthony (Tony) D. J. Ker	Director,	Executive Vice President,	May 7, 2004
Vancouver, British Columbia	Executive Vice President, Secretary and Treasurer	Gryphon Gold Corporation, 2003 to present, General Manager, Transcontinental Printing Inc., 1996 to 2004.

Thomas Sitar	Chief Financial	Chief Financial Officer,	—
Vancouver, British Columbia	Officer	Gryphon Gold Corporation, 2004 to present, Vice President Finance, Weldwood of Canada Limited, 1998 to 2003.
      The following is a description of the business background of the directors and executive officers of the Corporation.
      Allen S. Gordon, 55, Director, has served as our President and Chief Operating Officer since its inception in early 2003 and was appointed Chief Executive Officer on August 10, 2005. From 2000 to the present, Mr. Gordon has served as Executive Director and sole member of Evergreen Mineral Ventures LLC, a privately held management services company. During 2002 Mr. Gordon served as Senior Vice President of Mining Operations for National Gold Corporation, a public mining development company listed on the TSX Venture Exchange (Canada). From 2000 to 2002 Mr. Gordon served as Chief Operating Officer of NRX Global (USA) Corp., (London Stock Exchange AIM listed) a mining software developer. During 2000 Mr. Gordon also served as interim Chairman of the Board, President and Chief Executive Officer of Greenstone Resources Ltd., a Toronto Stock Exchange and NASDAQ listed gold mining company. From 1997 to 2000 Mr. Gordon served as Managing Director of Union Hill Partners, a private mining investment adviser. Prior to 1997 Mr. Gordon served as Senior Vice President Technical Services and Project Development for Kinross Gold Corporation. Kinross Gold Corporation is a public corporation listed on the Toronto Stock Exchange and the New York Stock Exchange. Mr. Gordon’s experience includes international business experience in North America, Mexico, Central America, Europe, Central Asia, and the Russian Far East. Mr. Gordon has a M.S. in Mining Engineering and a B.S. in Geology from University of Idaho.
      Albert J. Matter, 59, Director, has served as our Chairman of the Board, Vice President of Corporate Development, past Secretary and Treasurer since its inception in early 2003 and was appointed Executive Chairman on August 10, 2005. From 1999 to December of 2002 Mr. Matter served as President and Chief Executive Officer of National Gold Corporation. From spring of 1998 to fall of 1999 Mr. Matter was in retirement. Mr. Matter has over 30 years of experience of providing corporate finance, strategic planning, mergers and acquisition, and business development assistance to numerous corporations and high net worth individuals, especially in Western Canada. Successful corporate financing highlights include projects for Consumers Distributing Ltd., CN/ CP Telecom, Madison Ventures Ltd., Rea Gold Corporation, Echo Bay Mines Ltd., Russell Steel Ltd., Blackdome Mining Ltd., Southward Energy Ltd., Winspear Resources Ltd. and National Gold Corporation. Mr. Matter holds a B.A. in Economics from the University of British Columbia.
      Donald E. Ranta, 62, Director, has served as our Vice President of Exploration since June 14, 2003, has held the following positions for the past five years: Director, President and Managing Director, Union Hill Partners, 1997-2000; President, NRX Global (USA) Corp., 2000-2002; Consulting Geologist, 2001 to 2003. Mr. Ranta is an internationally recognized exploration executive experienced in planning, implementing, and directing successful exploration and acquisition programs throughout North America, South America, Africa and other international locations. Mr. Ranta has extensive experience in generative exploration, project exploration and appraisal, geologic-engineering-economic evaluation, strategic and business planning, and management. Mr. Ranta has over 30 years of business experience and has served in various positions for mining companies, including President, Managing Director, Vice President of Exploration, Manager of North American Exploration, Project Manager and Chief Geologist. Mr. Ranta has a Ph.D. in Geological Engineering/ Geology from Colorado School of Mines, a M.S. in Geological Engineering/ Geology from University of Nevada and a B.S. in Geological Engineering from University of Minnesota.
      Christopher E. Herald, 52, Director, has been President and Chief Executive Officer of Crown Resources Corporation since 1993. Prior to that Mr. Herald was Vice President of Exploration for Crown Resources Corporation. Crown Resources Corporation is a public company listed on the over the counter bulletin board. Mr. Herald also has served as Chief Executive Officer and a director of Solitario Resources Corporation since 1993. Solitario Resources Corporation is a public company listed on the Toronto Stock Exchange. He is also a Director of TNR Gold Corp. and Maestro Ventures Ltd., both of which are public companies. Mr. Herald has over 25 years in domestic and international mineral exploration with an emphasis in the gold sector. Mr. Herald’s experience ranges from in-the-field supervision of significant gold projects to corporate management of US-based public exploration companies. He holds a M.S. in Geology from Colorado School of Mines and a B.S. in Geology from the University of Notre Dame.
      Richard W. Hughes, 72, Director, has been the President of Klondike Gold Corp. for over 10 years. Mr. Hughes is currently a Director of Alamos Gold Inc., a Toronto Stock Exchange listed company. He is a founder of the Hemlo gold mines in Ontario and the Balmoral Mine in Quebec. Mr. Hughes controls Hastings Management Corp., and is the president of Sedex Mining Corp., Golden Chalice Resources, and Abitibi Mining Corp. He is also a Director of Golden Goliath Resources Limited, Kalahari Resources Inc. and Neodym Technology Inc., all of which are public companies. He was also involved in discovering and putting into production the Sleeping Giant Mine and the Beaufor Mine which are located in Northwestern Quebec.
      Rohan Hazelton, 31, Director, joined our board in July 2005 and was appointed Chairman of the Audit Committee. Mr. Hazelton is currently Corporate Controller for Goldcorp Inc. Prior to Goldcorp’s merger with Wheaton River Minerals Ltd; he was a key member of Wheaton’s management team since 2002 during Wheaton’s rapid growth and significant increase in shareholder value. Mr. Hazelton is a Chartered Accountant and previously worked for Deloitte & Touche LLP and Arthur Andersen LLP. Prior to that, Mr. Hazelton was a commercial loans officer for Dialog Bank Moscow, Russia. Mr. Hazelton holds a B.A. in Math and Economics from Harvard University.
      Donald W. Gentry, 62, Director, joined our board in July 2005 after retiring from PolyMet Mining Corporation as its President, Chief Executive Officer, Chairman and Director from 1998 to 2003. He is a retired Professor Emeritus of the Colorado School of Mines, having served that institution from 1972 to 1998 as Professor, Department Head and Dean of Engineering. He has an international reputation as a consulting mining engineer, professional educator and mining executive. His primary interests center on the financial aspects of project evaluation, investment decision analysis, project financing, and corporate investment strategies. He previously served as a Director of Santa Fe Pacific Gold Corporation, Newmont Mining Corporation, and Newmont Gold Company and currently is a Director of Golden Gryphon Explorations (a company which is unrelated to Gryphon Gold Corporation). He was elected President of the Society for

Mining, Metallurgy and Exploration, Inc. in 1993 and the American Institute of Mining, Metallurgical and Petroleum Engineers in 1996, and to the National Academy of Engineering in 1996. He holds B.S., M.S. and PhD. degrees in mining engineering from the University of Illinois, Mackay School of Mines, and University of Arizona, respectively.
      Anthony Ker, 49, Director, has served as our Secretary and Treasurer since August 2003. From 1999 to February 2003, Mr. Ker served as Director, Treasurer, Secretary and Chief Financial Officer for National Gold Corporation, a TSX Venture Exchange listed company that merged into Alamos Gold, Inc. (TSX) during the spring of 2003. From 1996 and concurrent with the positions at National Gold Corporation, he was General Manager for Transcontinental Printing, Inc., British Columbia Division, a Toronto Stock Exchange listed company, and the second largest printer in Canada. Prior to the Transcontinental Printing, Inc. position, Mr. Ker managed a large coastal sawmill for International Forest Products Limited and Weldwood of Canada Limited in British Columbia. Mr. Ker holds a Bachelor of Science in Forestry from University of British Columbia.
      Thomas Sitar, 50, has served as our Chief Financial Officer of Gryphon Gold since November 2004. From 1998 to 2003 Mr. Sitar was Vice President, Finance of Weldwood of Canada Limited, a large Western Canadian forest products producer, which merged into West Fraser Timber Ltd., previously owned by International Paper Company. Mr. Sitar has 25 years of experience in the financial management of public companies, including his position as Treasurer of Weldwood when it was a Toronto Stock Exchange listed company. Mr. Sitar has a Bachelor of Commerce from the University of Windsor and is a member of Institute of Chartered Accountants of B.C.
Committees of the Board of Directors
      Our Board of Directors has established four board committees: an Audit Committee, a Compensation Committee and a Corporate Governance/ Nominating Committee and a Project Development, Environmental & Sustainability Committee.
      The information below sets out the current members of each of Gryphon Gold’s board committees and summarizes the functions of each of the committees in accordance with their mandates.

Audit Committee
      Our Audit Committee has been structured to comply with Canadian Multilateral Instrument 52-110-Audit Committees (MI 52-110) and Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Audit Committee is comprised of Chris Herald, Don Gentry and Rohan Hazelton, all of whom are independent directors under MI 52-110 and the audit committee rules of the American Stock Exchange. Rohan Hazelton is the Chairman of the Audit Committee. Both Rohan Hazelton and Chris Herald satisfy the criteria for an audit committee financial expert under Item 401(e) of Regulation S-B of the rules of the Securities and Exchange Commission.
      The Audit Committee meets with management and Gryphon Gold’s external auditors to review matters affecting financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee reviews Gryphon Gold’s significant financial risks, will be involved in the appointment of senior financial executives and will annually review Gryphon Gold’s insurance coverage and any off-balance sheet transactions.
      The Audit Committee is mandated to monitor Gryphon Gold’s audit and the preparation of financial statements and to review and recommend to the board of directors all financial disclosure contained in Gryphon Gold’s public documents. The Audit Committee is also mandated to appoint external auditors, monitor their qualifications and independence and determine the appropriate level of their remuneration. The external auditors report directly to the Audit Committee and to the board of directors. The Audit Committee and board of directors each have the authority to terminate the external auditor’s engagement (subject to confirmation by shareholders). The Audit Committee will also approve in advance any services to be provided by the external auditors which are not related to the audit.

Compensation Committee
      The Compensation Committee is comprised of Richard Hughes, Chris Herald, and Rohan Hazelton, all of whom are independent directors. The Compensation Committee is responsible for considering and authorizing terms of employment and compensation of Directors, executive officers and providing advice on compensation structures in the various jurisdictions in which Gryphon Gold operates. In addition, the Compensation Committee reviews both the overall salary objectives of Gryphon Gold and significant modifications made to employee benefit plans, including those applicable to directors and executive officers, and proposes any awards of stock options, incentive and deferred compensation benefits.

Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee is comprised of Richard Hughes, Chris Herald, Don Gentry and Don Ranta. The Corporate Governance and Nominating Committee is responsible for developing Gryphon Gold’s approach to corporate governance issues and compliance with governance rules. The Corporate Governance and Nominating Committee is also mandated to plan for the succession of Gryphon Gold, including recommending director candidates, review of board procedures, size and organization, and monitoring of senior management with respect to governance issues. The committee is responsible for the development and implementation of corporate communications to ensure the integrity of Gryphon Gold’s internal control and management information systems. The purview of the Corporate Governance and Nominating Committee also includes the administration of the board’s relationship with the management of Gryphon Gold, monitoring the quality and effectiveness of Gryphon Gold’s corporate governance system and ensuring the effectiveness and integrity of Gryphon Gold’s communication and reporting to shareholders and the public generally.

Project Development, Environmental & Sustainability Committee
      The Project Development, Environmental & Sustainability Committee is comprised of Don Gentry, Don Ranta and Tony Ker. The committee is to review and provide technical and commercial guidance for major project development plans, ensure management has appropriate systems in place to plan, implement and track performance of project development. The Committee shall establish environmental policy, monitor compliance and audit our performance relative to policy. The Committee shall establish health and safety policies monitor compliance and audit our practices and actions. The Committee shall establish policy for involving communities of interest in the design and implementation of project development towards sustainable mining development.

Code of Conduct
      We adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics summarizes the legal, ethical and regulatory standards that we must follow and serves as a reminder to our directors, officers and employees, of the seriousness of that commitment. Compliance with this code and high standards of business conduct is mandatory for each of our employees.

—	Corporate Cease Trade Orders and Bankruptcies
      Except as disclosed in this prospectus, none of our directors or officers is, or has been within the ten years before the date of this prospectus, a director or officer of any other company that, while such person was acting in that capacity or within two years prior thereto, was the subject of a cease trade or similar order, or an order that denied the company access to any statutory exemptions under the Canadian securities legislation, for a period of more than 30 consecutive days, or was declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that business.

      Allen Gordon served as interim President, Chief Executive Officer and as a director of Greenstone Resources Ltd. from February through June of 1999, ten months prior to the insolvency of Greenstone in March 2000.
      Donald E. Ranta served as a director of Greenstone Resources from February 1999 to December 1999, four months prior to the insolvency of Greenstone in March 2000.
      Christopher Herald was Chief Executive Officer at Crown Resources Corporation when it filed to reorganize under Chapter 11 of the federal bankruptcy laws in May 2002. Crown subsequently emerged from the reorganization.

—	Penalties and Sanctions
      None of our directors or officers has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
      None of our directors or officers has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any business, securities, or banking activity during the past five years. None of our directors or officers has been found in violation of any federal or state securities or commodity laws by any court of competent jurisdiction, the Commodity Futures Trading commission or the SEC during the past five years.

—	Personal Bankruptcies
      None of our directors or officers have, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromises with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer.

—	Conflicts of Interest
      To our knowledge, and other than as disclosed in this prospectus, there are no known existing or potential conflicts of interest among us, our promoters, directors and officers, or other members of management, or of any proposed director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

—	Criminal Proceedings
      None of our directors or officers has been convicted in any criminal proceeding during the past five years or is currently subject to a pending criminal proceeding (excluding traffic violations and minor offenses).

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our other most highly compensated executive officers (the “named executives officers”) for the fiscal years ended March 31, 2005 and 2004.

	Annual Compensation							Long Term Compensation

								Awards		Payouts

									Restricted	Long Term
								Common	Shares or	Incentive
						Other Annual		Shares Under	Restricted	Plan	All Other
		Salary		Bonus(2)		Compensation		Options/SARs	Share Units	Payouts	Compensation
Name and Principal Position	Fiscal Year	($)		($)		($)		Granted(#)	($)	($)	($)

Allen Gordon	2005	120,000	(1)	42,550		—		—	—	—	—
President and	2004	105,000		130,000	(5)	12,500	(6)	—	—	—	—
Chief Executive Officer
Albert Matter	2005	120,000	(1)	42,550		—		—	—	—	—
Executive Chairman	2004	105,000		130,000	(5)	12,500	(6)	—	—	—	—
Anthony Ker(3)	2005	120,000	(1)	42,550		—		—	—	—	—
Executive Vice President	2004	11,375		12,000		12,500	(6)	—	—	—	—
Thomas Sitar(4)	2005	66,750	(1)	24,800		150,000	(6)	—	—	—	—
Chief Financial Officer
Donald E. Ranta	2005	66,350		42,550		—		—	—	—	—
Vice President	2004	19,556		—		13,500	(6)	—	—	—	—
of Exploration

(1)	Includes salary paid to the applicable officer in his capacity as an employee from January 1, 2005 to March 31, 2005 in the amount of $30,000. Prior thereto, each of those named executive officers was retained through a consulting arrangement either individually or through an entity controlled by the individual, and the balance of all amounts recorded as salary and bonus paid to them represents consulting fees.

(2)	Performance bonuses paid or payable to officer or an entity controlled by the officer since April 24, 2003 (inception).

(3)	Mr. Ker was appointed Executive Vice President on February 1, 2004.

(4)	Mr. Sitar was appointed Chief Financial Officer on November 1, 2004.

(5)	Includes signing bonus in the amount of $60,000.

(6)	Compensation deemed to be received by officers as a result of securities issued below market value.
Stock Option/ Stock Appreciation Rights (“SARs”) Grants
      We adopted a Stock Plan during the year ended March 31, 2005. The plan permits the company to issue up to 3,000,000 shares of common stock to officers, directors, employees and consultants, in the form of options. The plan was approved by our shareholders at the annual meeting of shareholders held on May 13, 2005.

      The following table sets forth the stock options granted to our named executive officers and directors during the year ended March 31, 2005. No stock appreciation rights were awarded.

	Number of	Percent of Total		Market Value
	Securities	Options/SARs		of Underlying
	Underlying	Granted to	Exercise or	Securities on
	Options/SARs	Employees in	Base Price	the Date of
Name	Granted (#)	Fiscal Year(1)	($/Share)	Grant(2)	Expiration Date

Allen Gordon	350,000	18.4%	$0.75	$—	March 29, 2010
President, Chief Executive Officer
Albert Matter	350,000	18.4%	$0.75	$—	March 29, 2010
Executive Chairman
Anthony Ker	325,000	17.1%	$0.75	$—	March 29, 2010
Executive Vice President
Thomas Sitar	250,000	13.2%	$0.75	$—	March 29, 2010
Chief Financial Officer
Donald E. Ranta	325,000	17.1%	$0.75	$—	March 29, 2010
Director, Vice President of Exploration

(1)	We issued options to acquire a total of 1,900,000 shares of common stock to our officers, directors and employees during the fiscal year ended March 31, 2005. Subsequent to March 31, 2005, we granted options exercisable to acquire a total of 300,000 shares of common stock at $0.75 per share to two directors upon their appointment and further 215,000 options to three employees and a consultant at an exercise price equal to the initial public offering price of our units.

(2)	Our common shares were not traded on any public market on the date of grant. We issued units consisting of one share of common stock and one-half of one share purchase warrant in 2005 at a price of $0.65 per unit. Accordingly, $0.65 may be considered to be a measure of market value of a share of common stock on the date of grant.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values
      We had no option/ SAR exercises during our fiscal year ended March 31, 2005.
Long Term Incentive Plan Awards
      No long-term incentive awards have been made by us to date.
Defined Benefit or Actuarial Plan Disclosure
      We do not provide retirement benefits for the directors or officers.
Compensation of Directors
      Beginning in July 2005, independent board members who are not employed by us in any capacity other than as a director will be compensated for their services as follows:

•	For any Board or Committee meeting not requiring travel, such as a telephone conference call — a meeting fee of $250.

•	For any fully constituted meeting of the Board or a Committee requiring travel of over four hours in aggregate — a meeting fee of $1,000.

•	Any expenses, travel, administrative, telephone or other costs associated with a Board member’s fulfilling his or her duties as a Board member will be reimbursed by Gryphon Gold.
      Previously, we had no standard arrangement pursuant to which directors were compensated for their services in their capacity as such. During our most recently completed financial year, directors did not receive any compensation from us in their capacity as directors of Gryphon Gold.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements
      Gryphon Gold is a party to employment contracts providing for an annual salary of $120,000 for each of Messrs. Matter, Gordon, Ker and Sitar. Pursuant to those agreements they are entitled to compensation for termination of their employment in certain circumstances, including termination without cause and change of control. Mr. Ranta is a party to an employment agreement under which he is paid on a per diem basis an annualized salary of $120,000, and pursuant to which he is entitled to compensation for termination of his employment in certain circumstances, including termination without cause and change of control. The employment agreements provide for the payment of compensation that will be triggered by a termination of the executive officer’s employment by either Gryphon Gold or the executive officer following a change of control of Gryphon Gold, or by Gryphon Gold at any time, other than for “cause.” In such event, each officer will be entitled to receive an amount equal to one year’s annual salary plus bonus (equal to the amount of bonus in the prior year) earned in the year of change of control, and existing benefits for a period of 12 months. The agreements with Messrs. Matter, Gordon, Ker and Sitar include limited non-competition and non-solicitation covenants for a period of 12 months following termination.
      Except as described above, and the payment of directors’ fees, there are no service contracts of any director or officer of Gryphon Gold and there is no arrangement or agreement made or proposed to be made between Gryphon Gold and any of its named executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of that officer’s resignation, retirement or other termination of employment, or in the event of a change of control of Gryphon Gold or a change in the named executive officer’s responsibilities following such change in control.
Report on Repricing of Options/ SARs
      None.
Stock Options

Outstanding Options
      As of November 7, 2005 we had granted 2,515,000 stock options pursuant to the terms of our stock option plan as described below, with expiry dates in 2010:

	Number of Common
Class of Optionee (Number of Optionees in Class)	Shares Under Option	Exercise Price

Executive officers as a group(5)	1,600,000	$0.75
Directors who are not also executive officers as a group(4)	600,000	$0.75
Non-executive officer(1)	100,000	$—	(1)
Employees(2)	95,000	$—	(1)
Consultants(2)	120,000	$0.75/—	(2)

TOTAL — All options	2,515,000

(1)	We granted options with an exercise price equal to the initial public offering price of our units.

(2)	We granted 20,000 options to a consultant with an exercise price equal to the initial public offering price of our units.
     We may issue up to 3,000,000 shares of common stock under the terms of our stock option plan; accordingly, we may issue options to purchase up to an additional 485,000 shares of common stock under our stock option plan.
      On March 29, 2005, our board of directors adopted a stock option plan (which we sometimes refer to as the Incentive Plan). The Plan was approved by our shareholders on May 13, 2005. We have no equity compensation plans that have not been approved by our shareholders.

Stock Option Plan
      Our Stock Option Plan provides that the total number of shares of common stock which may be issued pursuant to the Plan shall not exceed 3,000,000 shares of common stock.
      It is intended that the Plan be administered by the Compensation Committee, which will have full and final authority with respect to the granting of options thereunder. Options may be granted under the Plan to such directors, officers, employees or consultants of Gryphon Gold and its subsidiaries as the Compensation Committee may from time to time designate (referred to as a “participant”). Each option will generally entitle a participant to purchase one share of common stock during the term of the option upon payment of the exercise price. The exercise price of any options granted under the Plan shall be determined by the Compensation Committee and may not be less than the market price of our common stock on the date of grant of the options (calculated in accordance with the rules of the Toronto Stock Exchange as the volume weighted average trading price for the five trading days preceding the date of grant). Gryphon Gold may provide financial assistance to eligible persons to purchase shares of common stock under the Plan, subject to applicable law and the rules and policies of any securities regulatory authority or stock exchange with jurisdiction over the Corporation or a trade in its securities. Any financial assistance so provided will be repayable with full recourse and the term of any such financing shall not exceed the term of the option to which the financing applies.
      The term of any options granted shall be determined by the Compensation Committee at the time of the grant but the term of any options granted under the Plan shall not exceed ten years. If desired by the Compensation Committee, options granted under the Plan may be subject to vesting provisions. Options granted under the Plan are not transferable or assignable other than by will or otherwise by operation of law. In the event of death or disability of an option holder, options granted under the Plan expire one year from the death or disability of the option holder.
      Certain restrictions contained in the Plan include:

•	the number of shares of common stock which may be issued pursuant to the Plan (or any other employee-related plan or options for service) to any one person may not exceed 5% of all the common shares issued and outstanding on a non-diluted basis from time to time; and

•	the number of shares of common stock which may be issued pursuant to the Plan (or any other employee-related plan or options for services) to insiders (as defined in the rules of the Toronto Stock Exchange to include generally directors, senior officers of Gryphon Gold or its subsidiaries or shareholders who own more than 10% of our common stock) during any twelve month period may not exceed 10% of the common stock issued and outstanding on a non-diluted basis from time to time (unless approval of disinterested shareholders has been obtained in accordance with the rules of the Toronto Stock Exchange).

•	the number of shares of common stock which may be reserved for issuance in respect of options granted to insiders pursuant to the Plan (or any other employee-related plan or options for service) may not exceed 10% of the common stock issued and outstanding on a non-diluted basis from time to time unless approval of disinterested shareholders has been obtained in accordance with the rules of the Toronto Stock Exchange).
      Gryphon Gold’s board of directors may at any time terminate or amend the Plan in any respect, provided however, that the board may not, without the approval of the shareholders, amend the Plan or any option granted thereunder in any manner that requires shareholder approval under applicable law or the rules and policies of any stock exchange or quotation system upon which the common shares are listed or quoted.

PRINCIPAL STOCKHOLDERS
      The following tables set forth information as of September 30, 2005 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and

•	each named executive officer, each director and all of our directors and executive officers as a group.
      The number of shares beneficially owned and the percentage of shares beneficially owned are based on 27,722,370 shares of common stock outstanding as of September 30, 2005 and 33,722,370 shares of common stock outstanding upon consummation of this offering at an offering price of Cdn$0.85 ($0.7285) per unit and excluding share of common stock issuable upon exercise of warrants underlying the units.
      For the purposes of the information provided below, shares subject to options and warrants that are exercisable within 60 days following September 30, 2005 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to these tables, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.
Principal Stockholders

					Immediately After
					the Consummation of
	As of September 30, 2005				this Offering*

Name and Address of Beneficial Owner(1)	Shares		Percent		Shares		Percent

Allen Gordon	2,600,000	(3)	9.26%	(3)	2,600,000	(3)	7.63%	(3)
390 Union Blvd., Suite 360 Lakewood, CO 80228

Albert Matter	2,600,000	(3)	9.26%	(3)	2,600,000	(3)	7.63%	(3)
Suite 810, 1130 West Pender Street Vancouver, BC V6E 4A4

Anthony Ker	1,475,000	(4)	5.23%	(4)	1,475,000	(4)	4.31%	(4)
Director, Executive Vice President Suite 810, 1130 West Pender Street Vancouver, BC V6E 4A4

Standard Bank plc	5,769,231	(5)	19.46%	(5)	5,769,231	(5)	16.19%	(5)
25 Dowate Hill, Cannon Bridge House London, United Kingdom EC4R 2SB

Bolder Opportunities I Limited Partnership	2,250,000	(6)	8.04%	(6)	2,250,000	(6)	6.62%	(6)
800 – 1450 Creekside Dr. Vancouver, BC, Canada V6J 5B3

Other Directors and Officers — as a group (2)	4,057,500	(7)	13.97%	(7)	4,057,500	(7)	11.58%	(7)

(1)	Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment control with respect to all shares beneficially owned. Figures shown are on a non-diluted basis.

(2)	Figure shown represents the sum of shares owned or controlled individually by directors and officers (other than Mr. Matter and Mr. Gordon) and includes ownership by spouses (335,000 shares) where it may be considered that direction and control over these shares rests with the director or officer.

(3)	Includes 350,000 shares acquirable upon exercise of vested stock options.

(4)	Includes vested options exercisable to acquire 325,000 shares of common stock and 50,000 shares upon exercise of warrants.

(5)	Includes 1,923,077 shares acquirable upon exercise of warrants.

(6)	Includes 250,000 shares acquirable upon exercise of warrants.

(7)	Includes 1,175,000 shares acquirable upon exercise of vested stock options and 152,500 shares acquirable upon exercise of warrants.

*	Assumes an issuance of 6,000,000 units at Cdn$0.85 ($0.7285) per unit. Assumes no exercise of the over-allotment option exercisable by the underwriters to purchase 15% of the number of units sold to cover over-allotments or exercise of the underwriters compensation options.

     Bolder Investment Partners, Ltd., one of the Canadian underwriters, is the controlling shareholder of the general partner of Bolder Opportunities I Limited Partnership. The compensation of the general partner is based in part on the net asset value of Bolder Opportunities I Limited Partnership. Our decision to issue and sell the units, including the determination of the terms of the offering, has been made through negotiations between us and the Canadian underwriters. Neither Bolder Opportunities I Limited Partnership nor its general partner has had any involvement in such decision or determination. None of Bolder Investment Partners, Ltd., Bolder Opportunities I Limited Partnership, the general partner of Bolder Opportunities I Limited Partnership, or any related issuer of Bolder Investment Partners, Ltd. will receive any proceeds of the offering, other than the receipt by Bolder Investment Partners, Ltd. of its share of the underwriting commission and discount.
Management

					Immediately After
					the Consummation of
	As of September 30, 2005				this Offering*

Name and Address of Beneficial Owner(1)	Shares		Percent		Shares		Percent

Allen Gordon	2,600,000	(2)	9.26%	(2)	2,600,000	(2)	7.63%	(2)
Director, President and Chief Executive Officer 390 Union Blvd., Suite 360 Lakewood, CO 80228

Albert Matter	2,600,000	(2)	9.26%	(2)	2,600,000	(2)	7.63%	(2)
Executive Chairman Suite 810, 1130 West Pender Street Vancouver, BC V6E 4A4

Anthony Ker	1,475,000	(3)	5.23%	(3)	1,475,000	(3)	4.31%	(3)
Director, Executive Vice President Suite 810, 1130 West Pender Street Vancouver, BC V6E 4A4

Thomas Sitar	937,500	(4)	3.33%	(4)	937,500	(4)	2.74%	(4)
Chief Financial Officer Suite 810, 1130 West Pender Street Vancouver, BC V6E 4A4

Donald E. Ranta	990,000	(5)	3.51%	(5)	990,000	(5)	2.89%	(5)
Director, Vice President of Exploration 390 Union Blvd., Suite 360 Lakewood, CO 80228

All directors and executive officers as a group (9 persons)	10,732,500	(6)	35.63%	(6)	10,732,500	(6)	29.71%	(6)

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Includes vested options exercisable to acquire 350,000 shares of common stock.

(3)	Includes vested options exercisable to acquire 325,000 shares of common stock and 50,000 shares upon the exercise of warrants.

(4)	Includes vested options exercisable to acquire 250,000 shares of common stock and 62,500 shares upon the exercise of warrants.

(5)	Includes vested options exercisable to acquire 325,000 shares of common stock and 80,000 shares upon the exercise of warrants.

(6)	Includes vested options exercisable to acquire 2,200,000 shares of common stock and 202,500 shares upon the exercise of warrants.

*	Assumes an issuance of 6,000,000 units at Cdn$0.85 ($0.7285) per unit. Assumes no exercise of the over-allotment option exercisable by the underwriters to purchase 15% of the number of units sold to cover over-allotments or exercise of the underwriters compensation options.
     We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.
      We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.
      As of September 30, 2005, we had 150 shareholders of record of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Except for the transactions described below, none of our directors, senior officers or principal shareholders, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, from April 23, 2003 (date of inception) to the date of this prospectus, or in any proposed transactions, in which such person had or is to have a direct or indirect material interest.
      During the fiscal year ended March 31, 2005 and the period from April 24, 2003 (inception) to March 31, 2004, our directors and officers received loans bearing interest at a rate of 1 1/2% to 2% from us for the purpose of purchasing securities of the company. Most loans were repaid during the fiscal year ended March 31, 2005 and all loans were fully repaid by June 30, 2005. Details of the loans are listed below:

			Financial Assisted
	Largest Amount		Securities
	Outstanding during	Amount	Purchased during
	the Year Ended	Outstanding as at	Year Ended
Name and Principal Position	March 31, 2005	September 30, 2005	March 31, 2005

	$	$	(Common stock)
Albert J. Matter(1)	87,500	0	750,000
Executive Chairman and Director

Allen Gordon(2)	87,500	0	750,000
President, Chief Executive Officer and Director

Christopher Herald(3)	50,000	0	333,333
Director

Anthony Ker(4)	96,250	0	516,666
Executive Vice-President and Director

Donald E. Ranta(5)	30,375	0	202,800
Vice-President of Exploration and Director

Richard Hughes(6)	37,500	0	250,000
Director

Thomas Sitar(7)	96,625	0	300,000
Chief Financial Officer

(1)	We loaned a total of $162,500 to Mr. Matter, evidenced by three secured promissory notes dated May 15, 2003 in the amount of $50,000, with an interest rate of 1.5% per annum, due May 15, 2005 (paid December 31, 2004); June 15, 2003 in the amount of $75,000, with an interest rate of 1.5% per annum, due June 15, 2005 (paid December 31, 2003); and February 1, 2004 in the amount of $37,500 with an interest rate of 1.5% per annum, due January 1, 2005 (paid December 31, 2004).

(2)	We loaned a total of $162,500 to Mr. Gordon, evidenced by three secured promissory notes dated May 15, 2003 in the amount of $50,000, with an interest rate of 1.5% per annum, due May 15, 2005 (paid December 31, 2003); June 15, 2003 in the amount of $75,000, with an interest rate of 1.5% per annum, due June 15, 2005 (paid March 28, 2005); and February 1, 2004 in the amount of $37,500, with an interest rate of 1.5% per annum, due May 30, 2005 (paid June 7, 2005).

(3)	We loaned a total of $50,000 to Mr. Herald, evidenced by a secured promissory note dated December 31, 2003 in the amount of $50,000, with an interest rate of 1.5% per annum, December 31, 2004 (paid December 16, 2004).

(4)	We loaned a total of $96,250 to Mr. Ker, evidenced by three secured promissory notes dated June 15, 2003 in the amount of $18,750, with an interest rate of 1.5% per annum, due May 15, 2004 (paid May 4, 2004); February 1, 2004 in the amount of $37,500, with an interest rate of 1.5% per annum, due January 10, 2005 (paid September 29, 2004); and December 17, 2003 in the amount of $40,000 with an interest rate of 1.5% per annum, due May 15, 2004 (paid May 29, 2004) and permitted monthly instalment payments for an amount of $8,438 (paid May 4, 2004).

(5)	We loaned a total of $30,375 to Mr. Ranta, on June 15, 2003 ($20,250) and September 16, 2003 ($10,125) (paid April 10, 2004).

(6)	We loaned a total of $93,750 to Mr. Hughes, on June 15, 2003 ($37,500) and repaid on May 4, 2004 and permitted monthly instalment payments for an amount of $56,250, (paid February 1, 2004).

(7)	We loaned a total of $96,625 to Mr. Sitar, evidenced by a secured promissory note dated November 1, 2004 in the amount of $96,625, with an interest rate of 2% per annum, due October 31, 2006 (paid May 29, 2005).

Purchases of Securities
      During the past two years beginning October 1, 2003 through September 30, 2005, officers, directors and 10% shareholders of Gryphon Gold purchased securities of Gryphon Gold on the following terms:

Price of
Officer, Director, 10% Shareholder	Type of Security	Security	Date of Purchase

Allen S. Gordon	250,000 shares of common stock	$0.15 per share	March 8, 2004
Albert J. Matter	250,000 shares of common stock	$0.15 per share	March 8, 2004
Christopher K. Herald	500,000 shares of common stock	$0.15 per share	March 8, 2004
Donald E. Ranta	270,000 shares of common stock 95,000 shares of common stock 60,000 units.(1)	$0.15 per share $0.15 per share $0.65 per unit	September 16, 2003 December 6, 2003 January 26, 2005
Rohan Hazelton	20,000 units.(1)	$0.65 per unit	April 25, 2005
Thomas Sitar	500,000 shares of common stock	$0.35 per share	November 1, 2004
Anthony (Tony) D. J. Ker	287,500 shares of common stock 37,500 shares of common stock 250,000 shares of common stock	$0.20 per share $0.225 per share $0.15 per share	December 17, 2003 December 17, 2003 March 8, 2004
Standard Bank plc	3,846,154 units.(1)	$0.65 per unit	April 26, 2005
Bolder Opportunities I Limited Partnership	1,000,000 shares of common stock 500,000 shares of common stock 500,000 units.(1)	$0.20 per share $0.20 per share $0.65 per unit	August 15, 2003 December 3, 2003 April 1, 2005

(1)	Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90.
     Bolder Opportunities I Limited Partnership beneficially owns 2,250,000 shares of our common stock, including 2,000,000 shares of common stock and warrants exercisable to acquire an additional 250,000 shares of common stock at $0.65 per share. Bolder Investment Partners, Ltd., one of the Canadian underwriters, is the controlling shareholder of the general partner of Bolder Opportunities I Limited Partnership. The compensation of the general partner is based in part on the net asset value of Bolder Opportunities I Limited Partnership. Our decision to issue and sell the units, including the determination of the terms of the offering, has been made through negotiations between us and the Canadian underwriters. Neither Bolder Opportunities I Limited Partnership nor its general partner has had any involvement in such decision or determination. None of Bolder Investment Partners, Ltd., Bolder Opportunities I Limited Partnership, the general partner of Opportunities I Limited Partnership, or any related issuer of Bolder Investment Partners, Ltd. will receive any proceeds of the offering, other than the receipt by Bolder Investment Partners, Ltd. of its proportionate share of the underwriting commission and discount.
      Other than compensatory arrangements described under “Executive Compensation”, and the transactions described above, we have had no other transactions, directly or indirectly, during the past two years with our directors, senior officers or principal shareholders, or any of their associates or affiliates in which they had or have a direct or indirect material interest.

DESCRIPTION OF SECURITIES
      Our authorized capital stock of Gryphon Gold consists of one hundred fifty million (150,000,000) shares of common stock, par value $0.001 per share and fifteen million (15,000,000) shares of Preferred Stock, par value $0.001 per share. No other class or series of capital stock is currently authorized under the Corporation’s articles of incorporation.
Common Stock
      We had 27,722,370 shares of common stock outstanding as of September 30, 2005.
      Holders of common stock are entitled to one vote per share on all matters subject to stockholder vote. The common stock has no preemptive or other subscription rights. All of the presently outstanding shares of common stock are fully paid and non assessable. If the corporation is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in assets remaining after satisfaction of liabilities and subject to the rights, if any, of the holders of our preferred stock.
      The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. The corporation has not paid cash dividends with respect to its common stock in the past. No share of common stock of the corporation which is fully paid is liable to calls or assessment by the corporation.
Preferred Stock
      Our articles of incorporation authorize our board of directors to issue, by resolution and without any action by our stockholders, one or more series of preferred stock and to establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of preferred stock, including rights that could adversely affect the voting power of the holders of our common stock.
      One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.
Our Units
      Each of our units consists of one share of common stock and one Class A Warrant. Each Class A Warrant is exercisable to purchase one share of our common stock. At the closing of our offering of units we will deliver certificates to the investors representing shares of common stock and Class A Warrants.
Our Class A Warrants
      Each unit of our offering includes one Class A Warrant. The Class A Warrants will be governed by the terms of a warrant indenture we will enter into with Computershare Trust Company of Canada (Toronto) as the warrant trustee, on or prior to the date of the issuance of the Units. Each Class A Warrant we will issue in this offering as part of our units may be exercised at any time until 5:00 p.m. (Toronto time) on                      (one year from the Closing Date). Each warrant entitles the holder to purchase one share of common stock at an exercise price of Cdn$1.15 ($0.9857) per share. The shares of common stock issuable upon exercise of the Class A Warrants are covered under this prospectus. This exercise price will be adjusted upon the occurrence of certain events, described below. A warrantholder will not be deemed a shareholder of our underlying common stock until the warrant is exercised.

      Warrantholders may exercise their warrants only if the common shares underlying their warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common shares issuable upon their exercise are qualified for sale under the securities laws of the state in which the warrantholder resides. We intend to use commercially reasonable efforts to have the registration statement, which this prospectus forms a part, effective when the warrants are exercised.
      If an effective registration statement is not available at the time of exercise, a holder may exercise the Class A Warrants as follows:

•	A holder that is not a U.S. person (as defined in Regulation S of the Securities Act) may exercise the Class A Warrant if the holder is not in the United States; is not exercising the Class A Warrants for, or on behalf or benefit of, a U.S. Person or person in the United States; does not execute or deliver the warrant exercise form in the United States; agrees not to engage in hedging transactions with regard to the common stock prior to the expiration of a one-year distribution compliance period; acknowledges that the shares of common stock issuable upon exercise of the Class A Warrants are “restricted securities” as defined in Rule 144 of the Securities Act and acknowledges that Gryphon Gold shall refuse to register any transfer of the common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

•	Other holders may exercise the Class A Warrants in transactions that do not require registration under the Securities Act or any applicable U.S. state laws and regulations upon furnishing Gryphon Gold an opinion of counsel of recognized standing in form and substance satisfactory to Gryphon Gold.

•	A holder may elect to exercise on a cashless exercise basis only if there is no effective registration statement. A holder electing to exercise on a cashless exercise basis will receive that number of shares of common stock with a fair market value equal to the difference between the fair market value of the shares acquirable upon exercise of the warrants and the exercise price the holder would otherwise pay to exercise the warrants. The number of shares issued to a holder exercising on a cashless basis is calculated as the product of (x) the number of Class A Warrants being exercised multiplied by (y) a fraction, the numerator of which is (i) the current market price per share of common stock less (ii) the exercise price and the denominator of which is the current market price per share of common stock.
      Under no circumstances will we be required to pay any holder the net cash exercise value of any Class A Warrant regardless of whether an effective registration statement or an exemption from registration is available or not.
      Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us or that we will have an effective registration statement in place at the time warrantholders intend to exercise their warrants.
      To exercise a warrant, a warrantholder must deliver to our transfer agent the warrant certificate on or before the warrant expiration date with the form on the reverse side of the warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of warrants being exercised. We will not issue any fractional shares of common stock upon exercise of the warrants.
      The warrant indenture provides for adjustment in the number of shares of common stock issuable upon the exercise of the Class A Warrants and/or the exercise price per share in the event of: (i) the subdivision or consolidation of our shares of common stock or issuance of a stock dividend on our shares or other distribution of shares or securities convertible into shares (other than a “dividend paid in the ordinary course”, as defined in the warrant indenture); (ii) the issuance of rights, options or warrants to purchase shares or securities convertible into shares to holders of shares of common stock at less than 95% of the “current market price” (as defined in the warrant indenture) of the shares of common stock; and (iii) the distribution to all or substantially all the holders of shares of common stock or any other class or of rights, options or warrants (other than those referred to in (ii), above) to acquire shares of common stock or securities convertible into shares of common stock or property or other assets of the corporation or of evidences of indebtedness or of assets. The warrant indenture also provides for adjustment in the class and/or number of securities issuable upon the exercise of the Class A Warrants and/or exercise price per security in the event of: (i) any reclassification of our common stock; (ii) an amalgamation, merger, consolidation or other business combination of the corporation with another entity; or (iii) the transfer of all or substantially all of our assets.
      No adjustment in the exercise price or the number of shares of common stock purchasable upon the exercise of the Class A Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1%. Holders of Class A Warrants do not have any voting or pre-emptive rights or any other rights which a holder of common stock has, and a warrant holder will not be deemed a shareholder of our underlying common stock until the warrant is exercised. The rights of the holders of Class A Warrants are subject to modification by “extraordinary resolution”, which is defined in the warrant indenture as a resolution either passed at a meeting of the holders of Class A Warrants by holders of not less than 66% of the Class A Warrants represented at the meeting or adopted by instruments in writing signed by the holders of not less than 66% of all Class A Warrants then outstanding.
Underwriters’ Compensation Options
      We agreed to grant the underwriters compensation options exercisable to acquire a number of shares of common stock equal to 10% of the number of units sold. Each underwriters’ compensation option may be exercised at any time until 5:00 p.m. (Toronto time) on                     (one year from the Closing Date) to purchase one share of common stock at an exercise price of Cdn$0.85 per share. This prospectus covers the shares of common stock issuable upon exercise of the underwriters’ compensation options.
      The underwriters may exercise their compensation options only if the common shares underlying the options are covered by an effective registration statement or an exemption from registration is available under the Securities Act. We intend to use commercially reasonable efforts to have the registration statement, which this prospectus forms a part, effective when the warrants are exercised. The underwriters compensation options are exercisable subject to substantially the same restrictions as our Class A Warrants, described above.
Other Warrants
      As at September 30, 2005, we had 6,423,185 share purchase warrants issued and outstanding. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $0.90 per share. The warrants were exercisable for a period of two years from the date of issuance or 12 months from the date of an initial public offering, which ever is earlier. These warrants were issued as follows:
      1,094,289 warrants were issued on January 26, 2005;
      2,313,692 warrants were issued on March 31, 2005;
      650,000 warrants were issued on April 1, 2005;
      2,110,577 warrants were issued on April 25, 2005; and
      254,627 warrants were issued on June 22, 2005.
      These warrants are administered by Computershare Trust Company, Inc., Golden, Colorado, under the terms of a warrant agreement dated August 10, 2005.
      In addition, we issued a total of 271,008 broker compensation warrants exercisable at a price of $0.65 per share, of which 141,008 expire on January 26, 2008 and 130,000 expire on April 1, 2007.
      The exercise price of the warrants will be adjusted if we declare any stock dividends to our stockholders or if we effect a stock split or share combination in connection with our common stock. If we effect a stock split or stock combination involving our common stock, the warrant exercise price in effect immediately prior to the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment to the warrant exercise price will also result in an adjustment to the number of our common shares underlying a warrant or, if we elect, an adjustment of the number of warrants outstanding.

Investor Rights Agreement
      Our shareholders are subject to an Investor Rights Agreement dated as of May 1, 2003, as amended. The following describes the material terms of our Investor Rights Agreement:

•	our shareholders are entitled to preemptive rights to purchase their pro rata share if we allot, issue, sell or resell shares of common stock at a price lower than the shareholder paid for its shares, except for certain issuances including issuance under incentive stock option plans, stock dividends and shares issued in a qualified initial public offering;

•	our shareholders agreed not to sell, transfer, assign or dispose of shares of common stock unless the shares are offered first to us and then to other shareholders, on a pro rata basis, prior to offering their shares to third parties; provided that a shareholder may transfer shares to certain family members;

•	Allen Gordon and Albert Matter, our founders, agreed to offer their shares first to us then to the other shareholders on a pro rata basis; provided that a shareholder may transfer shares to certain family members;

•	our shareholders agreed to take actions as may be required to elect up to six directors and to elect directors designated by our founders, provided that at least two members shall not be members of our senior management and at all times 25% of our board shall be outside directors;

•	our shareholders have agreed to enter into lock up arrangements for the period(s) specified by the agent or underwriter following the effective date of a registration statement in connection with a qualified initial public offering;

•	we shall maintain an audit committee, compensation committee and corporate compliance committee; and

•	we shall deliver certain reports to our shareholders, including audited financial statements.
      The Investor Rights Agreement will terminate upon our completion of a qualified initial public offering or if more than 75% of the shares subject to the agreement agree in writing to terminate the agreement. A qualified initial public offering is defined as either an underwritten public offering resulting in gross proceeds of more than $5,000,000 or obtaining a listing for our shares on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market or the National Association of Security Dealers Automated Quotation bulletin board.
      This offering will qualify as a qualified initial public offering under the terms of the Investor Rights Agreement and the agreement will terminate upon the closing of this offering. We have agreed to use reasonable efforts to cause shareholders holding at least 95% of our issued and our standing common stock to furnish lock up agreements to the underwriters. Each of our current shareholders is expected to enter into a lock up agreement in connection with the offering.
Nevada Laws
      The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

•	20 to 33 1/3%;

•	33 1/3 to 50%; or

•	more than 50%.

      A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.
      The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation, which;

•	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

•	does business in Nevada directly or through an affiliated corporation.
      At this time, we do not have 100 stockholders of record resident in Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.
      The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

•	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10 percent or more of the earning power or net income of the corporation.
      An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

•	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.
Proposed Amendments to our By-Law
      In accordance with the requirements of the Toronto Stock Exchange, we will be amending our by-law prior to completion of the offering to include provisions in respect of certain specified rights of shareholders and certain specified limitations on the discretion of the directors. The proposed amendments to our by-law will include a provision requiring that the approval of our shareholders be obtained for any future amendment to our by-laws insofar as such amendment relates to specified rights and limitations. The text of the proposed by-law amendments has not been finalized and must be in form satisfactory to the Toronto Stock Exchange. The Toronto Stock Exchange requires that we undertake to seek the ratification of our shareholders to such amendment at our next shareholders meeting. Moreover, we will require the prior approval of the Toronto Stock Exchange to any future amendment to our by-laws.
      We also intend to amend our by-laws to reduce the quorum requirement for shareholder meetings from shareholders holding a majority of our issued and outstanding common stock to shareholders holding 33 1/3% of our issued and outstanding common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
      You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors and Uncertainties” and elsewhere in this prospectus.
      This Management’s Discussion and Analysis provides an analysis of our business and compares our financial results for the year ended March 31, 2005 with the period from our incorporation (April 24, 2003) to March 31, 2004 and the six and three month periods ended September 30, 2005 and September 30, 2004. You should read this information together with our consolidated financial statements and the notes to our consolidated financial statements, which appear elsewhere in this prospectus. References to any year are to a financial year, thus a reference to “in year 2005”, or similar, means the year ended March 31, 2005, unless specifically noted otherwise.
      This section contains forward-looking statements that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual activities and results could differ materially from those anticipated in these forward-looking statements as a result of factors described under “Risks Factors and Uncertainties” and elsewhere in this prospectus.
Overview and Plan of Operations
      Gryphon Gold Corporation was incorporated in Nevada on April 24, 2003 and has corporate offices in Vancouver, British Columbia, and Lakewood, Colorado. Our objective is to establish a producing gold company through the development and extraction of gold deposits, beginning with the Borealis Property. Currently our sole asset is a 100% interest in the Borealis Property, located in Mineral County, Nevada. We have not determined if the mineralized material from the Borealis Property can be economically exploited.
      In July 2003 we initially acquired from Golden Phoenix Minerals, Inc. an option to earn a 70% joint venture interest in the Borealis Property by incurring qualified development expenditures. On January 28, 2005 we acquired the remaining interest held by Golden Phoenix in the Borealis Property for $1,400,000. Our subsidiary, Borealis Mining, paid to Golden Phoenix $400,000 upon closing of the purchase on January 28, 2005, with four additional quarterly payments of $250,000 due to Golden Phoenix. As of August 17, 2005, Borealis completed the first two payments and the final two payments of $250,000 are due October 28, 2005 and January 27, 2006, respectively. We guaranteed these payment obligations to Golden Phoenix and deposited as security fifteen percent (15%) of the issued shares of our subsidiary, Borealis Mining Company, into escrow. As each quarterly payment of $250,000 is made, a pro rata portion of the escrowed shares shall be released to us.
      A portion of the Borealis Property is subject to the mining lease. We are required to make monthly lease payments of $8,614, adjusted annually based on change in the Consumer Price Index. In addition, the production of precious metals from the Borealis Property will be subject to the payment of the royalty under the terms of the mining lease. The terms of the mining lease and royalty are described under “Borealis Property”. We have also entered into office lease arrangements for offices in Vancouver, British Columbia, Lakewood, Colorado and Hawthorne, Nevada.
      In May 2005 we initiated a new drilling program, expected to continue to the early part of 2006. Approximately 140 holes (30,000 feet of RC drilling) are planned in the area of existing mineralization in order to allow us to complete a feasibility study with the aim of identifying gold reserves and, if economically feasible, building a mine.
Critical Accounting Policies and Estimates
      The preparation of our consolidated financial statements is in accordance with accounting principles generally accepted in the United States. We do not reconcile our consolidated financial statements to

Canadian generally accepted accounting principles. The following are critical accounting policies and estimates which we believe are important to understanding our financial results.

Use of estimates
      The preparation of financial statements requires us to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the revenues and expenses for the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Actual results will likely differ from these estimates.

Exploration of mineral property interests
      We expense exploration costs as they are incurred. When we determine that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, we will transfer capitalized costs to the appropriate asset category and amortize them over their estimated useful lives. We capitalize the cost of acquiring mineral property interests (including claims establishment and maintenance) until we have determined the viability of the property. We expense capitalized acquisition costs if we determine that the property has no future economic value. We will also write down capitalized amounts if estimated future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the carrying value of the property.

Stock-based compensation
      As permitted by the Statement of Financial Accounting Standards we have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for our employee stock-based compensation. Based on these standards, no compensation expense is recognized at the time of any option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair value of the underlying common stock on the date of the grant and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the date of grant.

Asset retirement obligations
      We record the present value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development or normal use of the assets with a corresponding increase in the carrying amount of the related long-lived asset. This amount is depreciated over the estimated useful life of the related assets. The liability is subsequently accreted through charges to expense over its expected life. Currently, we have no asset retirement obligations.

Tax valuation allowance
      We have recorded a valuation allowance that fully reserves for our deferred tax assets because at this time we cannot establish that we will be able to utilize the tax loss carryforwards in the future. If in the future we determine that we will be able to use all or a portion of our deferred tax assets in the future, based on our projections of future taxable income, we will reduce the valuation allowance, thereby increasing income in that period.

Foreign currency translation
      The United States dollar is our functional currency. Transactions involving foreign currencies for items included in operations are translated into U.S. dollars using average exchange rates; monetary assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all other balance sheet items are translated at the historical rates applicable to the transactions that comprise those amounts. Translation gains and losses are included in our determination of net income.

Recent Accounting Pronouncements
      The United States Securities and Exchange Commission recently announced that it would provide for a phased-in implementation process for FASB Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”). Registrants must adopt SFAS 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first interim or annual period beginning after December 15, 2005. We plan to adopt SFAS 123(R) effective January 1, 2006.
      The Financial Accounting Standards Board ratified the consensus of the Emerging Issues Task Force that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. This consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. To date the Company has not incurred any stripping costs. We plan to adopt the consensus effective April 1, 2006.
Results of Operations

Year ended March 31, 2005 compared to period from incorporation to March 31, 2004
      We are in an exploration stage and currently have no producing mineral properties and thus we had no revenues during all relevant reporting periods.
      For the year ended March 31, 2005 we had a net loss of $2.5 million, or $0.17 per share, compared to a net loss of $1.1 million in the period from incorporation on April 23, 2003 to March 31, 2004. Expenditure levels increased in all categories as activities gradually increased from the initial start-up from incorporation and acquisition of an earn-in option on the Borealis Property in 2004. This included activities on the Borealis Property (exploration and permitting) and corporate activities, all of which were performed by our officers and by contract consultants. During fiscal year 2004 and until December 2004, management and consulting services of four of our senior officers (Messrs. Matter, Gordon, Ker and Sitar) were provided pursuant to consulting contracts. Starting on January 1, 2005 these senior officers entered into employment relationships with Gryphon Gold and are compensated by way of salaries, bonuses and stock options.
      Exploration expenses reached $1,009,000 in 2005, up from $442,000 in the prior period reflecting the fact that we entered into the Option and Joint Venture Agreement part way through the 2004 fiscal year. As a result, many costs incurred in 2004 related to due diligence activities and early evaluation of the Borealis Property. In addition, the 2004 fiscal year was only 11 months. During 2005, activities related to the Borealis Property continued to increase in scope. Efforts were directed to the preparation of the Plan of Operations, which was submitted to the U.S. Forest Service in August 2004, and improving our geologic understanding of the Borealis Property. This involved spending in the following categories: drilling $129,000, engineering $119,000, project management $198,000 and property maintenance $461,000, all up significantly from the partial prior period.
      Legal and audit costs increased from $105,000 to $217,000 in 2005 reflecting the costs related to the negotiation of our purchase of a 100% interest in the Borealis property and increased level of financing activity during the year.
      Management salaries, bonuses and consulting fees were $1,060,000 in 2005, up from $405,000 due to increased use of consultants, the addition of two officers (Messrs. Ker and Sitar) as business activity increased significantly in 2005, and the recognition of compensation expense related to the sale of shares to Mr. Sitar.
     Three months ended September 30, 2005 compared to three months ended September 30, 2004
      We are in an exploration stage and currently have no producing mineral properties and thus we had no revenues during all reporting periods.

      For the three month period ended September 30, 2005 we had a net loss of $813,270 or $0.03 per share compared to a net loss of $473,223 or $0.03 per share in the same period in the prior year. We had expenses of $854,510 during the quarter ended September 30, 2005 compared to $473,231 in the same period in the prior year. During the quarter ended September 30, 2005, all costs directly related to our proposed initial public offering totalling $746,000 (principally legal, audit and filing fees and printing costs) have been deferred and recorded as prepaid expenses. If the initial public offering is completed these costs will be reclassified into stockholders’ equity as share issue expense, otherwise the costs will be expensed. Exploration costs, all related to our Borealis property, are our largest expense and reached $503,248 or 59% of our total expenses in the quarter ended September 30, 2005 compared to $111,027 or 23% of total expenses in the quarter ended September 30, 2004. The increase in spending was related to the drilling program and feasibility study initiated in May 2005 and ongoing. Exploration expenses are anticipated to continue as we work to complete the feasibility study early in 2006. Management salaries and consulting fees in the quarter ended September 30, 2005 were $244,643 compared to $245,896 incurred in the quarter ended September 30, 2004. Salaries and consulting fees are expected to increase in future periods as we expect to hire additional personnel if we commence mine development on the Borealis property. Legal and audit fees expensed during the quarter were $19,612 compared to $34,538 during the quarter ended September 30, 2004 as most legal work during the current quarter related to the initial public offering and thus was deferred. Other expenses included during the quarter ended September 30, 2005 included travel and accommodation of $42,170 and compared to $22,781 in the prior year quarter, general and administrative expenses of $46,968 compared to $56,386 in the prior year quarter. Travel and general and administrative expenses will increase in future periods as staffing in both Lakewood and Vancouver offices increase with the expected continuing increase in activity to support the development of our Borealis property and with the additional obligations as a public company in the United States and in Canada. We had interest income of $41,240 in the quarter ended September 30, 2005 as cash balances increased significantly compared to 2004 and bank accounts were converted to interest bearing accounts.
     Six months ended September 30, 2005 compared to six months ended September 30, 2004.
      For the six month period ended September 30, 2005 we had a net loss of $1,631,118 or $0.06 per share compared to a loss of $1,164,480 or 0.08 per share in the six months ended September 30, 2004. The current year period loss does not reflect the costs directly related to our proposed initial public offering totaling $746,000, described above, which have been deferred. Exploration expenses during the six month period ending September 30, 2005 were $843,320 or 49% of our total expenses during the period compared to $640,085 or 55% of total expenses in the six month period ended September 30, 2004. The increase in spending was related to the drilling program and feasibility study initiated in May 2005 and ongoing. Management salaries and consulting fees in the six month period ended September 30, 2005 were $440,943 compared to $344,918 expended in the six months ended September 30, 2004 as staffing increased in the 2005 period. Legal and audit fees expensed during the current six month period were $189,471 compared to $44,492 during the six month period ended September 30, 2004, the increase in costs reflecting activity related to exploring financing alternatives and changing our accounting to US generally accepted accounting principles from Canadian basis. Our travel and accommodation expenses were $96,157 during the first six months of 2005 and compared to $53,509 spent in the six month period ending September 30, 2004, the increase due to higher staffing and travel related to financing activity and work on Borealis property. General and administrative expenses during the six month period ended September 30, 2005 were $126,059 compared to $74,916 in the prior year six month period, the increase mainly due to higher insurance, rent and telephone costs. Interest income earned in the six month period ending September 30, 2005 was $79,129 compared to $595 in the same period in 2004 due to higher cash balances and the use of interest bearing bank accounts in 2005.

Outlook
      Our plan for the 2006 fiscal year (ending March 31, 2006) and beyond is to work towards completing a feasibility study and mine plan for our Borealis Property and, if warranted and we are able to raise sufficient additional capital, building an open pit heap-leach mine. The following activities are planned for fiscal 2006:

•	Continuation of the permitting process, with the aim of obtaining substantial permits for mine development expected in early 2006.

•	Completion of a drilling program and a feasibility study designed to classify current resources into ore reserves and to develop an economic mine plan.

•	Initiate an exploration program to assess several identified zones on the Borealis property which have gold mineralization potential similar to the previously mined area.

Liquidity and Capital Resources
      Our principal source of liquidity is cash which was raised by way of sale from treasury of common shares and warrants (on a private placement basis). The majority of our cash balance is deposited in an interest-bearing bank account. At March 31, 2005 we had a cash balance of $3.1 million and working capital including cash of $1.7 million (March 31, 2004 — $1.1 million). During the quarter ended June 30, 2005, we issued 6,030,408 units at $0.65 per unit to raise an additional $3.9 million of cash. No units or shares were issued during the quarter ended September 30, 2005.
      We had current liabilities at March 31, 2005 consisting of $453,193 in accounts payable and accrued liabilities plus a mineral property obligation of $1 million owed to Golden Phoenix related to our purchase of the Borealis Property. The Golden Phoenix obligation is repayable in four equal quarterly installments of $250,000, two of which have been paid as of September 30, 2005, and two final payments which are due on October 28, 2005 (paid) and January 27, 2006, respectively.
      As of September 30, 2005, we had working capital of $3,795,068, and we had current assets consisting of $4,423,362 in cash, $20,530 in accounts receivable and $760,573 in prepaid expenses. We had $1,409,397 in current liabilities at September 30, 2005, consisting of $909,397 in accounts payable and accrued liabilities and $500,000 in obligations to Golden Phoenix, of which $250,000 was paid on October 26, 2005. We believe we have sufficient working capital to fund completion of our drilling program, permitting and feasibility study, costs related to lease and claim maintenance fees, our payment obligations to Golden Phoenix and general and administrative expenses for approximately 12 months (without giving effect to the offering).
      We will need substantial funds to allow us to develop the mine in addition to the proceeds of this offering. In order to initiate the mine development on the Borealis Property we will require a minimum additional $10 million of financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production on the property. We cannot be certain that additional capital or other types of financing will be available if and when needed or that, if available, the terms of such financing will be favorable to us.
      Our only long term commitments at present are our obligations under the Mining Lease, the Office Leases and under the employment contracts described above. We expect our long term commitments to increase significantly if, as and when, we commit to the building of the mine on the Borealis site.

Off-Balance Sheet Arrangements
      We have no off-balance sheet arrangements other than operating lease commitments.
Contractual Obligations
      Our contractual obligations as of September 30, 2005, were as follows:

	Payments Due by Period

		Less than			More than
	Total	1 Year	2-3 Years	4-5 Years	5 Years

			(Unaudited)
Long-term Debt	Nil
Mineral property acquisition obligations	$500,000	$500,000	—	—	—
Operating Leases	$281,000	$67,600	$137,200	$76,200	—

Total	$781,000	$567,000	$137,200	$76,200	—

Quantitative and Qualitative Disclosures About Market Risk
      Our major market risk exposure is potential fluctuation in the price of gold. Historically, gold prices have been volatile, and that volatility is expected to continue. We are engaged in exploring gold properties and related activities. As a result, changes in the price of gold could significantly affect our stock price. We do not have any debt that would expose us to market risks related to changes in interest rates.
DESCRIPTION OF PROPERTY
      We lease our principal executive office at 390 Union Blvd., Suite 360, Lakewood, CO 80228. We also lease an administrative and finance office at Suite 810, 1130 West Pender Street, Vancouver, BC V6E 4A4. We do not currently maintain any investments in real estate, real estate mortgages or securities of persons primarily engaged in real estate activities, nor do we expect to do so in the foreseeable future.
      We describe our mineral properties under the heading “Description and Development of Business” in this prospectus.
TRANSFER AGENT AND REGISTRAR
      The registrar and transfer agent for our shares of common stock will be Computershare Trust Company, Inc. at its offices in Golden, Colorado, with Computershare Trust Company of Canada at its offices in Toronto, Canada as co-agent.
      The trustee registrar and transfer agent for our Class A Warrants will be Computershare Trust Company of Canada at its offices in Toronto, Canada.
LEGAL
      The validity of the securities offered hereby will be passed upon for Gryphon Gold Corporation by Snell and Wilmer LLP.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
NON-UNITED STATES HOLDERS
U.S. Federal Income Tax Consequences
      The following is a summary of the anticipated material U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) arising from and relating to the exercise of Class A Warrants and the acquisition, ownership, and disposition of common stock.
      This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a Non-U.S. Holder as a result of the exercise of Class A Warrants or the acquisition, ownership, and disposition of common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax consequences of the exercise of Class A Warrants and the acquisition, ownership, and disposition of common stock. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Non-U.S. Holder. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of Class A Warrants and the acquisition, ownership, and disposition of common stock.
Scope of this Disclosure

Authorities
      This summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the “Code”, Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (IRS), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

Non-U.S. Holders
      For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Class A Warrants or common stock, as the case may be, that, for U.S. federal income tax purposes, is other than (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed
      This summary does not address the U.S. federal income tax consequences of the exercise of Class A Warrants or the acquisition, ownership, and disposition of common stock to Non-U.S. Holders that are subject to special provisions under the Code, including the following Non-U.S. Holders: (a) a Non-U.S. Holder that is a tax-exempt organization or governmental entity; (b) a Non-U.S. Holder that is a financial institution or insurance company; (c) a Non-U.S. Holder that is a dealer in securities or currencies or a Non-U.S. Holder that is a trader in securities that elects to apply a mark-to-market accounting method; (d) a Non-U.S. Holder that is liable for the alternative minimum tax under the Code; (e) a Non-U.S. Holder that owns common stock or Class A Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) a Non-U.S. Holder that acquired common stock or Class A Warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) a Non-U.S. Holder that is a “controlled foreign corporation” under Section 957 of the Code; (h) a Non-U.S. Holder that is a “passive foreign investment company” under Section 1297 of the Code; (i) a Non-U.S. Holder that is a former citizen or long-term resident of the U.S. subject to Section 877 of the Code; or (j) a Non-U.S. Holder that holds common stock or Class A Warrants other than as a capital asset within the meaning of Section 1221 of the Code. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the exercise of Class A Warrants and the acquisition, ownership, and disposition of common stock.
      If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds Class A Warrants or common stock, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the exercise of Class A Warrants and the acquisition, ownership, and disposition of common stock.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed
      This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to Non-U.S. Holders of the exercise of Class A Warrants or the acquisition, ownership, and disposition of common stock. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the exercise of Class A Warrants and the acquisition, ownership, and disposition of common stock.
Allocation of Purchase Price With Respect to Units
      For U.S. federal income tax purposes, the acquisition of a Unit by a Non-U.S. Holder should be treated as the acquisition of an “investment unit” consisting of two components: one share of common stock and one-half of a Class A Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values on the date that the Unit is purchased by the Non-U.S. Holder. This allocation of the purchase price for each Unit will establish a Non-U.S. Holder’s initial tax basis in the share of common stock and the Class A Warrant that comprise each Unit for U.S. federal income tax purposes.
      For this purpose, we will allocate $0.71 of the purchase price for each Unit to the share of common stock and $0.0185 of the purchase price for each Unit to the Class A Warrant. The IRS will not be bound by our allocation of the purchase price for each Unit between the share of common stock and the Class A Warrant, and accordingly, the IRS may allocate the purchase price for each Unit between the share of common stock and the Class A Warrant in a manner that is different than the allocation set forth above. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the allocation of the purchase price for each Unit between the share of common stock and the Class A Warrant.
U.S. Federal Income Tax Consequences of the Exercise of Class A Warrants
      A Non-U.S. Holder should not recognize gain or loss on the exercise of a Class A Warrant and related receipt of common stock. A Non-U.S. Holder’s initial tax basis in the common stock received on the exercise of a Class A Warrant generally should be equal to the sum of (a) such Non-U.S. Holder’s tax basis in such Class A Warrant plus (b) the exercise price paid by such Non-U.S. Holder on the exercise of such Class A Warrant. A Non-U.S. Holder’s holding period for the common stock received on the exercise of a Class A Warrant generally should begin on the day after the date that such Class A Warrant is exercised by such Non-U.S. Holder. This summary does not address the U.S. federal income tax consequences of a “cashless” exercise of a Class A Warrant. A Non-U.S. Holder that exercises a Class A Warrant on a “cashless” basis should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences of exercising such Class A Warrant.
      Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on exercise of the Class A Warrants, or an adjustment to the exercise price of the Class A Warrants, may be treated as a constructive distribution by us to a Non-U.S. Holder of the Class A Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). (See more detailed discussion of the rules applicable to distributions made by us at “Distributions on Common Stock” below).
      Upon the lapse or expiration of a Class A Warrant, a Non-U.S. Holder should recognize a loss in an amount equal to such Non-U.S. Holder’s tax basis in the Class A Warrant. Any such loss generally should be a capital loss (provided that the common stock to be issued on the exercise of such Class A Warrant would have been a capital asset if acquired by the Non-U.S. Holder). Any such capital loss will be short-term capital loss or long-term capital loss, depending on whether the Class A Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.
U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Stock

Distributions on Common Stock
      A distribution by us, including a constructive distribution, with respect to the common stock will be treated as a dividend to the extent of our current or accumulated “earnings and profits.” To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated (a) first, as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in the common stock and, (b) thereafter, as gain from the sale or exchange of such common stock. (See more detailed discussion at “Disposition of common stock” below).
      Except as discussed below, a dividend paid by us to a Non-U.S. Holder should be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an income tax treaty) on the gross amount of such dividend. We generally will be required to withhold this U.S. federal income tax upon the payment of a dividend to a Non-U.S. Holder. In order to obtain a reduced U.S. federal income tax rate under an income tax treaty with respect to a dividend, a Non-U.S. Holder generally must complete and deliver a Form W-8BEN to us. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the procedure for claiming a reduced U.S. federal income tax rate under an income tax treaty.
      A dividend paid by us to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (and if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder) should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates. In addition, such a dividend may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the recipient Non-U.S. Holder is a corporation. Such a dividend generally should not be subject to the U.S. federal withholding tax described above if a Non-U.S. Holder completes and delivers a Form W-8ECI to us. For taxable years beginning before January 1, 2009, such a dividend generally should be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Non-U.S. Holder receiving such dividend is an individual, estate, or trust, and (b) such dividend is paid on common stock that has been held by such Non-U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”

Disposition of Common Stock
      A Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common stock in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non- U.S. Holder’s tax basis in the common stock sold or otherwise disposed of. Gain, if any, recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should not be subject to U.S. federal income tax, except as described below.
      Gain recognized by a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder) should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates. Preferential tax rates generally should apply to long-term capital gains of a Non-U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to complex limitations under the Code. There are currently no preferential tax rates for long-term capital gains of a Non-U.S. Holder that is a corporation. In addition, such gain may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the Non-U.S. Holder is a corporation.
      Gain recognized by a Non-U.S. Holder who is an individual and who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition of the common stock (and who satisfies certain other conditions) should be subject U.S. federal income tax at a rate of 30%, which gain generally may be offset by U.S. source capital losses.
      Gain recognized by a Non-U.S. Holder should, except as discussed below, be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a “United States real property holding corporation” under Section 897(c) of the Code (a “USRPHC”) at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter). Preferential tax rates generally should apply to long-term capital gains of a Non-U.S. Holder that is an individual, estate, or trust. Deductions for capital losses and net capital losses are subject to complex limitations under the Code. There are currently no preferential tax rates for long-term capital gains of a Non-U.S. Holder that is a corporation. Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock should be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter). We generally will be a USRPHC if the fair market value of our “United States real property interests” as defined in Section 897(c) of the Code (“USRPIs”) equals or exceeds 50% of the aggregate fair market value of (a) our USRPIs, (b) our interests in foreign real property, and (c) our other assets that are used or held for use in a trade or business. We believe that we currently are a USRPHC and that there is a substantial likelihood that we will continue to be USRPHC. There can be no assurances, however, that the common stock will be “regularly traded on an established securities market.” Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding our potential qualification as a USRPHC and whether the common stock is “regularly traded on an established securities market.”
Information Reporting; Backup Withholding Tax
      We generally will be required to report certain information to the IRS upon the payment of a dividend to a Non-U.S. Holder (regardless of whether any withholding of tax was required by us). Copies of these information returns also may be made available under the provisions of a specific income tax treaty in which the Non-U.S. Holder is a resident. Dividends paid by us to a Non-U.S. Holder generally will be subject to U.S. backup withholding tax at the rate of 28%, unless a Non-U.S. Holder certifies its non-U.S. status (generally on Form W-8BEN) or otherwise establishes an exemption.
      The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a U.S. office of a broker (whether U.S. or foreign) generally will be subject to information reporting to the IRS and U.S. backup withholding tax at the rate of 28%, unless a Non-U.S. Holder certifies its non-U.S. status (generally on Form W-8BEN) or otherwise establishes an exemption. The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a foreign office of a foreign broker generally will not be subject to information reporting to the IRS or U.S. backup withholding tax. The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a foreign office of broker generally will be subject to information reporting to the IRS (but not U.S. backup withholding tax) if such broker is (a) a U.S. person, (b) a foreign person that derived 50% or more of its gross income for certain periods from the conduct of a trade or business within the U.S., (c) a “controlled foreign corporation” under Section 957 of the Code, or (d) a foreign partnership at least 50% of the capital or profits interest in which is owned by U.S. persons or that is engaged in a trade or business within the U.S., unless such broker has documentary evidence of a Non-U.S. Holder’s non-U.S. status or the Non-U.S. Holder otherwise establishes an exemption.
      Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such Non-U.S. Holder furnishes required information to the IRS. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and U.S. backup withholding tax rules.
SHARES ELIGIBLE FOR FUTURE SALE
      Upon completion of this offering we will have 33,722,370 shares of common stock issued and outstanding, assuming we raise Cdn$5,100,000 ($4,370,000) at an offering price of Cdn$0.85 ($0.7285) per unit, based on 27,722,370 shares of common stock outstanding as of September 30, 2005. All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration or qualification, except that shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.
      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock or make it difficult for us to raise additional equity capital in the future.
Lock-up Agreements
      All of our shareholders are subject to an Investor Rights Agreement dated March 3, 2003, as amended. Under the terms of the Investor Rights Agreement, each shareholder has agreed that it would enter into a lock up arrangement imposed by the underwriters in connection with a qualified initial public offering of our common stock. This offering is expected to satisfy the requirements of a qualified initial public offering, and each shareholder and we are expected to comply with the lock up arrangements imposed by the underwriters in connection with this offering. See “Description of Securities — Investor Rights Agreement.”
      We anticipate that all of the shares of our common stock currently outstanding will be subject to lock-up agreements. Under the terms of the proposed lock up agreements, our shareholders are expected to agree not to, without the prior consent of the managing underwriter, directly or indirectly, offer, sell or otherwise dispose of any common stock (including common stock acquirable upon exercise of options or warrants after the closing date of the offering) except as follows:

•	During each quarter immediately following the termination of the offering, shareholders may sell up to the greater of 5,000 shares or 20% of the number of shares of common stock held by such shareholder, plus that number of shares which were eligible for sale during previous quarters, but not sold by the shareholders, if any, on a cumulative basis; and

•	the lock up provisions terminate 18 months after the termination of the offering.
      Under the terms of the proposed lock up agreements, in addition to the lockup provisions applicable to all shareholders, officers and directors of Gryphon Gold are expected to agree not to, directly or indirectly, offer, sell or otherwise dispose of any common stock except as follows:

•	during the period beginning six months after the termination of the offering, officers and directors may sell up to the greater of 5,000 shares or 20% of the number of shares of common stock held by such officer or director during each quarter, plus that number of shares which were eligible for sale during previous quarters, but not sold by the officer or director, if any, on a cumulative basis; and

•	the lock up provisions terminate 18 months after the termination of the offering.

      All shareholders will be required to enter into lock up agreements as a condition to closing of the offering.
      With the exception of the underwriting agreement, there are no present agreements between the underwriters and us or any of our executive officers or directors releasing them or us from these lock-up agreements. The underwriters, however, may waive or shorten the lockup period. The granting of any waiver of release would be conditioned, in the judgment of the underwriters, on such sale not materially adversely impacting the prevailing trading market for our common stock on the Toronto Stock Exchange. Specifically, factors such as average trading volume, recent price trends and the need for additional public float in the market for our common stock would be considered in evaluating such a request to waive or shorten the lockup period.
      In addition, all of our executive officers and directors are subject to the escrow provisions under applicable Canadian securities regulatory policy. See “Escrowed Securities” described below.
Rule 144
      Rule 144 provides a safe harbor from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who owns shares that were acquired from us or one of our affiliates at least one year prior to the proposed sale will be entitled to sell, in any three-month period, a number of shares that does not exceed the greater of (a) 1% of the then-outstanding shares of our common stock, which will equal approximately 337,223 shares after the offering or (b) the average weekly trading volume in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain requirements concerning availability of public information, manner of sale, and notice of sale. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock that are not restricted securities. Our common stock will be eligible to be sold pursuant to Rule 144, subject to the volume restrictions and lock-up restrictions described above, beginning 90 days after the date of this prospectus.
Rule 144(k)
      Under Rule 144(k), a stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one and two year holding periods described above, a holder of restricted shares of our common stock can include the holding periods of a prior owner who was not our affiliate. The one and two year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates. Based on the shares outstanding as of the date of this prospectus, an aggregate of approximately 1,585,000 shares of our common stock will be eligible to be sold pursuant to Rule 144(k) after the date of this prospectus. However, all such shares are subject to the Lock-up Agreements applicable to existing shareholders and to officers and directors of Gryphon Gold described above and will only become eligible for sale under the terms and schedule in such agreements or termination of such agreements. In addition, all of our executive officers and directors are subject to the escrow provisions under applicable Canadian securities regulatory policy. See “Escrowed Securities” described below.
Rule 701
      In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144. However, all such shares are subject to the Lock-up Agreements applicable to existing shareholders and to officers and directors of Gryphon Gold described above and will only become eligible for sale under the terms and schedule in such agreements or termination of such agreements. In addition, all of our executive officers and directors are subject to the escrow provisions under applicable Canadian securities regulatory policy. See “Escrowed Securities” described below.
Stock Plans
      On March 29, 2005, our board of directors adopted our 2004 Stock Option Plan, and the plan was approved by our shareholders on May 13, 2005. We reserved 3,000,000 shares of common stock for issuance to our employees, officers, directors, consultants and advisors under the plan. As of November 7, 2005, we had granted options exercisable to acquire 2,515,000 shares of common stock under the plan.
Escrowed Securities
      Following completion of our initial public offering, applicable Canadian securities regulatory policy requires that our promoters, officers, directors and 20% shareholders place their stock in us into escrow with Computershare Trust Company of Canada, our co-transfer agent. As of the closing of our initial public offering, the following securities will be placed into escrow.

	Number of Securities		Percentage of
Designation of Class	Held in Escrow		Class

Common Stock(1)	10,832,500	(2)	35.63%

(1)	Includes 2,300,000 shares issuable upon exercise of stock options and 202,500 shares issuable upon exercise of warrants.

(2)	The aggregate number of shares of common stock will be released from escrow as to 25% on the closing of our initial public offering, as to a further 25% six months after the closing of our initial public offering, as to the next 25% 12 months after the closing of our initial public offering, and as to the remaining escrowed securities, 18 months after the closing of our initial public offering.
UNDERWRITING
      We will enter into an underwriting agreement with Desjardins Securities Inc., CIBC World Markets Inc., Bolder Investment Partners, Ltd. and Orion Securities Inc., as Canadian underwriters, with respect to the units being offered. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase from us the number of units set forth on the cover page of this prospectus at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. Subject to the terms and conditions stated in the underwriting agreement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the number of units set forth opposite each underwriter’s name below.

Number of
Underwriter	units

Desjardins Securities Inc.
CIBC World Markets Inc.
Bolder Investment Partners, Ltd.
Orion Securities Inc.

Total	6,000,000

      The underwriters may reallocate among themselves the number of units set forth above, provided there is no change to the aggregate number of units to be purchased by the underwriters.
      The initial public offering price of our units will be Cdn$0.85 ($0.7285) per unit, and the exercise price of our Class A Warrants will be Cdn$1.15 ($0.9857) per share. We will issue 6,000,000 units, excluding any units issued upon exercise of the underwriters’ 15% overallotment option, if any.

      The obligations of the underwriters under the underwriting agreement are several (and not joint and several) and conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events. The underwriting agreement moreover provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters however are obligated to purchase all the units (other than those covered by the over-allotment option described below) if they purchase any of the units under the underwriting agreement.
      The units will be offered concurrently in the provinces of British Columbia, Alberta, Manitoba and Ontario, Canada and in Europe. No units will be sold in the United States.
      The underwriters propose to offer shares directly to the public in Canada and through selling agents in Europe in accordance with applicable European law, at the public offering price set forth on the cover page of this prospectus.
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 15% of the number of units sold in the offering at the public offering price less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.
      Our units in this offering contain one common share and one Class A Warrant. Each Class A Warrant entitles its holder to purchase one share of our common stock at the exercise price of Cdn$1.15 ($0.9857) at any time after the effective date of this prospectus. Our Class A Warrants will only be exercisable if we have an effective registration statement covering the common shares underlying our warrants or an exemption from such registration is otherwise available; except that in the event there is no effective registration statement, a holder may elect to exercise on a cashless exercise basis. The registration statement, in which this prospectus form a part, registers the shares of common stock issuable upon exercise of the Class A Warrants. A holder electing to exercise on a cashless exercise basis will receive that number of shares of common stock equal to the difference between the fair market value of the shares acquirable upon exercise of the warrants and the exercise price the holder would otherwise pay to exercise the warrants. A cashless exercise election can only be made if there is no effective registration statement registering the issuance of the shares underlying the Class A Warrants. We will use commercially reasonable efforts to keep the effective registration statement, in which this prospectus forms a part, in effect during the term of the Class A Warrants and the underwriters’ compensation options.
      We have received conditional listing approval to list our common stock on the Toronto Stock Exchange under the symbol “GGN”, subject to our meeting the listing requirements of the Toronto Stock Exchange. In order to meet the listing requirements of the Toronto Stock Exchange, we must complete the offering by December 28, 2005. In addition, at least 1,000,000 of the common shares comprising the units offered under the prospectus must be purchased by at least 300 purchasers. The Toronto Stock Exchange also requires that we amend our by-laws to include provisions in respect of certain specified rights of shareholders and certain specified limitations on the discretion of the directors as it relates to our share capital. The Toronto Stock Exchange requires that we undertake to seek the ratification of our shareholders to such amendment at our next shareholders meeting. Moreover, we will require the prior approval of the Toronto Stock Exchange to any future amendment to our by-laws. If shareholders do not ratify the amendment to our by-law, we will be in breach of our listing agreement with the Toronto Stock Exchange and the Toronto Stock Exchange will have the right to suspend or cease the listing of our common stock. We also anticipate that our common stock will be quoted for trading in the United States on the NASD over-the-counter bulletin board or the pink sheets.
      We have agreed not to issue or sell, or enter into an agreement to issue or sell, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock without the prior written consent of the agent, for a period of 120 days after the date of the closing of this offering, subject to certain exceptions, including issuances under our 2004 Stock Option Plan, issuances in certain acquisition transactions and issuance under the terms of currently issued and outstanding options and warrants.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional units to cover over-allotments. The allocation of the underwriting discounts and commissions among the underwriters will be determined on the basis of each underwriter’s proportionate obligations under the underwriting agreement as well as on the basis of each underwriter’s actual sale of units.

	Per Unit	No Exercise	Full Exercise

Total Offering Proceeds	Cdn$0.85 ($0.7285)	Cdn$5,100,000 ($4,370,000)	Cdn$5,865,000 ($5,030,000)
Underwriting Discounts and Commissions	Cdn$0.068 ($0.058)	Cdn$408,000 ($350,000)	Cdn$469,000 ($405,000)
Proceeds to Gryphon Gold	Cdn$0.782 ($0.67)	Cdn$4,692,000 ($4,020,000)	Cdn$5,396,000 ($4,625,000)
      In addition to underwriting discounts and commissions, we have agreed to pay the reasonable expenses of the underwriters incurred in connection with the offering, and the legal fees of the underwriters.
      We estimate that the total expenses of this offering payable by us will be Cdn$1,400,000 ($1,200,000).
      In addition, we have agreed to issue the underwriters compensation options exercisable to acquire a number of shares of common stock equal to 10% of the number of units sold. The underwriter compensation options are exercisable to acquire shares of common stock at Cdn$0.85 ($0.7285) per share until                    (one year from the closing date). The shares of common stock issuable upon exercise of the underwriters’ compensation options are covered under this prospectus.
      We have agreed to pay to Desjardins Securities Inc., one of the underwriters, a consulting fee of Cdn$175,000 as compensation for corporate finance advice provided to us.
      In the event an effective registration statement is not available at the time of exercise, the holder may exercise the underwriting compensation option on a cashless exercise basis, and will receive that amount of shares of common stock with a fair market value equal to the difference of the fair market value of the shares acquirable upon exercise of the options and the exercise price the holder would otherwise pay to exercise the options.
      In connection with this offering the underwriters may purchase and sell shares of common stock in the open market in Canada. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.
      Pursuant to rules of certain Canadian securities regulators, the underwriters may not, throughout the period of distribution, bid for or purchase shares of common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of common stock. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc., relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the shares of common stock at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.
      We expect to deliver the common stock against payment for the shares on or about the date specified in the last paragraph of the cover page of this prospectus.
      We have agreed to indemnify the underwriters against certain liabilities related to the offering, including liabilities under the Securities Act of 1933, as amended, and applicable Canadian securities laws and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.
Offering Price and Warrant Exercise Price Determination
      Prior to this offering, there has been no public market for our common stock. The initial public offering price and the exercise price of the Class A Warrants have been negotiated between the underwriters and us. In determining the initial public offering price of our units and the exercise price of the Class A Warrants, we and the underwriters considered:

•	prevailing market conditions;

•	the market capitalizations and states of development of other companies that we and the underwriters believed to be comparable to us;

•	estimates of our business potential and prospects;

•	our results of operations in recent periods;

•	an overall assessment of our management and our present state of development; and

•	the consideration of these factors in relation to market valuation of similarly situated companies.
EXPERTS
      The consolidated financial statements as of March 31, 2005 and 2004 and for the year ended March 31, 2005 and for the periods from April 24, 2003 (inception) to March 31, 2004 and 2005, included in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.
      The estimates of our mineralized material have been included in this prospectus in reliance upon the “Technical Report on the Mineral Resources of the Borealis Gold Project” dated May 23, 2005, prepared by Mr. Alan C. Noble, P.E. of Ore Reserves Engineering in Lakewood, CO, a “Qualified Person”, as defined in National Instrument 43-101.
      The “Preliminary Scoping Study of Project Development for the Borealis Gold Project, Nevada, USA” dated June 7, 2004 referred to in this prospectus was prepared by Qingping Deng of Behre Dolbear and Company, Inc. in Denver, CO, a “Qualified Person”, as defined in National Instrument 43-101.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL MATTERS
      Our financial statements as of March 31, 2005 and 2004 for the year ended March 31, 2005 and for the periods from April 24, 2003 (inception) to March 31, 2004 and 2005, included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      Effective on or about June 20, 2005, we terminated the services of our former independent auditor, DeVisser Gray, Chartered Accountants of Vancouver, British Columbia.
      No adverse opinion or disclaimer of opinion was issued during the past two years by our former accountant, and no opinion of our former accountant was qualified or modified as to uncertainty, audit scope or accounting principles.
      The change in auditors was recommended by our Board of Directors.
      During the two most recent fiscal years and the interim period preceding such dismissal, we are not aware of any disagreements with our former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of our former accountant, would have caused it to make references to the subject matter of the disagreement(s) in connection with its report.
      We are not aware of any events (reportable under Item 304 (a)(1)(iv)(B) of Regulation S-B) that have occurred during the two most recent fiscal years and the interim period preceding the dismissal of our former accountant.
      We have engaged Ernst & Young LLP, Vancouver, as our new principal independent accountant effective on or about June 20, 2005, to audit our financial statements. During the two most recent fiscal years and the interim period preceding the appointment of Ernst & Young, we have not consulted Ernst & Young regarding either:

•	The application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that we considered an important factor in reaching a decision as to the accounting or financial reporting issue; or

•	Any matter that was either the subject of a disagreement or event (reportable under Regulation S-B, Item 304(a)(1)(iv)(B)).
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form SB-2 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of units to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to include those terms of such documents that we believe are material. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.
      You may read and copy all or any portion of the registration statement or any other information that Gryphon Gold Corporation files at the SEC’s public reference room at One Station Place, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC’s website at www.sec.gov.
      As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC website referred to above.

DEFINITIONS OF TECHNICAL TERMS
      Following are definitions of certain technical terms used in this prospectus.

Au. The chemical symbol for gold.

Aeromagnetic. Detection of changes in the Earth’s magnetic field with survey instruments mounted in an aircraft. Provides an interpretation of subsurface geology and indications of the presence of certain mineral assemblages which may indicate traces of hydrothermal activity.

Alluvium/ alluvial. Unconsolidated, to loosely consolidated, gravel, silt, sand, clay, etc. deposited in valleys, usually by water.

Andesite. Igneous (formed from molten material) rock that solidified at the Earth’s surface and is principally composed of plagioclase feldspar, biotite, and hornblende.

Andesite flow. A lava flow composed of andesite.

Anomaly. Geophysical or geochemical measurements that are outside of the normal, or average, range of values.

Argillization. The conversion of minerals to clay by either hydrothermal alteration, or during the weathering process.

Assay. To analyze the proportions of metals in an ore; to test an ore or mineral for composition, purity, weight, or other properties of commercial interest.

Assay Ton. A weight of 29.166+ g, used in assaying to represent proportionately the assay value of an ore. Because it bears the same ratio to 1 mg that a ton of 2,000 lb bears to the troy ounce, the weight in milligrams of precious metal obtained from an assay ton of ore equals the number of ounces to the ton.

Basin and Range. The geologic province centered on Nevada consisting of northerly striking mountain ranges and intervening valleys.

Breccia. A rock made of fragments of one or more rock types that has formed as a result of movement along faults, or the activity of fluids that may carry mineralization.

Chalcedonic. Extremely fine-grained quartz.

Chargeability. A geophysical measurement of how much electricity can be stored in the ground that is commonly used to development an estimate of the abundance of metallic sulfide minerals below the surface.

Cretaceous. The geologic time that is part of the Mesozoic era covering the period from 144 to 66 million years ago.

Crushed and Agglomerated Ore. That material which has been reduced in size mechanically by crushing, (and which may as a result contain a significant portion of very fine particles) which is then, with the aid of a binding agent such as cement, reconstituted into larger particles and subsequently leached in a heap. The agglomerated ore typically has greater strength allowing for higher stacked heaps and may allow better percolation of leach solutions if the ore has high clay or fine particle content.

Fault. A planar feature produced by breaking of the Earth’s crust with movement on one, or both, sides of the plane.

Feasibility Study. A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Geophysics/geophysical. Surveys that are conduced to measure the Earth’s physical properties as a means of identify areas where anomalous features may exist.

Gold deposit. An accumulation of gold mineralization in the Earth’s crust, with no reference to size and grade of the deposit.

Gold Heap-leaching. A hydrometallurgical process whereby gold is recovered from ore by heaping broken ore on sloping impermeable pads, repeatedly spraying the heaps with a diluted cyanide solution which dissolves the gold content in the ore, collecting the gold-laden solutions, and stripping the solution of gold.

Granite. An igneous (formed from molten material) rock that solidified within the Earth’s crust and is principally composed of quartz, feldspar, and biotite.

Hydrothermal. Hot water that originates within the Earth’s crust and ascend toward the surface. This water is commonly associated with the formation of mineral deposits and hot springs.

Hydrothermal Alteration. Changes brought about in rock by the exposure to hydrothermal solutions, or mineral laden hot water from within the Earth’s crust.

Induced Polarization/ IP. A geophysical survey technique that measures the passage of electrical current sent into the ground (see chargeability).

Lahar. A mudflow composed principally of volcanic material.

Lithology/lithologic. A general term used to define specific types of rocks.

Leach. The dissolution of soluble constituents from a rock or orebody by the natural or artificial action of percolating solutions.

Ma. In geological terms, a million years.

Marcasite. A yellow iron sulphide mineral similar to pyrite in physical and chemical properties but which is less stable; and at Borealis is an important ore forming mineral containing gold.

Mesozoic. A subdivision of geologic time that covers the period from about 245 to 66 million years ago.

Mine. An opening or excavation in the ground for the purpose of extracting minerals; a pit or excavation from which ores or other mineral substances are taken by digging; an opening in the ground made for the purpose of taking out minerals; an excavation properly underground for digging out some usual product, such as ore, including any deposit of any material suitable for excavation and working as a placer mine; collectively, the underground passage and workings and the minerals themselves. At Borealis there is potential for both surface and underground mining operations.

Mineralizing/mineralized. Material added by hydrothermal solutions, principally in the formation of ore deposits. Often refers to the presence of a mineral of economic interest in a rock.

Miocene. This is a subdivision of geologic time that covers the period from about 5 to 24 million years ago.

Open Pit Mining. The process of excavating an ore body from the surface in progressively deeper layered cuts or steps. Sufficient waste rock adjacent to the ore body is removed to maintain mining access and to maintain the stability of the resulting pit.

Open Pit. A surface mine working open to daylight, such as a quarry.

OPT/opt. Abbreviation for ounces per ton, generally used in this prospectus to refer to the number of ounces of gold per ton.

Ore. The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent; e.g., gold ore.

Ounce or “oz.”. A unit of weight equal to 31.1 grams.

Oxidization/oxidized. The conversion of sulfide minerals to oxide minerals, usually through weathering at, or near, the Earth’s surface.

Pediment. A gravel covered bedrock surface that is along the margin of a mountain range. The bedrock surface commonly has a gentle dip into the valley, outward from the mountain range.

Pipe-like. Geologic masses that have two short dimensions and one long dimension, and commonly have a near vertical orientation.

Propylitic Alteration. A type of hydrothermal alteration that produces only a modest change in the character of the rock. This type of alteration is commonly found at the margins of mineralized areas.

Pyrite. A yellow iron sulphide mineral, which at Borealis is an important ore forming mineral containing gold.

Qualified Person. The term “qualified person” refers to an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development, production activities and project assessment, or any combination thereof, including experience relevant to the subject matter of the project or report and is a member in good standing of a self-regulating organization.

Resistivity. A measurement of conductivity of electricity through rock.

“RC” or Reverse Circulation. The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods. Often used to describe an advanced drilling and sampling method that takes a discrete sample from a drill interval with the objective of maintaining sample integrity.

Reserve. Measurement of size and grade of a mineral deposit that infers parameters have been applied to assess the potential for economic development.

Resource. The measurement of size and grade of a mineral deposit, without any inferred economic parameters.

Run of Mine Ore. Material which was fragmented by blasting only, and then stacked on the heaps without being further reduced in size by crushing or other beneficiation processes.

Stratigraphic. The relationship of layered rocks to each other.

Sediments. Material that has been deposited on the surface of the Earth through geologic means, usually transported and deposited by water. This material may eventually be cemented into rock.

Silicification. The process by which quartz is added to rock by hydrothermal solutions.

Strike. The course or bearing of the outcrop of an inclined bed, vein, or fault plane on a level surface; the direction of a horizontal line perpendicular to the direction of the dip.

Structural Zone. Area that commonly contain several faults and fractured rock.

Sulfide. Minerals that contain metals combined with sulfur.

TCV. Tertiary Coal Valley formation, a local sedimentary rock unit which in may areas at the Borealis Property covers rocks hosting gold mineralization.

Tertiary. A geologic time period ranging from approximately 66 to 26 million years before the present.

Tons. A unit of weight measurement. In this prospectus it means dry short tons (2,000 pounds).

Unconformable. Two groups of sedimentary rocks that are separated by a break in the depositional cycle and commonly have different orientations.

Unpatented mining claims. Land which has been staked and recorded in appropriate mining registries and in respect of which the owner has the right to explore for and exploit the minerals contained in such land and to conduct mining operations thereon. In this prospectus, unpatented mining claims refers to lode claims (and not placer claims).

Volcanic Rock. A group of igneous rocks that consolidated from molten material at the surface of the earth.

INDEX TO FINANCIAL STATEMENTS
Gryphon Gold Corporation
a Nevada corporation
Audited Consolidated Financial Statements
for the Year Ended March 31, 2005 and
the Period from April 24, 2003 (inception) to March 31, 2004
Unaudited Interim Consolidated Financial Statements
for the Three and Six Month Periods Ended September 30, 2005 and 2004 and
the Period from April 24, 2003 (inception) to September 30, 2005

Consolidated Balance Sheets as of September 30, 2005 and March 31, 2005	F-18

Consolidated Statements of Operations for the Three and Six Months Ended September 30, 2005 and 2004 and the Period from April 24, 2003 (inception) to September 30, 2005	F-19

Consolidated Statements of Stockholders’ Equity for the Three and Six Months Ended September 30, 2005 and 2004 and the Period from April 24, 2003 (inception) to September 30, 2005	F-20

Consolidated Statements of Cash Flows for the Three and Six Months Ended September 30, 2005 and 2004 and the Period from April 24, 2003 (inception) to September 30, 2005	F-21

Notes to Unaudited Interim Consolidated Financial Statements	F-22

Consolidated Financial Statements
Gryphon Gold Corporation
(an exploration stage company)
March 31, 2005 and 2004
(Stated in U.S. dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of
Gryphon Gold Corporation
(an exploration stage company)
      We have audited the accompanying consolidated balance sheets of Gryphon Gold Corporation (an exploration stage company) as of March 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2005 and the periods from April 24, 2003 (inception) to March 31, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gryphon Gold Corporation (an exploration stage company) at March 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the year ended March 31, 2005 and the periods from April 24, 2003 (inception) to March 31, 2004 and 2005, in conformity with United States generally accepted accounting principles.
      These consolidated financial statements have been restated as described in Note 11.

Vancouver, Canada	/s/ Ernst & Young LLP

June 29, 2005,	Chartered Accountants
(except as to Note 12 which
is as of August 17, 2005, and as to
Note 11 which is as of September 30, 2005)

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. dollars)

	As at March 31,

	2005	2004

	(restated — see Note 11)
ASSETS
Current
Cash	$3,065,436	$975,551
Accounts receivable	8,735	1,504
Subscriptions receivable [note 7]	54,360	289,125
Prepaid expenses	27,615	7,734

Total current assets	3,156,146	1,273,914

Reclamation deposit [note 9]	31,400	—
Subscriptions receivable [note 7]	—	100,000
Equipment [note 3]	22,936	14,440
Mineral property costs [note 4]	1,775,326	199,753

	$4,985,808	$1,588,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$453,193	$72,332
Mineral property acquisition obligation [note 4]	1,000,000	—
Liability to issue shares	—	136,500

Total liabilities	1,453,193	208,832

Commitments [note 10]
Stockholders’ equity
Common stock	21,692	14,376
Additional paid-in capital	7,152,268	2,480,824
Deficit accumulated during the exploration stage	(3,641,345)	(1,115,925)

Total stockholders’ equity	3,532,615	1,379,275

	$4,985,808	$1,588,107

On behalf of the Board:

/s/ Albert J. Matter Director	/s/ Anthony (Tony) D.J. Ker --------------------------------------------- Director
See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. dollars)

		Period from	Period from
		April 24, 2003	April 24, 2003
	Year ended	(inception) to	(inception) to
	March 31,	March 31,	March 31,
	2005	2004	2005

	(restated — see Note 11)
EXPENSES
Exploration [note 5]	$1,009,173	$442,232	$1,451,405
Management salaries and consulting fees [note 7]	1,059,871	404,860	1,464,731
Legal and audit	217,457	105,083	322,540
Travel and accommodation	125,950	83,709	209,659
General and administrative	116,219	86,823	203,042
Amortization	6,596	2,548	9,144
Gain on foreign exchange	(200)	(7,510)	(7,710)
Interest income	(9,646)	(1,820)	(11,466)

Net loss and comprehensive loss for the period	$(2,525,420)	$(1,115,925)	$(3,641,345)

Basis and diluted loss per share	$(0.17)	$(0.14)

Basic and diluted weighted average number of common shares outstanding	15,287,736	7,879,432

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Stated in U.S. dollars)

				Deficit
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Exploration
	Shares (#)	Amount	Capital	Stage	Total

			(restated — see Note 11)
Balance, April 24, 2003	—	$—	$—	$—	$—
Shares issued:
For private placements [note 6[a]]	14,376,000	14,376	2,404,824	—	2,419,200
Compensation component of shares issued [note 7]	—	—	76,000	—	76,000
Net loss for the period	—	—	—	(1,115,925)	(1,115,925)

Balance, March 31, 2004	14,376,000	14,376	2,480,824	(1,115,925)	1,379,275
Shares issued:
For private placements [note 6[a]]	7,315,962	7,316	4,598,059	—	4,605,375
Share issue costs [note 6[a]]	—	—	(156,015)	—	(156,015)
Compensation component of shares issued [note 7]	—	—	150,000	—	150,000
Fair value of agent’s warrants issued [note 6[b]]	—	—	45,100	—	45,100
Fair value of options granted to a consultant [note 6(c)]	—	—	34,300	—	34,300
Net loss for the year	—	—	—	(2,525,420)	(2,525,420)

Balance, March 31, 2005	21,691,962	$21,692	$7,152,268	$(3,641,345)	$3,532,615

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. dollars)

		Period from	Period from
		April 24, 2003	April 24, 2003
	Year ended	(inception) to	(inception) to
	March 31,	March 31,	March 31,
	2005	2004	2005

	(restated — see Note 11)
OPERATING ACTIVITIES
Net loss for the period	$(2,525,420)	$(1,115,925)	$(3,641,345)
Items not involving cash:
Amortization	6,596	2,548	9,144
Shares issued for consulting fee	8,375	70,000	78,375
Compensation component of shares issued	150,000	76,000	226,000
Fair value of options issued to a consultant	34,300	—	34,300
Changes in non-cash working capital items:
Amounts receivable	(7,231)	(1,504)	(8,735)
Accounts payable and accrued liabilities	380,861	72,332	453,193
Prepaid expenses	(19,881)	(7,734)	(27,615)

Cash used in operating activities	(1,972,400)	(904,283)	(2,876,683)

INVESTING ACTIVITIES
Reclamation deposit	(31,400)	—	(31,400)
Purchase of equipment	(15,092)	(16,988)	(32,080)
Mineral property expenditures	(575,573)	(199,753)	(775,326)

Cash used in investing activities	(622,065)	(216,741)	(838,806)

FINANCING ACTIVITIES
Cash received for shares issued	4,460,500	2,096,575	6,557,075
Share issue costs	(110,915)	—	(110,915)
Subscription receivables collected	334,765	—	334,765

Cash provided by financing activities	4,684,350	2,096,575	6,780,925

Increase in cash during the period	2,089,885	975,551	3,065,436
Cash, beginning of period	975,551	—	—

Cash, end of period	$3,065,436	$975,551	$3,065,436

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)

1.	NATURE OF OPERATIONS AND CONTINUANCE OF OPERATIONS
      Gryphon Gold Corporation and its subsidiary, Borealis Mining Company (collectively, “the Company”), were incorporated in the State of Nevada in 2003. The Company is an exploration stage company in the process of exploring its mineral properties, and has not yet determined whether these properties contain reserves that are economically recoverable.
      The recoverability of amounts shown for mineral property interests in the Company’s consolidated balance sheets are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the development of its properties, the receipt of necessary permitting and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
      These consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated.
Use of estimates
      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of any contingent assets and liabilities as at the date of the consolidated financial statements as well as the reported amounts of expenses incurred during the period. Significant areas requiring the use of management estimates include the determination of potential impairments of asset values, the calculation of fair values of options and warrants, and rates for depreciation of equipment. Actual results could differ from those estimates.
Financial instruments
      The Company’s financial instruments consist of current assets and current liabilities the fair value of which approximate their carrying values due to their short-term nature. Financial risk is the risk arising from fluctuations in foreign currency exchange rates. The Company does not use any derivative or hedging instruments to reduce its exposure to fluctuations in foreign currency exchange rates or metal prices.
Mineral property acquisition costs
      The costs of acquiring mineral properties are capitalized and will be amortized over their estimated useful lives following the commencement of production or written-off if the properties are sold or abandoned.
      Cost includes cash consideration and the fair market value of shares issued on the acquisition of mineral properties. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at such time as the payments are made.
      The recoverable amounts for mineral properties is dependent upon the existence of economically recoverable reserves; the acquisition and maintenance of appropriate permits, licenses and rights; the ability of the Company to obtain financing to complete the development of the properties and upon future profitable production or alternatively upon the Company’s ability to recover its spent costs from the sale of its interests.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
The amounts recorded as mineral properties reflect actual costs incurred and are not intended to express present or future values.
Exploration and development costs
      Exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off.
Foreign currency translation
      The U.S. dollar is the functional currency of the Company. Transactions involving foreign currencies for items included in operations are translated into U.S. dollars using average exchange rates; monetary assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all other balance sheet items are translated at the historical rates applicable to the transactions that comprise the amounts. Translation gains and losses are included in the determination of net income.
Equipment
      Equipment is recorded at cost and is comprised of office furniture and computer equipment which is amortized over its estimated useful life on a straight line basis over 5 years.
Income taxes
      Income taxes are accounted for using the liability method of tax allocation. Under this method deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.
      The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment. In addition, deferred tax assets are recognized to the extent their realization is more likely than not.
Stock-based compensation
      As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and complies with the disclosure provisions of SFAS No. 123 for its employee and director stock-based compensation. Under APB No. 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee or director stock option is fixed and equals or exceeds the fair value of the underlying common stock on the date of the grant and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the date of grant.
      For options issued to consultants, the Company measures compensation based on the fair value method as prescribed under SFAS No. 123. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted to consultants.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
      The Company applies the fair value based method of accounting for stock issued at below market value to employees and directors. The difference between fair value and the price at which stock is issued to employees and directors is recognized as compensation expense.
Loss per share
      Loss per common share is determined based on the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted earnings per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period. Stock options and warrants are dilutive when the Company has income from continuing operations and when the average market price of the common shares during the period exceeds the exercise price of the options and warrants.
Asset retirement obligations
      The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development or normal use of the assets with a corresponding increase in the carrying amount of the related long-lived asset. This amount is then depreciated over the estimated useful life of the asset. Over time, the liability is increased to reflect an interest element considered in its initial measurement at fair value. The amount of the liability will be subject to re-measurement at each reporting period. Currently, the Company has no asset retirement obligations.
Recent Accounting Pronouncements
      On April 15, 2005, the U.S. Securities and Exchange Commission (“SEC”) announced that it would provide for a phased-in implementation process for FASB Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”). The SEC would require that registrants adopt SFAS 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first interim or annual period beginning after December 15, 2005. The Company plans to adopt SFAS 123(R) effective January 1, 2006.
      On March 30, 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus of the Emerging Issues Task Force (“EITF”) of the FASB Issue 04-6 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. This consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. To date the Company has not incurred any stripping costs. The Company plans to adopt the consensus effective April 1, 2006.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)

3.	EQUIPMENT

	March 31, 2005

		Accumulated	Net Book
	Cost	Amortization	Value

Office equipment	$32,080	$9,144	$22,936

	March 31, 2004

		Accumulated	Net Book
	Cost	Amortization	Value

Office equipment	$16,988	$2,548	$14,440

4.	MINERAL PROPERTY
      The Company initially entered into a property option agreement dated July 21, 2003 to acquire up to a 70% interest in the Borealis property in Nevada, USA from Golden Phoenix Minerals, Inc. (“GPXM”) for cash consideration of $125,000 and the obligation to make qualifying expenditures over several years. On January 28, 2005, the Company purchased outright the rights to a full 100% interest in the property for $1,400,000. A cash payment of $400,000 was made on closing with four quarterly payments of $250,000 to be made over the following 12 months. The Company pledged 15% of the shares of its subsidiary, Borealis Mining Company, as security to GPXM against non-payment of the outstanding obligation.

	2005	2004

Acquisition costs, opening	$199,753	$—
Current expenditures	1,575,573	199,753

Acquisition costs, closing	$1,775,326	$199,753

5.	EXPLORATION

		Period from	Period from
		April 24, 2003	April 24, 2003
	Year ended	(inception) to	(inception)
	March 31,	March 31,	to March 31,
	2005	2004	2005

NEVADA, USA
Borealis property
Exploration
Property maintenance	$461,105	$118,371	$579,476
Project management	198,343	149,826	348,169
Drilling	129,014	5,480	134,494
Engineering	119,299	23,476	142,775
Geological	66,641	115,376	182,017
Metallurgy	30,673	3,938	34,611
Maps, reports and reproductions	4,098	25,765	29,863

Total exploration	$1,009,173	$442,232	$1,451,405

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)

6.	CAPITAL STOCK

a]	Authorized capital stock consists of 60,000,000 common shares with a par value of $0.001 per share and 15,000,000 preferred shares with a par value of $0.001 per share.
Issued common shares:

				Additional
	Price per	Number of		Paid-In
	Share	Shares (#)	Par Value	Capital	Total

Balance, at inception	$—	—	$—	$—	$—
Issued for:
private placements	0.10	3,000,000	3,000	297,000	300,000
private placements [note 7]	0.15	3,500,000	3,500	521,500	525,000
private placements	0.20	7,116,000	7,116	1,416,084	1,423,200
private placements	0.225	760,000	760	170,240	171,000
Compensation component of shares issued [note 7]	—	—	—	76,000	76,000

Balance at March 31, 2004	—	14,376,000	14,376	2,480,824	2,495,200
Issued for:
private placements [note 7]	0.35	500,000	500	174,500	175,000
private placements	0.65	6,815,962	6,816	4,423,559	4,430,375
Compensation component of shares issued [note 7]	—	—	—	150,000	150,000
Less:
share issue costs — cash	—	—	—	(110,915)	(110,915)
share issue costs — fair value of agent’s warrants(b)	—	—	—	(45,100)	(45,100)
Fair value of options granted to a consultant(c)	—	—	—	34,300	34,300
Fair value of warrants issued to agent as compensation for services provided(b)	—	—	—	45,100	45,100

Balance at March 31, 2005		21,691,962	$21,692	$7,152,268	$7,173,960

      During fiscal 2005, the private placements at $0.65 were for units comprising one common share and 1/2 of one common share warrant. Each whole warrant entitles the holder to purchase a common share at a price of $0.90 per share for a period of 24 months from the date of issue or 9 months following the date the Company becomes listed on a recognized stock exchange, whichever is earlier. The Company also issued compensation warrants (“broker warrants”) to an agent with respect to a private placement of common shares.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)

b]	Warrants:
      The following table contains information with respect to all warrants:

	Number of	Fair Value of
	Warrants (#)	Warrants

Warrants outstanding, March 31, 2004	—	$—
Issued for:
private placements	3,407,981	—
agent’s compensation	141,008	45,100
Exercised	—	—

Warrants outstanding, March 31, 2005	3,548,989	$45,100

      The following table summarizes information about warrants outstanding as at March 31, 2005:

Warrants Outstanding and Exercisable

	Average Life	Weighted
Shares (#)	Years	Average Price

3,407,981	1.9	$0.90
141,008	2.8	0.65

3,548,989	1.9	$0.89

      The fair value of agent’s warrants issued has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk-free interest rate of 3.02%; expected life of 3 years; an expected volatility of 72.3% (based on available information on volatility of stocks of publicly traded companies in the industry); and no expectation for the payment of dividends.

c]	Stock options:
      On March 29, 2005, the Board of Directors adopted the 2004 Stock Incentive Plan (“the Plan”) and on May 13, 2005 the Plan was approved by the shareholders. Under the Plan a total of 3,000,000 stock options may be granted over a 10 year period, with vesting provisions determined by the Board. On the date of adoption 2,000,000 options were granted to directors, officers and a consultant, which vested immediately and are exercisable for 5 years at a price of $0.75 per share
      The consultant received 100,000 options which resulted in compensation expense of $34,300 being recorded as consulting fees during the year ended March 31, 2005.
      The following table summarizes information about stock options outstanding as at March 31, 2005:

Options Outstanding and Exercisable

	Weighted Average
	Contractual Life
Shares (#)	Years	Exercise Price

2,000,000	5.0	$0.75
      The impact on the Company’s net loss and net loss per share had the Company recognized stock-based compensation using the fair value method for options issued to employees and directors would have been as follows:

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)

		Period from	Period from
		April 24, 2003	April 24, 2003
	Year ended	(inception) to	(inception) to
	March 31,	March 31,	March 31,
	2005	2004	2005

Net loss for the period	$(2,525,420)	$(1,115,925)	$(3,641,345)
Additional compensation expense	(651,700)	—	(651,700)

Pro forma net loss for the period	$(3,177,120)	$(1,115,925)	$(4,293,045)

Pro forma basic and diluted loss per share	$(0.21)	$(0.14)
      The pro forma compensation expense reflected above has been estimated using the Black-Scholes option pricing model. The assumptions used in the pricing model include:

	2005	2004

Dividend yield	0%	—
Expected volatility	72.3%	—
Risk free interest rate	3.24%	—
Expected lives	4 years	—
      Options pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s equity instruments.

7.	RELATED PARTY TRANSACTIONS
      All transactions with related parties have occurred in the normal course of operations and are measured at their exchange amount as determined by management. All material transactions and balances with related parties not disclosed elsewhere are described below.
      Directors and officers of the Company were paid $429,946 in 2005 [$395,817 for the period from inception to March 31, 2004] through consulting arrangements for technical and management services. As at March 31, 2005, $10,250 was included in accounts payable and accrued liabilities for the above services (2004: $1,500).
      The Company issued common shares to officers and directors for which proceeds of $54,360 are receivable at March 31, 2005 [2004 — $389,125]. Promissory notes bearing interest of 1.5% and 2% for the full amounts outstanding have been issued to the Company as partial consideration for these shares and the Company is holding the related share certificates. As of June 29, 2005, all amounts outstanding have been received in cash by the Company.
      On September 7, 2004, the Company signed an employment agreement with a key employee which among other things required him to purchase 500,000 common shares at $0.35 per share. The Company has determined that the fair value of the stock at the time was $0.65 per share and accordingly recorded an additional $150,000 of compensation expense during the year ended March 31, 2005.
      On September 16, 2003 and March 8, 2004, the Company issued 270,000 and 1,250,000 shares respectively of common stock to directors at $0.15 per share. The Company has determined that the fair value of the stock at the time of those issuances was $0.20 per share and accordingly recorded an additional $76,000 of compensation expense during the period from April 24, 2003 (inception) to March 31, 2004.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)

8.	INCOME TAXES
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax balances are as follows:

	2005	2004

Deferred tax assets
Net operating loss carryforwards	$1,050,502	$301,444
Mineral property basis	189,711	83,227
Exploration costs	88,120	27,531

Total deferred tax assets	1,328,333	412,202
Valuation allowance	(1,326,909)	(409,064)

Net deferred tax assets	1,425	3,138

Deferred tax liabilities
Equipment	(776)	(272)
Prepaid expenses	(648)	(2,866)

Total deferred tax liabilities	(1,425)	(3,138)

	$—	$—

      The potential income tax benefits relating to the deferred tax assets have not been recognized in the consolidated financial statements as their realization did not meet the requirements of “more likely than not” under the liability method of tax allocation. Accordingly, no deferred tax assets have been recognized as at March 31, 2005 and 2004.
      The reconciliation of income taxes attributable to continuing operations computed at the statutory income tax rates to income tax recovery, at the statutory tax rate of 37.06% [2004 — 37.06%] is as follows:

	2005	2004

Tax at statutory tax rates	$(846,981)	$(379,415)
State taxes, net of federal benefit	(75,870)	(33,876)
Non-deductible items	5,006	4,227
Change in valuation allowance	917,845	409,064

	$—	$—

      At March 31, 2005 the Company has non-capital losses of approximately $2.8 million in the United States available for future deduction from taxable income and which expire prior to 2025. The Company has not recognized as an asset any of these potential deductions as it cannot be considered likely that they will be utilized.

9.	RECLAMATION DEPOSIT
      The Company has purchased a performance bond for $31,400 from an insurance company in support of its potential future obligations under a Plan of Operation for exploration filed with the U.S. Forest Service. At March 31, 2005, the Company had no outstanding performance obligations related to reclamation work

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
following drilling activities secured by this bond. The Company continues to hold the bond in support of potential future obligations under the Plan of Operation for exploration filed with the U.S. Forest Service.

10.	COMMITMENTS
      A portion of the Borealis Property is subject to a mining lease. The Company is required to make monthly lease payments of $8,614, adjusted annually based on the Consumer Price Index, for the duration of the lease term. In addition, production of precious metals from the Borealis Property will be subject to the payment of a royalty under the terms of the mining lease. The mining lease expires in 2009, but may be renewed by the Company annually thereafter, so long as mining activity continues on the Borealis Property. The Company has the option to terminate the mining lease at any time prior to expiry in 2009.

11.	RESTATEMENT
      The Company reviewed the accounting for certain share and option transactions since its inception and has restated its financial results for three transactions: shares issued to an employee (see Note 7); shares issued to its directors (see Note 7); and stock options issued to a consultant (see Note 6(c)).
      The effect of these changes on previously reported results is to increase management salaries and consulting fees by $184,300 for the year ended March 31, 2005 and by $76,000 for the period from April 24, 2003 (inception) to March 31, 2004, to increase the loss in each of those periods by the same amount and to increase the basic and diluted loss per share by $0.02 for the year ended March 31, 2005 and by $0.01 for the period from April 24, 2003 (inception) to March 31, 2004.

12.	SUBSEQUENT EVENTS

a]	Subsequent to March 31, 2005, 6,030,408 units comprising one share of common stock and 1/2 of one common share warrant, were issued pursuant to private placements at a price of $0.65 per unit. An additional 130,000 compensation warrants were issued pursuant to the private placement described above.

b]	On August 2, 2005, the Company granted stock options for a total of 300,000 shares to two newly appointed directors. These options vest immediately and are exercisable for 5 years at a price of $0.75 per share.

c]	Effective August 11, 2005, the Company increased its authorized capital from 60,000,000 shares of common stock with a par value of $0.001 per share to 150,000,000 shares of common stock with a par value of $0.001 per share.

d]	On August 17, 2005, a registration statement and prospectus was filed with the United States Securities and Exchange Commission and all provincial securities regulatory authorities in Canada in respect of an initial public offering of securities by the Company.

Unaudited Interim Consolidated Financial Statements
Gryphon Gold Corporation
(an exploration stage company)
September 30, 2005
(Stated in U.S. dollars)

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. dollars)
(Unaudited)

	As at	As at
	September 30,	March 31,
	2005	2005

ASSETS
Current
Cash	$4,423,362	$3,065,436
Accounts receivable	20,530	8,735
Subscriptions receivable	—	54,360
Prepaid expenses [note 8]	760,573	27,615

Total current assets	5,204,465	3,156,146

Reclamation deposit [note 7]	31,400	31,400
Equipment [note 3]	59,245	22,936
Mineral property costs [note 4]	1,875,191	1,775,326

	$7,170,301	$4,985,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$909,397	$453,193
Mineral property acquisition obligation [note 4]	500,000	1,000,000

Total liabilities	1,409,397	1,453,193

Commitments [note 9]
Stockholders’ equity
Common stock	27,722	21,692
Additional paid-in capital	11,005,715	7,152,268
Deficit accumulated during the exploration stage	(5,272,533)	(3,641,345)

Total stockholders’ equity	5,760,904	3,532,615

	$7,170,301	$4,985,808

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. dollars)
(Unaudited)

					Period from
	Three Months Ended		Six Months Ended		April 24, 2003
					(inception) to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004	2005

EXPENSES
Exploration [note 5]	$503,248	$111,027	$843,320	$640,085	$2,294,725
Management salaries and consulting fees	244,643	245,896	440,943	344,918	1,905,675
Legal and audit	19,612	34,538	189,471	44,492	512,011
Travel and accommodation	42,170	22,781	96,157	53,509	305,815
General and administrative	46,968	56,386	126,059	74,916	329,101
Depreciation	2,409	1,337	4,144	2,420	13,288
Foreign exchange (gain) loss	(4,540)	1,266	10,223	4,735	2,513
Interest (income) expense	(41,240)	(8)	(79,129)	(595)	(90,595)

Net (loss) for the period	$(813,270)	$(473,223)	$(1,631,188)	$(1,164,480)	$(5,272,533)

Basic and diluted loss per share	$(0.03)	$(0.03)	$(0.06)	$(0.08)	—

Basic and diluted weighted average number of common shares outstanding	$27,722,370	$14,401,109	$26,940,586	$14,388,691	—

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Stated in U.S. dollars)
(Unaudited)

				Deficit
				Accumulated
	Common Stock		Additional	during the
			Paid-in	Exploration
	Shares #	Amount	Capital	Stage	Total

Balance, April 24, 2003	—	$—	$—	$—	$—
Shares issued:
For private placements	14,376,000	14,376	2,404,824	—	2,419,200
Compensation component of shares issued	—	—	76,000	—	76,000
Net loss for the period	—	—	—	(1,115,925)	(1,115,925)

Balance, March 31, 2004	14,376,000	14,376	2,480,824	(1,115,925)	1,379,275
Shares issued:
For private placements	7,315,962	7,316	4,598,059	—	4,605,375
Share issue costs	—	—	(156,015)	—	(156,015)
Compensation component of shares issued	—	—	150,000	—	150,000
Fair value of agent’s warrants issued [note 6[b]]	—	—	45,100	—	45,100
Fair value of options granted to a consultant [note 6[c]]	—	—	34,300	—	34,300
Net loss for the year	—	—	—	(2,525,420)	(2,525,420)

Balance, March 31, 2005	21,691,962	$21,692	$7,152,268	$(3,641,345)	$3,532,615
Shares issued:
For private placements	6,030,408	6,030	3,913,735	—	3,919,765
Share issue costs	—	—	(95,388)	—	(95,388)
Fair value of agent’s warrants issued [note 6[b]]	—	—	35,100	—	35,100
Net loss for the period	—	—	—	(1,631,188)	(1,631,188)

Balance, September 30, 2005	27,722,370	$27,722	$11,005,715	$(5,272,533)	$5,760,904

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. dollars)
(Unaudited)

					Period from
	Three Months Ended		Six Months Ended		April 24, 2003
					(inception) to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004	2005

OPERATING ACTIVITIES
Net loss for the period	$(813,270)	$(473,223)	$(1,631,188)	$(1,164,480)	$(5,272,533)
Items not involving cash:
Depreciation	2,409	1,337	4,144	2,420	13,288
Shares issued for consulting fee	—	—	—	—	78,375
Compensation component of shares issued	—	—	—	—	226,000
Fair value of options granted to a consultant	—	—	—	—	34,300
Changes in non-cash working capital items:
Amounts receivable	(17,222)	(1,092)	(11,795)	(326)	(20,530)
Accounts payable and accrued liabilities	512,026	85,334	456,204	168,453	909,397
Prepaid expenses	(732,177)	(6,049)	(732,958)	(7,557)	(760,573)

Cash used in operating activities	(1,048,234)	(393,693)	(1,915,593)	(1,001,490)	(4,792,276)

INVESTING ACTIVITIES
Reclamation deposit	—	—	—	(31,400)	(31,400)
Purchase of equipment	(37,837)	(5,067)	(40,453)	(9,742)	(72,533)
Mineral property expenditures	(349,865)	(203,335)	(599,865)	(260,416)	(1,375,191)

Cash used in investing activities	(387,702)	(208,402)	(640,318)	(301,558)	(1,479,124)

FINANCING ACTIVITIES
Cash received for shares	—	178,950	3,919,765	479,950	10,476,840
Share issue costs	—	—	(60,288)	—	(171,203)
Subscription receivables collected	—	37,500	54,360	159,125	389,125

Cash provided by financing activities	—	216,450	3,913,837	639,075	10,694,762

Increase (decrease) in cash during the period	(1,435,936)	(385,645)	1,357,926	(663,973)	4,423,362
Cash, beginning of period	5,859,298	697,223	3,065,436	975,551	—

Cash, end of period	$4,423,362	$311,578	$4,423,362	$311,578	$4,423,362

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. dollars)
(Unaudited)

1.	NATURE OF OPERATIONS AND CONTINUANCE OF OPERATIONS
      Gryphon Gold Corporation and its subsidiary, Borealis Mining Company (collectively, “the Company”), were incorporated in the State of Nevada in 2003. The Company is an exploration stage company in the process of exploring its mineral properties, and has not yet determined whether these properties contain reserves that are economically recoverable.
      The recoverability of amounts shown for mineral property interests in the Company’s consolidated balance sheets are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the development of its properties, the receipt of necessary permitting and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable.

2.	BASIS OF PRESENTATION
      These interim unaudited consolidated financial statements have been prepared by the Company in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial statements, applied on a consistent basis. These interim financial statements follow the same significant accounting policies and methods of application as those disclosed in Note 2 to the Company’s audited consolidated financial statements as at and for the year ended March 31, 2005 (the “Annual Financial Statements”). Accordingly, they do not include all disclosures required for annual financial statements. These interim unaudited consolidated financial statements and notes thereon should be read in conjunction with the Annual Financial Statements.
      The preparation of these interim unaudited consolidated financial statements and the accompanying notes requires management to make estimates and assumptions that affect the amounts reported. In the opinion of management, these interim unaudited consolidated financial statements reflect all adjustments (which include only normal, recurring adjustments) necessary to state fairly the results for the periods presented. Actual results could vary from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

3.	EQUIPMENT

	September 30, 2005

		Accumulated	Net Book
	Cost	Depreciation	Value

Office equipment	$72,533	$13,288	$59,245

	March 31, 2005

		Accumulated	Net Book
	Cost	Depreciation	Value

Office equipment	$32,080	$9,144	$22,936

4.	MINERAL PROPERTY
      The Company initially entered into a property option agreement dated July 21, 2003 to acquire up to a 70% interest in the Borealis property in Nevada, USA from Golden Phoenix Minerals, Inc. (“GPXM”) for cash consideration of $125,000 and the obligation to make qualifying expenditures over several years. On January 28, 2005, the Company purchased outright the rights to a full 100% interest in the property for $1,400,000. A cash payment of $400,000 was made on closing with four quarterly payments of $250,000 to be

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
(Unaudited)
made over the following 12 months. The Company pledged 15% of the shares of its subsidiary, Borealis Mining Company, as security to GPXM against non-payment of the outstanding obligation.
      At September 30, 2005, $500,000 remained payable to GPXM and 7.5% of Borealis Mining Company shares were pledged.

2005

Acquisition costs, March 31, 2005	$1,775,326
Current expenditures	99,865

Acquisition costs, September 30, 2005	$1,875,191

5.	EXPLORATION

					Period from
	Three Months Ended		Six Months Ended		April 24, 2003
					(inception) to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004	2005

NEVADA, USA
Borealis property
Exploration:
Property maintenance	$127,118	$1,799	$193,921	$267,959	$773,397
Project management	8,224	26,293	13,247	102,329	371,416
Drilling	221,866	3,332	382,228	125,546	506,722
Engineering	68,015	58,865	68,015	115,872	210,790
Geological	76,585	—	184,469	6,721	367,486
Metallurgy	1,440	20,738	1,440	20,948	36,051
Maps, reports and reproductions	—	—	—	710	28,863

Total exploration	$503,248	$111,027	$843,320	$640,085	$2,294,725

6.	CAPITAL STOCK

a]	Authorized share capital consists of 150,000,000 common shares with a par value of $0.001 per share and 15,000,000 preferred shares with a par value of $0.001 per share.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
(Unaudited)

b]	Warrants
      The following table contains information with respect to all warrants:

		Fair Value of
	Number of	Warrants on
	Warrants #	issuance

Warrants outstanding, March 31, 2005	3,548,989	$45,100
Issued for:
private placements	3,015,204	—
agent’s compensation	130,000	35,100
Exercised	—	—

Warrants outstanding, September 30, 2005	6,694,193	$80,200

      The following table summarizes information about warrants outstanding as at September 30, 2005:

Warrants Outstanding and Exercisable

	Average Remaining Life	Weighted Average
Shares #	Years #	Price

6,423,185	1.5	$0.90
271,008	1.9	0.65

6,694,193	1.5	$0.89

      The fair value of agent’s warrants on issuance has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk-free interest rate of 3.02% and 3.24%; expected life of 3 and 2 years depending on their terms; an expected volatility of 72.3% (based on the average volatility of companies in the industry); and no expectation for the payment of dividends.

c]	Stock options:
      On March 29, 2005, the Board of Directors adopted the 2004 Stock Incentive Plan (“the Plan”) and on May 13, 2005 the Plan was approved by the shareholders. Under the Plan total of 3,000,000 stock options may be granted over a 10 year period, with vesting provisions determined by the Board. On the date of adoption 2,000,000 options were granted to directors, officers and a consultant, which vested immediately and are exercisable for 5 years at a price of $0.75 per share
      The consultant received 100,000 options which resulted in compensation expense of $34,300 being recorded as consulting fees during the year ended March 31, 2005.
      In August 2005, two newly appointed directors were granted 300,000 options which vest over the following 18 months and are exercisable for 5 years at a price of $0.75 per share. In September 2005, a newly appointed officer was granted 100,000 options which vest over the following 24 months and are exercisable for 5 years at a price equal to the initial offering price of units under the offering described in note 10(a). (See also note 10(b)).

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
(Unaudited)
      The following table summarizes information about stock options outstanding as at September 30, 2005:

Options Outstanding and Exercisable

	Average Remaining Life	Weighted Average
Shares #	Years #	Price

2,300,000	4.5	$0.75
100,000	5.0	*

*	Exercise price will be equal to the initial public offering price of units under the offering described in note 10(a).
     The impact on the Company’s net loss and net loss per share had the Company recognized stock-based compensation using the fair value method for options issued to employees and directors would have been as follows:

					Period from
	Three Months Ended		Six Months Ended		April 24, 2003
					(inception) to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004	2005

Net loss for the period	$(813,270)	$(473,223)	$(1,631,188)	$(1,164,480)	$(5,272,533)
Additional compensation expense	(43,000)	—	(43,000)	—	(694,700)

Pro forma net loss for the period	$(856,270)	$(473,223)	$(1,674,188)	$(1,164,480)	$(5,967,233)

Pro forma basic and diluted loss per share	$(0.03)	$(0.03)	$(0.06)	$(0.08)	$—
      The pro forma compensation expense reflected above has been estimated using the Black-Scholes option pricing model. The assumptions used in the pricing model include:

	2006	2005

Dividend yield	0%	0%
Expected volatility	70.3% & 68.3%	73.3%
Risk free interest rate	3.38% & 3.45%	3.24%
Expected lives	4 years	4 years
      Options pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s equity instruments.

7.	RECLAMATION DEPOSIT
      The Company has purchased a performance bond for $31,400 from an insurance company in support of its potential future obligations under a Plan of Operation for exploration filed with the U.S. Forest Service. At September 30, 2005, the Company had estimated a reclamation liability of $10,000 related to drilling activity. The Company continues to hold the bond in support of current and future obligations under the Plan of Operation for exploration filed with the U.S. Forest Service.

Gryphon Gold Corporation
(an exploration stage company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Stated in U.S. dollars)
(Unaudited)

8.	PREPAID EXPENSES
      On August 17, 2005 the Company filed a registration statement and prospectus with the United States Securities and Exchange Commission (subsequently amended on October 26, 2005) and a preliminary prospectus with all provincial securities regulatory authorities in Canada (subsequently amended on October 5, 2005) to qualify the distribution, by initial public offering, of units consisting of one share of common stock and one half of one Class A Warrant to purchase one share of common stock. During the quarter ended September 30, 2005, all costs directly related to this proposed initial public offering totalling $746,000 (principally legal and professional fees, filing fees and printing costs) have been deferred and recorded as prepaid expenses. If the initial public offering is completed these costs will be reclassified into Stockholders’ equity as share issue expense, otherwise the costs will be expensed [see note 10(a)].

9.	COMMITMENTS

[a]	A portion of the Borealis Property is subject to a mining lease. The Company is required to make monthly lease payments of $8,614, adjusted annually based on the Consumer Price Index, for the duration of the lease term. In addition, production of precious metals from the Borealis Property will be subject to the payment of a royalty under the terms of the mining lease. The mining lease expires in 2009, but may be renewed by the Company annually thereafter, so long as mining activity continues on the Borealis Property. The Company has the option to terminate the mining lease at any time prior to expiry in 2009.

[b]	The Company rents office space in Lakewood, CO and Vancouver, BC for 5 and 3 year terms, respectively. The following are the related commitments in the next 5 years:

$

2006 (remaining)	34,600
2007	69,400
2008	70,100
2009	48,500
2010	38,000

10.	SUBSEQUENT EVENTS

a]	On or about November 30, 2005, an amended registration statement and prospectus was filed with the United States Securities and Exchange Commission and a second amended and restated preliminary prospectus was filed with securities regulatory authorities in Canada in respect of an initial public offering by the Company of 6,000,000 units at a price of Cdn$0.85 per unit. Each unit consists of one share of common stock and one Class A Warrant. Estimated net proceeds to the Company, after deducting underwriters’ commissions and expenses of the offering and excluding the underwriters overallotment option, are $2.8 million.

b]	On November 7, 2005, the Company made three grants of stock options together totalling options to acquire 115,000 shares. These options vest over 18 to 24 months and are exercisable for 5 years at a price equal to the initial offering price of units under the offering described in note 10(a).

GRYPHON GOLD CORPORATION
6,000,000 UNITS
          Each unit will be offered at a price of Cdn$0.85 per unit and will consist of one (1) share of our common stock and one (1) Class A Warrant, each exercisable to acquire one share of common stock at a price of Cdn$1.15 until 5:00 p.m. (New York time) on                     .

PROSPECTUS
                     , 2005
      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the representative. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
      Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses, other than the agent’s discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Toronto Stock Exchange listing fees.

Amount to
be Paid

SEC registration fee	$3,502
NASD filing fee	3,476
TSX listing fee	43,700
Legal fees and expenses	790,000
Accounting fees and expenses	88,000
Printing expenses	140,000
Transfer agent and registrar fees	15,000
Miscellaneous	116,322

Total	$1,200,000

Item 24.	Indemnification of Directors and Officers.
      The Company’s Bylaws and Articles of Incorporation (the “Certificate of Incorporation”) provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25.	Recent Sales of Unregistered Securities.
      Since our inception we have offered and sold the following securities in unregistered transactions pursuant to exemptions under the Securities Act of 1933, as amended.

On or about May 15, 2003, we issued 3,000,000 shares of common stock to our founding shareholders at $0.10 per share. We offered and sold shares outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act and in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On or about June 15, 2003, we issued 1,885,000 shares of common stock at $0.15 per share to our directors. We offered and sold shares outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act and in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On or about August 15, 2003, we issued 1,902,500 shares of common stock at $0.20 per share and 537,500 shares of common stock at $0.225 per share payable by installment promissory notes. We offered and sold shares outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act and in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On or about September 16, 2003, we issued 270,000 shares of common stock at $0.15 per share to a director, 1,400,000 shares of out common stock at $0.20 per share, and an additional 100,000 shares of our common stock at $0.225 per share payable by installment promissory notes. We offered and sold shares outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act and in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On or about December 17, 2003, we issued 95,000 shares of common stock at $0.15 per share to a director, 3,663,500 shares of common stock at $.20 per share and 122,500 shares of common stock at $0.225 per share payable by installment promissory notes. We offered and sold shares outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act and in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On or about March 8, 2004, we issued 1,250,000 shares of common stock at $0.15 per share to our directors and 150,000 shares of common stock at $0.20 per share. We offered and sold shares outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act and in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On September 7, 2004, we reserved for issuance and later sold 500,000 shares of common stock to Tom Sitar, our chief financial officer at $0.35 per share under the terms of his employment agreement. The shares were issued in a private transaction not involving a public offering pursuant to exemptions available under Section 4(2) of the Securities Act.

On September 28, 2004, we sold 778,500 shares of common stock at $0.65 per share and subsequently issued 389,250 share purchase warrants to each purchaser exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the date of issuance or twelve months after our shares of common stock are listed for trading on a recognized exchange. We offered and sold units outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act. We offered and sold units solely to accredited investors in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On January 26, 2005, we sold 1,410,077 units at $0.65 per unit. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the date of issuance or twelve months after our shares of common stock are listed for trading on a recognized exchange. We offered and sold units outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act. We offered and sold units solely to accredited investors in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On March 28, 2005, we sold 4,627,385 units at $0.65 per unit. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the date of issuance or twelve months after our shares of common stock are listed for trading on a recognized exchange. We offered and sold units outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act. We offered and sold units to accredited investors in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On or about March 29, 2005, we granted options exercisable to acquire 2,000,000 shares of common stock at $0.75 per share to officers, directors, employees and a consultant in compensatory transactions not involving a public offering pursuant to exemptions available under Rule 701 of the Securities Act.

On April 1, 2005, we sold 1,300,000 units at $0.65 per unit. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the date of issuance or twelve months after our shares of common stock are listed for trading on a recognized exchange. We offered and sold units outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act. We offered and sold units solely to accredited investors in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On April 25, 2005, we sold 4,221,154 units at $0.65 per unit. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the date of issuance or twelve months after our shares of common stock are listed for trading on a recognized exchange. We offered and sold units outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act. We offered and sold units solely to accredited investors in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On June 22, 2005, we sold 509,254 units at $0.65 per unit. Each unit consisted of one share of common stock and one-half of one share purchase warrant, each whole warrant exercisable to acquire one share of common stock at $0.90 per share until the earlier of two years from the date of issuance or twelve months after our shares of common stock are listed for trading on a recognized exchange. We offered and sold units outside the United States to non-U.S. persons in off-shore transactions pursuant to the exemption from registration available under Regulation S of the Securities Act. We offered and sold units solely to accredited investors in the United States in private transactions not involving a public offering pursuant to exemptions available under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

On August 3, 2005, we granted options exercisable to acquire 300,000 shares of common stock at $0.75 per share to two new independent directors in compensatory transactions not involving a public offering pursuant to exemptions available under Rule 701 of the Securities Act.

Item 26.	Exhibits and Financial Statement Schedules.

(a)	Exhibits
      The following is a list of exhibits filed as part of this Registration Statement:

Exhibit
Number		Description

1.1		Form of Underwriting Agreement

3	.1(1)	Articles of Incorporation of Gryphon Gold Corporation, filed April 24, 2003

3	.2(1)	Certificate of Amendment to Articles of Incorporation of Gryphon Gold Corporation, filed August 9, 2005

3	.3(1)	Bylaws of Gryphon Gold Corporation

3	.4(1)	Articles of Incorporation of Borealis Mining Company, filed June 5, 2003

3	.5(1)	Bylaws of Borealis Mining Company

4	.1(4)	Specimen Common Stock certificate

4	.2(3)	Form of Warrant Indenture

4	.3(4)	Form of Underwriters’ Compensation Options

5.1		Opinion of United States Counsel

5.2		Opinion of Lang Michener LLP

10	.1(1)	Investor Rights Agreement by and among Gryphon Gold Corporation and the Stockholders Party Hereto, dated as of May 1, 2003, as amended

10	.2(1)	Assignment of Borealis Mining Lease, dated January 10, 2005, between Golden Phoenix Mineral Company and Borealis Mining Company

10	.3(1)	Agreement and Consent to Assignment of Borealis Mining Lease, entered into as of January 26, 2005, between Richard J. Cavell, Hardrock Mining Company, John W. Whitney, Golden Phoenix Minerals, Inc., Borealis Mining Company and Gryphon Gold Corporation

10	.4(1)	Escrow Agreement, dated January 10, 2005, between Borealis Mining Company, Gryphon Gold Company and Lawyers Title Agency of Arizona (Regarding Purchase Agreement dated January 10, 2005)

10	.5(1)	Purchase Agreement dated January 10, 2005, as amended, Seller: Golden Phoenix Minerals, Inc., Buyer: Borealis Mining Company and Guarantor: Gryphon Gold Corporation

10	.6(1)	Agreement between Golden Phoenix Minerals, Inc. and Borealis Mining Company (Borealis Property, Mineral County, Nevada), dated July 21, 2003

10	.7(1)	Agency Agreement/ Investment Advisory Retainer, between Gryphon Gold Corporation and Desjardins Securities Inc., signed March 9, 2005

10	.8(1)	Service Agreement between Gryphon Gold Corporation and The Kottmeier Resolution Group Ltd., dated May 17, 2005

10	.9(1)	Office Building Lease dated June 22, 2005, related to Lakewood, Colorado office

10	.10(1)	Executive Compensation Agreement, dated October 1, 2003, between Gryphon Gold Corporation and Allen Gordon dba Evergreen Mineral Ventures LLC

10	.11(1)	Assignment Assumption Agreement between Gryphon Gold Corporation and Allen Gordon

10	.12(1)	Executive Compensation Agreement, dated October 1, 2003, between Gryphon Gold Corporation and Albert Matter

Exhibit
Number		Description

10	.13(1)	Executive Compensation Agreement, dated February 1, 2004, between Gryphon Gold Corporation and Tony Ker

10	.14(1)	Executive Compensation Agreement, dated November 1, 2004, between Gryphon Gold Corporation and Thomas Sitar

10	.15(1)	Executive Compensation Agreement, dated June 1, 2005 between Gryphon Gold Corporation and Donald Ranta

10	.16(1)	Gryphon Gold Corporation 2004 Stock Incentive Plan

10	.17(4)	Form of Escrow Agreement

10	.18(2)	Form of Lock Up Agreement — Shareholders

10	.19(2)	Form of Lock Up Agreement for Executive Officers and Directors

10	.20(2)	Warrant Agreement dated August 10, 2005, between Gryphon Gold Corporation and Computershare Trust Company, Inc. (Golden, Colorado)
14	.1(2)	Code of Business Conduct and Ethics

16	.1(2)	Letter on Change of Certifying Accountant
23.1		Consent of Ernst & Young LLP

23.2		Consent of United States Counsel (included in the opinion filed as Exhibit 5.1.)

23	.3(2)	Consent of Mr. Alan C. Noble, P.E. of Ore Reserves Engineering in Lakewood, CO

23	.4(2)	Consent of Qingping Deng of Behre Dolbear and Company, Inc. in Denver, CO

23	.5(3)	Consent of the Gold Field Mineral Services

23.6		Consent of Lang Michener LLP (included in Exhibit 5.2)

24	.1(1)	Powers of Attorney (included on Signature Page)

(1)	Previously filed on Form SB-2 on August 17, 2005.

(2)	Previously filed on Form SB-2 on October 6, 2005.

(3)	Previously filed on Form SB-2 on October 27, 2005.

(4)	Previously filed on Form SB-2 on November 9, 2005.

(b)	Financial Statement Schedules.
      Omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 27.	Undertakings.
      The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Agents to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:
      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized registration statement to be signed on its behalf by the undersigned, in the city of Vancouver, British Columbia, Canada, on November 30, 2005.

Gryphon Gold Corporation

By:	/s/ Allen S. Gordon

Allen S. Gordon
President and Director
(Chief Executive Officer)
      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Allen S. Gordon Allen S. Gordon	Director, President and Chief Executive Officer (Principal Executive Officer)	November 30, 2005

/s/ Albert J. Matter Albert J. Matter	Executive Chairman and Chairman of the Board	November 30, 2005

* Donald E. Ranta	Director	November 30, 2005

* Christopher E. Herald	Director	November 30, 2005

Richard W. Hughes	Director

* Rohan Hazelton	Director	November 30, 2005

* Donald W. Gentry	Director	November 30, 2005

/s/ Anthony (Tony) D. J. Ker Anthony (Tony) D. J. Ker	Director	November 30, 2005

/s/ Thomas Sitar Thomas Sitar	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2005

* By:	/s/ Allen S. Gordon

Allen S. Gordon Attorney-in-Fact